UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12
AMERUS GROUP CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, no par value, of AmerUs Group Co. (“Company common stock”)

(2)	Aggregate number of securities to which transaction applies:

46,211,721 shares of Company common stock (includes an estimated 4,886,163 shares of Company common stock expected to be issued upon settlement of purchase contracts associated with the Company’s Income PRIDESsm and 3,155,576 shares of Company common stock reserved for issuance upon exercise or payment of outstanding stock options, stock units or other awards).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was calculated by multiplying .000107 by the sum of: (a) the product of 43,056,145 shares of Company common stock and the per share amount of $69.00 in cash per share of Company common stock, (b) the product of 2,806,370 shares of Company common stock underlying options and $33.33 (the difference between $69.00 and $35.67, the weighted average exercise price per share of Company common stock underlying the options), (c) the product of 486,586 stock units, performance units and similar awards and $69.00 and (d) the product of 56,037 outstanding stock appreciation rights and $29.76 (the difference between $69.00 and $39.24, the weighted average of the fair market value of the outstanding stock appreciation rights on their respective dates of grant).
(4)	Proposed maximum aggregate value of transaction:

$3,099,652,384

(5)	Total fee paid:

$331,663

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

AmerUs Group Co.	Thomas C. Godlasky
699 Walnut Street	Chairman, President and
Des Moines, Iowa 50309-3948	Chief Executive Officer

[ • ], 2006

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of the Company to be held on [ • ], 2006, at [ • ], Des Moines local time, at [ • ].

At the special meeting, you will be asked to approve an agreement and plan of merger that the Company entered into on July 12, 2006, providing for the merger of an indirect wholly owned subsidiary of Aviva plc with and into the Company. Aviva is the world’s fifth-largest insurance group and is one of the leading providers of life and pension products in Europe. If the merger is completed, the Company’s shareholders will receive $69.00 in cash for each share of Company common stock they own, and the Company will become 100% owned by Aviva. The $69.00 per share being paid in the merger represents a premium of approximately 20% over the average closing price of the Company’s shares for the 30-day trading period prior to the announcement of the merger.

The Company cannot complete the merger unless the conditions to closing are satisfied, including obtaining the approval of the Company’s common shareholders and the receipt of specified government and regulatory approvals. The Company currently expects that these government and regulatory approvals will be obtained and that the closing of the merger will occur before December 31, 2006.

The Company’s board of directors has determined that the merger agreement and the merger are fair to and in the best interests of the Company and its shareholders, and has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement. The Company’s board of directors unanimously recommends that the Company’s common shareholders vote “FOR” the proposal to approve the merger agreement.

The attached notice of special meeting and proxy statement explain the proposed merger and provide specific information concerning the special meeting. Please read these materials (including the annexes) carefully.

Your vote is important. Whether or not you plan to attend the special meeting, you should read the proxy statement and follow the instructions on your proxy card to vote by mail, telephone or Internet to ensure that your shares will be represented at the special meeting. If you attend the special meeting and wish to vote in person, you may revoke your proxy and do so.

Sincerely,

Thomas C. Godlasky
Chairman, President and
Chief Executive Officer

This transaction has not been approved or disapproved by the Securities and Exchange Commission, nor has the Securities and Exchange Commission passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is unlawful.

This proxy statement is dated [ • ], 2006, and is first being mailed, along with the attached proxy card, to shareholders of the Company on or about [ • ], 2006.

Please read this first: Did you receive your shares of AmerUs Group stock as a result of demutualization?	-	If you did, please read this special information.

Dear AmerUs Group shareholder:

If any or all of the shares of AmerUs Group Co. common stock you own were received as a result of the demutualization (what demutualization means is on reverse side) of American Mutual Holding Company or Indianapolis Life Insurance Company, please note this special information:

The information contained in this mailing and the proposal described and recommended by AmerUs Groups’ board of directors for your approval do not and will not affect any insurance policy or annuity contract you may own with AmerUs Life Insurance Company or Indianapolis Life Insurance Company.

As always, your policy premiums, benefits, values and guarantees will continue to be governed by the terms of your policy.

What the enclosed mailing is about

As you may be aware, on July 13, 2006, AmerUs Group announced it had signed a definitive agreement to be acquired by Aviva plc, the world’s fifth largest insurance group. Subject to shareholder and regulatory approvals, Aviva will buy AmerUs Group for $69.00 in cash for each share of AmerUs Group stock you own.

What your board of directors recommends

As a shareholder of AmerUs Group, you are being asked to vote on the proposed acquisition. Please read the proxy statement accompanying this letter for more information on the transaction. AmerUs Group’s board of directors unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement. AmerUs Group’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement on the enclosed proxy card.

If you have questions

Any policy or annuity contract you may own with one of AmerUs Group’s companies is not affected by this proposed transaction; if you have questions about your policy or contract, the phone numbers for customer service are provided below for your convenience.

If you have questions about the enclosed proxy material, please call the AmerUs Group Proxy Call Center, Monday through Friday between [ • ] a.m. eastern time and [ • ] p.m. eastern time, toll-free, at [ • ].

Sincerely,

Thomas C. Godlasky
Chairman, President and Chief Executive Officer

To talk with a customer service representative about your policy or contract please call:

American Mutual Holding Company	Indianapolis Life Insurance Company
[ • ]	[ • ]

A review of demutualization

If you received any or all of your shares of AmerUs Group Co. stock as a result of the demutualization of American Mutual Holding Company or Indianapolis Life Insurance Company, key information follows.

Demutualization simply means the company converted from a mutual company to a stock company. When the company converted to a stock company, you received shares of AmerUs Group stock in exchange for membership interests (primarily the right to vote for the company’s directors).

The demutualization — the conversion to a stock company — did not affect the contract rights of your insurance policy or annuity contract from AmerUs Life Insurance Company (including its predecessor companies American Mutual Life Insurance Company, Central Life Assurance Company and Interstate Assurance Company) or Indianapolis Life Insurance Company. Your policy or contract status reflects only changes that the owner(s) of the policy may have made.

The transaction described in this proxy statement also does not affect the contract rights of any insurance policy or annuity contract you may own with any of AmerUs Group’s companies.

If you have any questions about your policy or annuity contract, please contact a customer service representative. The phone numbers for customer service are provided at the bottom on the front side of this letter.

Please read this first:
Did you receive your shares of AmerUs Group stock as a result of demutualization?	-	If you did, please read the special information on the reverse side of this letter.

699 Walnut Street
Des Moines, Iowa 50309-3948

NOTICE OF SPECIAL MEETING
OF SHAREHOLDERS
To Be Held on [ • ], 2006
To the Shareholders:

A special meeting of shareholders of AmerUs Group Co. will be held on [ • ], 2006, at [ • ], Des Moines local time, at [ • ], for the following purposes:

1. to consider and vote on the proposal to approve the Agreement and Plan of Merger, dated as of July 12, 2006, by and among Aviva plc, Libra Acquisition Corporation and AmerUs Group Co.; and

2. to transact any other business as may properly come before the special meeting or at any adjournment or postponement of the special meeting.

The board of directors has fixed the close of business on [ • ], 2006, as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Accordingly, only shareholders of record on that date are entitled to vote at the special meeting or any adjournments thereof.

The Company’s board of directors has determined that the merger agreement and the merger are fair to and in the best interests of the Company and its shareholders, and has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement. The Company’s board of directors unanimously recommends that the Company’s common shareholders vote “FOR” the proposal to approve the merger agreement.

YOUR VOTE IS IMPORTANT

All shareholders are invited to attend the special meeting in person. Whether or not you plan to attend the special meeting, you should read the proxy statement and follow the instructions on your proxy card to vote by mail, telephone or Internet to ensure that your shares will be represented at the special meeting. If you attend the special meeting and wish to vote in person, you may revoke your proxy and do so.

By Order of the Board of Directors,

James A. Smallenberger
Senior Vice President and Secretary

Des Moines, Iowa
[ • ], 2006

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND
THE SPECIAL MEETING

The following are some questions that you may have regarding the proposed merger and the other matters being considered at the special meeting and brief answers to those questions. The Company urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the proposed merger. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement. Unless stated otherwise, all references in this proxy statement to the Company are to AmerUs Group Co., an Iowa corporation, all references to Aviva are to Aviva plc, a public limited company organized under the laws of England and Wales, all references to Merger Sub are to Libra Acquisition Corporation, an Iowa corporation and an indirect wholly owned subsidiary of Aviva, and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of July 12, 2006, by and among the Company, Aviva and Merger Sub, a copy of which is attached as Annex A to this proxy statement.

Q:	What is the proposed transaction?

A:	The Company, Aviva and Merger Sub have entered into a merger agreement pursuant to which Merger Sub will merge with and into the Company with the Company surviving the merger and continuing its existence as an indirect wholly owned subsidiary of Aviva (referred to in this proxy statement as the merger). For a more complete description of the merger, see “The Merger.”

Q:	Why am I receiving these materials?

A:	In order to complete the merger, the Company’s common shareholders must approve the merger agreement. Under the Iowa Business Corporation Act, or IBCA, in order for the merger agreement to be approved, the votes cast favoring the merger agreement must exceed the votes cast opposing the merger agreement at a meeting of the Company’s common shareholders, provided that a quorum is present. A quorum exists if at least a majority of the votes entitled to be cast at the meeting are present in person or by proxy.

This proxy statement contains important information about the proposed merger, the merger agreement and the special meeting, which you should read carefully. The enclosed voting materials allow you to vote your shares without attending the special meeting.

For a more complete description of the special meeting, see “The Special Meeting of Shareholders.”

Your vote is very important. You are encouraged to vote as soon as possible.

Q:	What will the Company’s common shareholders receive in the merger?

A:	If the proposed merger is completed, at the effective time of the merger, the Company’s common shareholders will be entitled to receive $69.00 in cash, which is referred to as the per share amount, for each share of Company common stock they own.

For a more complete description of what the Company’s common shareholders will receive in the merger, see “The Merger Agreement — Merger Consideration.”

Q:	What will happen to the Company’s Series A Preferred Stock in the merger?

A:	On August 10, 2006, the Company sent a notice of redemption to the holders of all of its issued and outstanding shares of Series A Preferred Stock. The Company currently anticipates that all of its Series A Preferred Stock will be redeemed prior to completion of the merger. If such redemption does not occur, however, each share of the Company’s Series A Preferred Stock that is outstanding immediately prior to completion of the merger will remain outstanding after completion of the merger as a share of the preferred stock of the surviving corporation, until redeemed, purchased or otherwise acquired by the surviving corporation. Regardless of whether the redemption is completed prior to the special meeting, holders of the Company’s Series A Preferred Stock will not be entitled to vote at the special meeting.

Q:	What will happen in the proposed merger to options to purchase Company common stock and other stock-based awards?

A:	If the proposed merger is completed, at the effective time of the merger, each outstanding option to purchase Company common stock will be canceled and converted into the right to receive an amount of cash per share subject to the option equal to the excess, if any, of $69.00 over the exercise price of the option, less any required withholding taxes.

Each stock unit, performance unit or similar award will be converted into the right to receive $69.00 in cash per unit or award held, with unvested performance units vesting at target levels. Each stock appreciation right, or SAR, will be converted into the right to receive an amount of cash per SAR equal to the excess of $69.00 over the fair market value of a share of Company common stock on the date of the grant, less any required withholding taxes.

The cash into which the shares of Company common stock and the outstanding stock options, stock units, performance awards, SARs and similar awards is to be converted is collectively referred to as the merger consideration, less any required withholding taxes.

Q:	Will the merger be taxable to me?

A:	Yes. The receipt of cash by a holder of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder in the merger and the shareholder’s adjusted tax basis in the shares of Company common stock converted into cash in the merger.

If the shares of Company common stock are held by a shareholder as capital assets, gain or loss recognized by such shareholder will be capital gain or loss, which will be long-term capital gain or loss if the shareholder’s holding period for the shares of Company common stock exceeds one year. Capital gains recognized by an individual upon a disposition of a share of Company common stock that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. In addition, there are limits on the deductibility of capital losses.

Because individual circumstances may differ, you should consult your own tax advisor to determine the particular tax effects to you of the completion of the merger. See “The Merger — Material U.S. Federal Income Tax Consequences.”

Q:	After the merger is completed, how will I receive the cash for my shares?

A.	As soon as reasonably practicable after the merger is completed, you will receive written instructions from the exchange agent to be appointed by Aviva on how to exchange your Company common stock certificates for the per share amount of $69.00 in cash. You will receive cash for your shares from the exchange agent after you comply with these instructions.

If you hold your shares in book-entry form — that is, without a stock certificate — the exchange agent will automatically send you the per share amount of $69.00 in cash in exchange for the cancellation of your shares of Company common stock after completion of the merger, provided that you comply with applicable tax certification requirements.

If your shares of Company common stock are held in “street name” by your broker, you will receive instructions from your broker as to how to surrender your “street name” shares and receive cash for those shares.

Q:	Should the Company’s common shareholders send in their Company common stock certificates now?

A:	No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your Company common stock certificates for the per share amount of $69.00 in cash. Please do not send in your Company common stock certificates with your proxy card.

Q:	What conditions are required to be fulfilled to complete the merger?

A:	The Company and Aviva are not required to complete the merger unless specified conditions are satisfied or waived. These conditions include approval of the merger agreement by the Company’s common shareholders and the receipt of required government and regulatory approvals. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement — Conditions to Completion of the Merger.”

Q:	What vote is required to approve the merger agreement?

A:	Under the IBCA, in order for the merger agreement to be approved, the votes cast favoring the merger agreement must exceed the votes cast opposing the merger agreement at a meeting of the Company’s common shareholders, provided that a quorum is present. A quorum exists if at least a majority of the votes entitled to be cast at the meeting are present in person or by proxy. As of the close of business on [ • ], 2006, the record date for voting shares at the meeting, there were [ • ] shares of Company common stock issued and outstanding.

Q:	What government and regulatory approvals are required?

A:	State insurance laws generally require that, prior to the acquisition of an insurance company, the acquiring party must obtain approval from the insurance commissioner of the insurance company’s state of domicile. Accordingly, Aviva is in the process of making the necessary applications with the insurance commissioners of Iowa, Indiana, Kansas and New York, the states of domicile of the Company’s U.S. insurance company subsidiaries.

In addition, filings will be required to be made under the insurance laws of Arizona, Hawaii, Kentucky, Minnesota, Oklahoma and South Dakota, which require the filing of a pre-acquisition notification and the expiration or termination of a waiting period prior to the completion of the merger. Aviva is in the process of preparing these notice filings.

The merger is also subject to U.S. antitrust laws. Aviva and the Company have separately filed the required notifications under the HSR Act, with both the Antitrust Division of the Department of Justice and the Federal Trade Commission, which are referred to as the Antitrust Division and the FTC, respectively. The Antitrust Division or the FTC, as well as any state attorney general or private person, may challenge the merger at any time before or after its completion.

For more information on the government and regulatory approvals required for completion of the merger, see “The Merger — Regulatory Matters.”

Q:	When do the Company and Aviva expect the merger to be completed?

A:	The Company and Aviva are working to complete the merger as expeditiously as practicable. They currently expect the merger to be completed before December 31, 2006. However, they cannot predict the exact timing of the completion of the merger because it is subject to governmental and regulatory approvals and other conditions. See “The Merger Agreement — Conditions to Completion of the Merger.”

Q:	Are the Company’s common shareholders entitled to appraisal rights?

A:	No. Under the IBCA, holders of Company common stock are not entitled to dissenters’ appraisal rights in connection with the merger, and neither the Company nor Aviva will independently provide holders of Company common stock with any such rights.

Q:	When and where will the special meeting be held?

A:	The special meeting will be held on [ • ], 2006, at [ • ], Des Moines local time, at [ • ].

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of Company common stock as of the close of business on [ • ], 2006, are entitled to vote the shares of Company common stock that they held at that time at the special meeting, or at any adjournment, postponement or continuation of the special meeting.

On the record date, [ • ] shares of Company common stock were issued and outstanding and held by approximately [ • ] holders of record.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without instructions, your shares will not be voted.

Q:	What happens if I sell my shares of Company common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Company common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the per share amount of $69.00 in cash to the person to whom you transfer your shares, so long as such person owns the shares of Company common stock when the merger is completed.

Q:	How will I know the merger has occurred?

A:	If the merger occurs, the Company and/or Aviva will promptly make a public announcement of this fact.

Q:	What should the Company’s common shareholders do now in order to vote on the merger agreement being considered at the special meeting?

A:	If you are a holder of Company common stock, you may submit your vote for or against the merger agreement being considered at the special meeting in person or by proxy. You may vote by proxy in any of the following ways:

• Internet. You may vote by proxy over the Internet by going to the website listed on your proxy card. Once at the website, follow the instructions to vote your proxy.

• Telephone. You may vote by proxy using the toll-free number listed on your proxy card. Voice prompts will help you and confirm that your voting instructions have been followed.

• Mail. You may vote by proxy by marking, signing, dating and returning your proxy card in the pre-addressed postage-paid envelope provided.

Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you.

All shares entitled to vote and represented by properly completed proxies received prior to the special meeting, and not revoked, will be voted at the special meeting as instructed on the proxies. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Company’s board of directors recommends and therefore “FOR” the approval of the merger agreement.

Q:	May I vote in person?

A:	Yes. If your shares of Company common stock are not held in “street name” by a broker, bank or other nominee, you may attend the special meeting of the Company’s common shareholders, and vote your shares in person, rather than by marking, signing, dating and returning your proxy card or submitting your proxy by telephone or the Internet. If you wish to vote in person and your shares are held by a broker, bank or other nominee, you need to obtain a proxy from the broker, bank or other nominee authorizing you to vote your shares held in the broker’s, bank’s or other nominee’s name.

Q:	Can I change my vote after I have delivered my proxy?

A	Yes. You may revoke your proxy at any time before it is exercised by timely delivering a properly executed, later-dated proxy (including over the Internet or telephone) or by voting by ballot at the special meeting. Simply attending the special meeting without voting will not revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials for the special meeting?

A:	You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please mark, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement, the enclosed proxy card, voting instructions or the election form, you should contact Georgeson Inc., which is referred to as Georgeson, at the address or telephone number below:

17 State Street — 10th Floor
New York, New York 10004
Banks and Brokers Call 212-440-9800
All others call Toll-Free 1-866-821-2570

699 Walnut Street
Des Moines, Iowa 50309-3948

SUMMARY TERM SHEET

This summary term sheet highlights material information contained in this proxy statement, but does not contain all of the information in this proxy statement that is important to your voting decision. To understand the merger agreement fully and for a more complete description of the terms of the merger, you should carefully read this entire proxy statement, including the attached annexes. In addition, the Company encourages you to read the information incorporated by reference into this proxy statement, which includes important business and financial information about the Company that has been filed with the Securities and Exchange Commission, which is referred to as the SEC. See “Where You Can Find More Information.”

Page references are included in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. The merger agreement is attached as Annex A to this proxy statement. You are encouraged to read the merger agreement, because it is the legal document that contains the terms and conditions of the merger.

The Companies (page 13)

AmerUs Group Co.

699 Walnut Street
Des Moines, Iowa 50309-3948
Tel: 515-362-3600

AmerUs is an Iowa corporation located in Des Moines, Iowa, engaged through its subsidiaries in the business of marketing, underwriting and distributing individual life insurance and annuity products in 50 states, the District of Columbia and the U.S. Virgin Islands. Its major operating subsidiaries include AmerUs Life Insurance Company, American Investors Life Insurance Company, Inc., Indianapolis Life Insurance Company and Bankers Life Insurance Company of New York.

Aviva plc

St Helen’s
1 Undershaft
London EC3P 3DQ
United Kingdom
Tel: +44 0 207 283 2000

Aviva plc, a public limited company organized under the laws of England and Wales, is the world’s fifth-largest insurance group and the United Kingdom’s largest insurance services provider (based on gross worldwide premiums at December 31, 2005), and is one of the leading providers of life and pension products in Europe, with substantial positions in other markets around the world. Aviva’s principal business activities are life insurance and long-term savings, investment management and property and casualty insurance.

Libra Acquisition Corporation

c/o Aviva USA Corporation
108 Myrtle Street
North Quincy, Massachusetts 02171-1753
Tel: 617-405-6245

Libra Acquisition Corporation, an Iowa corporation, is an indirect wholly owned subsidiary of Aviva formed for the sole purpose of effecting the merger. Libra Acquisition Corporation has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement.

Special Meeting of the Company’s Shareholders (page 10)

Date, Time and Place.  A special meeting of shareholders of the Company will be held on [ • ], 2006, at [ • ], Des Moines local time, at [ • ], for the following purposes:

•	to consider and vote on the proposal to approve the merger agreement; and

•	to transact any other business as may properly come before the special meeting or at any adjournment or postponement of the special meeting.

Record Date and Shares Entitled to Vote.  Only holders of record of shares of Company common stock at the close of business on [ • ], 2006, the record date, are entitled to vote at the special meeting. Each record holder will have one vote at the special meeting for each share of Company common stock as of the close of business on the record date. On the record date, [ • ] shares of Company common stock were issued and outstanding and held by approximately [ • ] holders of record.

Required Vote.  Under the IBCA, in order for the merger agreement to be approved, the votes cast favoring the merger agreement must exceed the votes cast opposing the merger agreement at a meeting of the Company’s common shareholders, provided that a quorum is present. A quorum exists if at least a majority of the votes entitled to be cast at the meeting are present in person or by proxy. While abstentions will be treated as present at the meeting for purposes of determining the presence of a quorum, they will not be counted as votes cast on the proposal to approve the merger agreement, and a decision by a shareholder to abstain will have no effect in determining whether the merger agreement is approved. The failure of a shareholder to vote or abstain could have a negative effect on the ability of the Company to obtain a quorum at the meeting in accordance with the IBCA, but assuming that the required quorum is present at the meeting, such failure will have no effect in determining whether the merger agreement is approved.

Brokers, banks or other nominees who hold shares of Company common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares, which are referred to as “broker non-votes,” will be treated as present at the meeting for purposes of determining the presence of a quorum but will have no effect in determining whether the merger agreement is approved. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to approve the merger agreement.

Voting by the Company’s Directors and Executive Officers.  At the close of business on [ • ], 2006, the record date for the special meeting, the directors and executive officers of the Company and their affiliates beneficially owned and were entitled to vote [ • ] outstanding shares of Company common stock, or approximately [ • ]% of the shares of Company common stock outstanding on that date. To the Company’s knowledge, these directors and executive officers intend to vote their shares in favor of the proposal to approve the merger agreement.

Purposes and Effects of the Merger (page 18)

The principal purposes of the merger are to enable Aviva to acquire all of the outstanding shares of Company common stock and to provide the Company’s common shareholders with the opportunity to receive a cash payment for their shares at a premium over the market prices at which Company common stock traded before the public announcement of the merger agreement. If the merger is completed, each share of Company common stock will be converted into the right to receive $69.00 in cash.

Following completion of the merger, the Company will become an indirect wholly owned subsidiary of Aviva and Company common stock will be delisted from the New York Stock Exchange, or NYSE, will no longer be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

On August 10, 2006, the Company sent a notice of redemption to the holders of all of its issued and outstanding shares of Series A Preferred Stock. The Company currently anticipates that all of its Series A Preferred Stock will be redeemed prior to completion of the merger. If such redemption does not occur, however, each share of the Company’s Series A Preferred Stock that is outstanding immediately prior to completion of the merger will remain outstanding after completion of the merger as a share of the preferred stock of the surviving corporation, until redeemed, purchased or otherwise acquired by the surviving corporation.

Effects of the Merger Not Being Completed (page 19)

If the merger is not completed for any reason, the Company’s common shareholders and holders of stock options and other awards will not receive the merger consideration. Instead, the Company will remain a public company and shares of Company common stock will continue to be listed on the NYSE. If the merger is not completed, the Company expects to continue to conduct its business in a manner similar to the manner in which it is presently conducted. In such event, the value of shares of Company common stock would continue to be subject to current risks and opportunities, including the various factors described in the Company’s past filings with the SEC, such as the condition of the insurance industry and prevailing economic and market conditions.

If the merger is not completed, Company common stock may trade at pre-announcement levels or below due to adverse market reaction. If the merger is not completed, there can be no assurance that any other transaction similar to the merger would be available to the Company. Even if such a transaction were available, there can be no assurance that such transaction would be acceptable to the Company’s board of directors and would offer the Company’s common shareholders the opportunity to receive a cash payment for their shares of Company common stock at a premium over the market prices at which Company common stock traded before the public announcement of any such transaction.

What You Will Receive in the Merger (page 18)

If the merger is completed, each outstanding share of Company common stock will be converted into the right to receive $69.00 in cash. You will receive the per share amount of $69.00 in cash in respect of your shares of Company common stock after you remit your stock certificate(s) evidencing your shares of Company common stock in accordance with the instructions contained in a letter of transmittal to be sent to you as soon as reasonably practicable after completion of the merger, together with a properly completed and signed letter of transmittal and any other documentation required to be completed pursuant to the written instructions.

If you hold your shares in book-entry form — that is, without a stock certificate — the exchange agent will automatically send you the per share amount of $69.00 in cash in exchange for the cancellation of your shares of Company common stock after completion of the merger, provided that you comply with applicable tax certification requirements.

If your shares of Company common stock are held in “street name” by your broker, you will receive instructions from your broker as to how to surrender your “street name” shares and receive cash for those shares.

Company Stock Options and Other Awards (page 18)

Each outstanding option to purchase shares of Company common stock, whether vested or unvested, will be converted into the right to receive an amount in cash per share subject to the option equal to the excess, if any, of the per share amount of $69.00 in cash over the exercise price of such option, less any required withholding taxes.

Each outstanding stock unit, performance unit or similar award, whether vested or unvested, will be converted into the right to receive an amount of cash per unit or award equal to the per share amount of $69.00 in cash, less any required withholding taxes.

Each outstanding SAR, whether vested or unvested, will be converted into the right to receive an amount of cash per stock unit to which the SAR relates equal to the product of (1) the total number of unexercised stock units to which the SAR relates multiplied by (2) the excess of the per share amount of $69.00 in cash over the fair market value of a share of Company common stock on the SAR’s date of grant, less any required withholding taxes.

Recommendation of the Company’s Board of Directors (page 19)

The Company’s board of directors has determined that the merger agreement and the merger are fair to and in the best interests of the Company and its shareholders, and has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement. The Company’s board of directors unanimously recommends that the Company’s common shareholders vote “FOR” the proposal to approve the merger agreement.

Opinion of Financial Advisor (page 22)

Goldman, Sachs & Co., or Goldman Sachs, acted as the Company’s financial advisor in connection with the merger. On July 12, 2006, Goldman Sachs delivered its oral opinion to the board of directors, which was subsequently confirmed by delivery of a written opinion, dated as of July 12, 2006, that, as of that date and based upon and subject to the factors and assumptions set forth in the written opinion, the $69.00 per share in cash to be received by the holders of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated as of July 12, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Company common stock should vote with respect to the merger.

Merger Agreement (page 40)

A copy of the merger agreement is attached to this proxy statement as Annex A and a summary of the merger agreement is provided beginning on page 40 of this proxy statement. You are encouraged to carefully read the merger agreement as it is the legal document that contains the terms and conditions of the merger.

Non-Solicitation (page 46)

The merger agreement contains restrictions on the Company’s ability to solicit or engage in discussions or negotiations with a third party regarding a takeover proposal as described in “The Merger Agreement — Covenants and Agreements.” Notwithstanding these restrictions, under certain limited circumstances, the Company may respond to and negotiate an unsolicited acquisition proposal or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal, subject to paying Aviva a termination fee of $90,000,000 and reimbursing up to $12,500,000 of Aviva’s out-of-pocket merger-related expenses.

Conditions to Completion of the Merger (page 49)

The respective obligations of each of the parties to complete the merger are subject to the satisfaction or waiver of a number of conditions, including the following:

•	approval of the merger agreement by the Company’s common shareholders;

•	expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act; and

•	the absence of any injunction, order, statute, rule, regulation or order that makes the completion of the merger illegal.

The obligation of Aviva and Merger Sub to complete the merger is also subject to the satisfaction or waiver of a number of conditions, including the following:

•	the Company’s representation that there has been no material adverse effect on the Company since December 31, 2005 shall be true and correct, and its representation as to its due organization shall be true and correct in all material respects (in each case both when made and at and as of the closing date of the merger);

•	the Company’s representations and warranties in the merger agreement relating to its capital structure will be true and correct in all material respects as of the date specified in such representation;

•	all of the Company’s other representations and warranties, disregarding all qualifications and exceptions therein relating to materiality, shall be true and correct (both when made and at and as of the closing date of the merger, provided that representations and warranties that speak as of a specified date will be determined as of that date), except where the failure to be so true and correct does not have and would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on the Company;

•	the Company shall have performed in all material respects all of its obligations required to be performed under the merger agreement, at or prior to the closing date of the merger; and

•	all required governmental authorizations, consents, orders, approvals, declarations or filings that the Company must obtain will have been filed, occurred or been obtained and will be in full force and effect, other than those the absence or invalidity of which could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on either the Company or on the benefits, taken as a whole, that Aviva reasonably expected to derive from the transactions contemplated by the merger agreement.

The Company’s obligation to complete the merger is also subject to the satisfaction or waiver of a number of conditions, including the following:

•	Aviva’s representation that it will have sufficient cash to pay the merger consideration shall be true and correct (both when made and at and as of the closing date of the merger);

•	all of Aviva’s other representations and warranties, disregarding all qualifications and exceptions therein relating to materiality, shall be true and correct (both when made and at and as of the closing date of the merger, provided that representations and warranties that speak as of a specified date will be determined as of that date), except where the failure to be so true and correct does not have and would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on Aviva;

•	Aviva shall have performed in all material respects all of its obligations required to be performed under the merger agreement, at or prior to the closing date of the merger; and

•	all required governmental authorizations, consents, orders, approvals, declarations or filings that Aviva must obtain will have been filed, occurred or been obtained, and will be in full force and effect, other than those the absence or invalidity of which could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on either the Company or on the benefits, taken as a whole, that Aviva reasonably expected to derive from the transactions contemplated by the merger agreement.

Termination of the Merger Agreement (page 50)

The merger agreement may be terminated under certain circumstances, including the following:

•	by the mutual written consent of the Company and Aviva;

•	by either the Company or Aviva, if:

-	a governmental entity that must grant a required regulatory approval has denied such approval and such denial has become final and non-appealable, or if any governmental entity has issued an order, decree or ruling enjoining the merger or otherwise prohibiting the merger, and such order, decree or ruling has become final and non-appealable;

-	the merger is not completed by March 31, 2007;

-	the other party breaches any of its covenants, agreements, representations or warranties, such that the closing conditions to the non-breaching party’s obligation to effect the merger would not be satisfied and the breach or failure to perform is not curable, or if curable, has not been cured within 60 days following receipt of written notice from the non-breaching party of such breach or failure to perform; or

-	the approval of the merger agreement by the Company’s common shareholders is not obtained at the special meeting or at any adjournment or postponement of such meeting.

•	by Aviva, if the Company’s board of directors fails to recommend approval of the merger agreement at the special meeting or withdraws, modifies, or qualifies its recommendation in any manner materially adverse to Aviva or to the completion of the merger prior to receipt of shareholder approval; or

•	by the Company, prior to the approval of the merger agreement by the Company’s common shareholders, in order to enter into an agreement with respect to a third-party acquisition proposal that the Company’s board of directors determines in good faith (after consultation with outside legal counsel and financial advisors), in the exercise of its fiduciary duties, constitutes a superior proposal (as described under “The Merger Agreement — Covenants and Agreements”), provided that the Company must notify Aviva in writing of its intention to terminate and the terms and conditions of the third-party acquisition proposal no less than five business days before such termination, and must take into account any changes to the terms and conditions of the merger agreement proposed by Aviva in response.

Termination Fee and Termination Expenses (page 51)

The Company has agreed to pay Aviva a termination fee of $90,000,000 and to reimburse Aviva for up to $12,500,000 of its out-of-pocket fees and expenses incurred in connection with the merger in the event that the merger agreement is terminated under the following circumstances, such payment to occur on the business day following termination in the case of the second and third bullets below, or entry into or completion of a third-party acquisition proposal in the case of the first and fourth bullets below:

•	if Aviva terminates the merger agreement because the merger is not completed by March 31, 2007, and (1) at any time after July 12, 2006 and before such termination, a third-party acquisition proposal is publicly announced, enters the public domain or is publicly communicated to the senior officers or board of directors of the Company and is not irrevocably withdrawn; (2) at the time of termination, Aviva is not in breach of its representations, warranties or covenants in such manner that the breach would give rise to the failure of a closing condition; and (3) within 12 months after the date of such termination, the Company or any of its subsidiaries enters into any agreement with a third party with respect to, or completes, an acquisition proposal with respect to a majority of the Company’s or its subsidiaries’ total voting power or a majority of the Company’s and its subsidiaries’ total assets;

•	if Aviva terminates because the Company’s board of directors fails to recommend approval of the merger agreement at the special meeting or withdraws, modifies or qualifies its recommendation in any manner materially adverse to Aviva or to the completion of the merger prior to receipt of shareholder approval of the merger agreement;

•	if the Company terminates the merger agreement, prior to the receipt of approval of the merger agreement by its shareholders, to enter into an agreement for an acquisition proposal that its board of directors determines in good faith (after consultation with its outside legal counsel and financial advisors), in the exercise of its fiduciary duties, constitutes a superior proposal (as described under “The Merger Agreement — Covenants and Agreements”); or

•	if either party terminates the merger agreement because the Company’s common shareholders failed to approve the merger agreement at the special meeting; (1) at any time after July 12, 2006 and before the date of the special meeting an acquisition proposal is publicly announced, otherwise enters the public domain or is publicly communicated to the senior officers or board of directors of the Company and is not irrevocably withdrawn at least 10 days prior to such meeting; (2) at the time of termination, Aviva is not in breach of its representations, warranties or covenants in such manner that the breach would give rise to the failure of a closing condition; and (3) within 12 months after the date of such termination, the Company or any of its subsidiaries enters into any agreement with a third party with respect to, or completes, an acquisition proposal with respect to a majority of the Company’s or its subsidiaries’ total voting power or a majority of the Company’s and its subsidiaries’ total assets.

Interests of the Company’s Directors and Executive Officers in the Merger (page 30)

When considering the recommendation by the Company’s board of directors, you should be aware that a number of the Company’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the Company’s other shareholders. The Company’s board of directors was aware of these interests and considered them, among other matters, in unanimously adopting and approving the merger agreement and the transactions contemplated by the merger agreement.

Such interests relate to, or arise from, among other things, (1) the fact that one of the Company’s executive officers has a supplemental benefit agreement with the Company that provides for certain benefits upon termination of employment following a change of control; (2) the fact that eight of the Company’s executive officers have entered into employment agreements with the Company at the request of Aviva that will become effective upon completion of the merger and will replace their supplemental benefit agreements; (3) the fact that unvested stock options, stock units, performance units and similar awards will vest in connection with the merger; (4) the fact that, with respect to pre-merger acts, omissions, facts or events, the surviving corporation will continue to (a) provide indemnification and advancement of expenses of former or present directors and officers and (b) for a period of six years after the effective time of the merger, maintain directors’ and officers’ liability insurance policies on terms no less favorable in the aggregate than those presently provided or maintained by the Company, subject to certain limitations; and (5) the fact that, during the 24-month period following the merger, Aviva has agreed to provide employees of the Company who continue their employment with the surviving corporation after the effective time of the merger with compensation and benefits that are not less favorable in the aggregate than those currently provided by the Company.

All these additional interests are described in this proxy statement, to the extent material, and, except as described in the proxy statement, such persons have, to the knowledge of the Company, no material interest in the merger apart from those of the Company’s common shareholders generally. Please see “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”

Merger Financing (page 37)

Aviva has represented in the merger agreement that it has or will have available, prior to the effective time of the merger, sufficient cash in immediately available funds to pay or to cause Merger Sub to pay the merger consideration to the Company’s common shareholders and to complete the merger and the transactions contemplated by the merger agreement. The receipt of financing by Aviva is not a condition to the obligations of either party to complete the merger under the terms of the merger agreement.

Market Price and Dividend Data (page 9)

Shares of Company common stock are listed on the NYSE. For a description of the market price and the payment of dividends, please see “Market Price Data and Dividend Information.”

FORWARD-LOOKING INFORMATION

This proxy statement contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” and other similar and related expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such forward-looking statements are not guarantees of future events. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors: (1) the shareholders of the Company may not approve the merger agreement and the transactions contemplated by the merger agreement at the special meeting; (2) the parties may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger; (3) the parties may be unable to complete the merger because, among other reasons, conditions to the closing of the merger may not be satisfied or waived; or (4) other factors that may be referred to in the Company’s reports filed with or furnished to the SEC from time to time. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect future events. Security holders are cautioned not to place undue reliance on any forward-looking statements made by the Company or on its behalf. Forward-looking statements speak only as of the date the statement was made. The Company undertakes no obligation to update or revise any forward-looking statement.

MARKET PRICE DATA AND DIVIDEND INFORMATION

Company common stock is listed and traded on the NYSE under the symbol “AMH.” The following table sets forth, for the periods indicated, the high and low per share price of Company common stock as quoted on the NYSE and the dividends per share declared during such period:

	Company Common Stock
	High	Low	Dividends(1)

2004
First quarter	$41.00	$34.73	$—
Second quarter	41.70	36.73	—
Third quarter	41.51	37.31	—
Fourth quarter	45.68	38.60	$0.40
2005
First quarter	$49.08	$43.36	$—
Second quarter	48.50	45.06	—
Third quarter	57.57	48.91	—
Fourth quarter	60.14	54.83	$0.40
2006
First quarter	$64.03	$56.40	$—
Second quarter	61.60	52.41	—
Third quarter (through August 10, 2006)	67.41	58.79	—

(1)	The merger agreement provides that, during the period from July 12, 2006 until the effective time of the merger or the termination of the merger agreement, the Company shall not declare or pay any dividends on any of its capital stock (other than the declaration and payment of regular quarterly cash dividends on the Company’s Series A Preferred Stock).

The following table sets forth the closing sale price per share of Company common stock as quoted on the NYSE on June 23, 2006, the last trading day before the Company received Aviva’s $69.00 per share verbal proposal, July 6, 2006, the last trading day before the public announcement of discussions between the Company and Aviva regarding the merger and [ • ], 2006, the latest practicable trading day before the date of this proxy statement:

Company
Common Stock

June 23, 2006	$53.00
July 6, 2006	$62.51
[ • ], 2006	$ [ • ]

If the merger is completed, Company common stock will be delisted from the NYSE and Company common stock will be deregistered under the Exchange Act.

THE SPECIAL MEETING OF SHAREHOLDERS

The Company is furnishing this proxy statement to holders of Company common stock as part of the solicitation of proxies by the Company’s board of directors for use at the special meeting of shareholders.

Date, Time and Place

The Company will hold the special meeting on [ • ], 2006, at [ • ], Des Moines local time, at [ • ].

Purpose of Special Meeting

The special meeting will be held for the following purposes:

•	to consider and vote on the proposal to approve the merger agreement; and

•	to transact any other business as may properly come before the special meeting or at any adjournment or postponement of the special meeting.

After careful consideration, the Company’s board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of the Company and its shareholders. Accordingly, the Company’s board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement. The board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of shares of Company common stock at the close of business on [ • ], 2006, the record date for the special meeting, are entitled to vote at the special meeting. Each record holder will have one vote at the special meeting for each share of Company common stock as of the close of business on the record date. On the record date, [ • ] shares of Company common stock were issued and outstanding and held by approximately [ • ] holders of record. A quorum exists if at least a majority of the votes entitled to be cast at the special meeting are present in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.

On August 10, 2006, the Company sent a notice of redemption to the holders of all of its issued and outstanding shares of Series A Preferred Stock. The Company currently anticipates that all of its Series A Preferred Stock will be redeemed prior to completion of the merger. Regardless of whether the redemption is completed prior to the special meeting, holders of the Company’s Series A Preferred Stock will not be entitled to vote at the special meeting.

Required Vote

Under the IBCA, in order for the merger agreement to be approved, the votes cast favoring the merger agreement must exceed the votes cast opposing the merger agreement at a meeting of the Company’s shareholders, provided that a quorum is present. A quorum exists if at least a majority of the votes entitled to be cast at the meeting are present in person or by proxy. While abstentions will be treated as present at the meeting for purposes of determining the presence of a quorum, they will not be counted as votes cast on the proposal to approve the merger agreement, and a decision by a shareholder to abstain will have no effect in determining whether the merger agreement is approved. The failure of a shareholder to vote or abstain could have a negative effect on the ability of the Company to obtain a quorum at the meeting in accordance with the IBCA, but assuming that the required quorum is present at the meeting, such failure will have no effect in determining whether the merger agreement is approved. Brokers, banks or other nominees who hold shares of Company common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares, which are referred to as “broker non-votes,” will be treated as present at the meeting for purposes of determining the presence of a quorum but will have no effect in determining whether the merger agreement is approved.

Voting by the Company’s Directors and Executive Officers

At the close of business on the record date, the directors and executive officers of the Company and their affiliates beneficially owned and were entitled to vote [ • ] outstanding shares of Company common stock, or approximately [ • ]% of the shares of Company common stock outstanding on that date. To the Company’s knowledge, these directors and executive officers intend to vote their shares in favor of the proposal to approve the merger agreement.

Voting of Proxies

Shareholders may vote their shares by attending the special meeting and voting their shares of Company common stock in person, or by marking, signing and dating the enclosed proxy card and mailing it in the enclosed postage-prepaid envelope or by submitting the proxy by telephone or the Internet by following the instructions printed on the proxy card. Shareholders who hold such shares through a broker, bank or other nominee must follow the instructions on the proxy form supplied by their broker, bank or other nominee, which may provide for voting by telephone or via the Internet.

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders of such shares. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to approve the merger agreement.

Shares of Company common stock represented at the special meeting but not voted, including broker non-votes, and shares of Company common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence of a quorum for the transaction of all business.

Only shares affirmatively voted “FOR” the approval of the merger agreement and properly executed proxies that do not contain voting instructions will be counted as favorable votes for the proposal.

The Company does not expect that any matter other than those described in this proxy statement will come before the special meeting. If any other matters are properly brought before the special meeting for action, however, the Company intends that the persons named as proxies on the enclosed proxy card will vote in accordance with their best judgment. These matters may include an adjournment or postponement of the special meeting from time to time if the Company’s board of directors so determines, except that proxies that are voted against the merger proposal may not be voted by the persons named on the enclosed proxy card for an adjournment or postponement of the special meeting. If any adjournment or postponement is made, the Company may solicit additional proxies during the adjournment or postponement period.

Your vote is important. Please return your marked proxy card or submit your proxy by telephone or Internet so your shares can be represented, even if you plan to attend the special meeting in person.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card or by telephone or Internet does not preclude a shareholder from voting in person at the special meeting. A shareholder may revoke a proxy at any time prior to its exercise by (1) filing a written notice with the Secretary of the Company or the acting Secretary of the special meeting stating that the shareholder would like to revoke his proxy, (2) submitting a duly executed proxy to the Secretary of the Company bearing a later date or (3) appearing at the special meeting and giving oral notice to the presiding officer during the special meeting. Attendance at the special meeting will not in and of itself constitute a revocation of the proxy. If you have instructed your broker, bank or other nominee to vote your shares, you must follow the procedures provided by your broker, bank or other nominee to change those instructions.

Solicitation of Proxies

The Company and its proxy solicitation firm, Georgeson, may solicit proxies in person or by telephone, fax or other means. The Company will pay Georgeson a fee of $16,000, plus reasonable expenses, for its services. The Company will also pay all other reasonable expenses for solicitation. In addition, proxies may be solicited by officers and directors and other employees of the Company, without additional remuneration, in person or by telephone, fax or other means.

You should send in your proxy by mail or vote by telephone or the Internet without delay. If you hold shares of Company common stock through a broker, bank or other nominee, please follow the instructions on the proxy form supplied by your broker, bank or other nominee, which may provide for voting by telephone or through the Internet. The Company will also reimburse brokers, banks and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

You should not send your stock certificate(s) evidencing your shares of Company common stock with your proxy. As soon as reasonably practicable after completion of the merger, a letter of transmittal with written instructions for the surrender of stock certificates will be mailed to holders of shares of Company common stock. If you hold your shares in book-entry form — that is, without a stock certificate — the exchange agent will automatically send you the per share amount of $69.00 in cash in exchange for the cancellation of your shares of Company common stock after completion of the merger, provided that you comply with applicable tax certification requirements. If your shares of Company common stock are held in “street name” by your broker, you will receive instructions from your broker as to how to surrender your “street name” shares and receive cash for those shares.

THE COMPANIES

AmerUs Group Co.

AmerUs is an Iowa corporation located in Des Moines, Iowa, engaged through its subsidiaries in the business of marketing, underwriting and distributing individual life insurance and annuity products in 50 states, the District of Columbia and the U.S. Virgin Islands. Its major operating subsidiaries include AmerUs Life Insurance Company, American Investors Life Insurance Company, Inc., Indianapolis Life Insurance Company and Bankers Life Insurance Company of New York.

AmerUs was founded in 1896 as the mutual insurer Central Life Assurance Company. In 1996, it became the first Mutual Insurance Holding Company in the United States, or MIHC, a structure that allows mutuals to access the public equity markets, which AmerUs did in 1997 with its initial public offering. In 2000, AmerUs reorganized its MIHC structure through a full demutualization and became a 100% public stock company. The Company’s principal executive offices are located at 699 Walnut Street, Des Moines, Iowa 50309-3948, and its telephone number is 515-362-3600.

Aviva plc

Aviva plc, a public limited company organized under the laws of England and Wales, is the world’s fifth-largest insurance group and the United Kingdom’s largest insurance services provider (based on gross worldwide premiums at December 31, 2005), and is one of the leading providers of life and pension products in Europe, with substantial positions in other markets around the world. Aviva’s principal business activities are life insurance and long-term savings, investment management and property and casualty insurance.

Aviva was created following the merger of CGU and Norwich Union in May 2000. The group was called CGNU until rebranding as Aviva in July 2002. Aviva can trace its history back over three centuries. Aviva’s principal executive offices are located at St Helen’s, 1 Undershaft, London EC3P 3DQ, United Kingdom, and its telephone number is +44 0 207 283 2000.

Libra Acquisition Corporation

Libra Acquisition Corporation, an Iowa corporation, is an indirect wholly owned subsidiary of Aviva formed for the sole purpose of effecting the merger. Libra Acquisition Corporation has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement.

Libra Acquisition Corporation’s principal executive offices are located at 108 Myrtle Street, North Quincy, Massachusetts 02171-1753, and its telephone number is 617-405-6245.

THE MERGER

The following is a description of the material aspects of the merger. While the Company believes that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. The Company encourages you to carefully read this entire proxy statement, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger.

Background of the Merger

The board of directors regularly evaluates the Company’s strategic direction and ongoing business plans, with a view towards strengthening the Company’s core businesses and improving shareholder value. A focus of this evaluation has, for some time, been centered on the Company’s competitive position in the industry. Many of the Company’s competitors are better capitalized, have higher ratings and have significantly greater resources. As part of its ongoing evaluation of the Company, the board of directors has considered a variety of strategic alternatives. In that regard, representatives of the Company have from time to time discussed potential business relationships with representatives of various companies in the insurance industry that might expand the Company’s business, improve its competitive position and enhance shareholder value. During its investigations of these strategic alternatives, the policy of the Company has been neither to actively seek nor oppose the sale of the Company, but rather to act at all times in the best interests of the Company and its shareholders.

In the third quarter of 2004, a large U.S. life insurance company, referred to as Company A, approached the Company and expressed an interest in acquiring the Company. Following the execution of a confidentiality agreement and due diligence, discussions with Company A were terminated in October 2004, after the Company and Company A were unable to reach agreement as to the price to be paid for the shares of the Company. At the same time, discussions were held with three other North American life insurance companies with respect to a potential acquisition transaction, but none of these entities expressed interest in pursuing such a transaction.

In June 2005, Roger K. Brooks, then Chairman and Chief Executive Officer of the Company, and Thomas C. Godlasky, then President and Chief Operating Officer of the Company, attended a meeting of the Company’s insurance sales agents in London. While in London, Messrs. Brooks and Godlasky also arranged and attended a meeting with David Ball, Corporate Development Director of Aviva International Holdings Limited, an indirect wholly owned subsidiary of Aviva that is referred to as Aviva International, and Gavin Dixon, then M&A Director of Aviva, at which potential business relationships between the Company and Aviva were discussed.

In November 2005, Aviva indicated that it wished to further pursue its interest in a strategic transaction with the Company. Subsequently, Messrs. Brooks and Godlasky had discussions regarding such a transaction with Philip G. Scott, Group Executive Director of Aviva, Mark Dearsley, Finance Director of Aviva International, and Mr. Ball, including at an in-person meeting in Chicago. Aviva signed a confidentiality agreement with the Company on November 14, 2005, and thereafter Aviva was provided with selected information regarding the Company.

On December 29, 2005, Mr. Brooks retired from his positions as an officer and employee of the Company. Mr. Godlasky continued as President and became Chairman and Chief Executive Officer of the Company, concurrent with Mr. Brooks’ retirement.

In early January 2006, the discussions that had begun in November 2005 were terminated without Aviva having made a proposal to acquire the Company.

On May 3, 2006, Mr. Scott made a telephone call to Mr. Godlasky to inquire as to whether the Company would be interested in reopening discussions regarding a strategic transaction between the two companies, and suggesting that the two meet in Chicago to discuss the matter. Mr. Godlasky summarized his telephone conversation with Mr. Scott during regularly scheduled meetings of the board of directors held on May 4 and 5, 2006. After discussion, the board of directors authorized Mr. Godlasky to meet with Mr. Scott.

Messrs. Godlasky and Scott met in Chicago on May 18, 2006 to discuss recent business developments at their respective companies and to discuss Aviva’s interest in a possible strategic transaction with the Company. Mr. Scott indicated that Aviva expected to review its strategic planning options at meetings of its board of directors scheduled for the end of June, and that he was hopeful of reviving discussions between the two companies before that time.

Mr. Godlasky told Mr. Scott that he would discuss with the Company’s board of directors whether it was interested in pursuing discussions with Aviva. In addition, Mr. Godlasky indicated to Mr. Scott his belief that the board of directors would seek a price in the range of $70.00 per share of Company common stock.

The board of directors met telephonically on May 22, 2006, for the purpose of discussing the substance of Mr. Godlasky’s May 18, 2006 meeting with Mr. Scott. Representatives from Goldman Sachs and the Company’s special outside counsel, Skadden, Arps, Slate, Meagher & Flom LLP, which is referred to as Skadden, also attended the meeting. Mr. Godlasky summarized his recent discussions with Mr. Scott and indicated he would not recommend entering into discussions with Aviva at the present time unless Aviva was willing to proceed on a timely basis. Following Mr. Godlasky’s presentation, the board of directors deliberated on the matter. The discussion included, among other things, the topics of price, confidentiality, timing, financing and the cross-border nature of the proposed transaction. After concluding its discussion, the board of directors authorized Mr. Godlasky to continue discussions with Aviva.

Mr. Scott and Mr. Godlasky spoke several times over the following week. The board of directors met telephonically on May 31, 2006 for the purpose of monitoring the progress of Mr. Godlasky’s discussions with Aviva. Also present at the meeting were representatives of Goldman Sachs and Skadden. At the meeting, Mr. Godlasky updated the board of directors on his discussions with Aviva. He relayed Aviva’s willingness to proceed with negotiations on a timely basis. Mr. Godlasky then outlined a proposed time schedule of negotiations with Aviva. Mr. Godlasky also described plans for opening an electronic data room on June 2, 2006, for use by Aviva and its representatives for the purpose of conducting due diligence, and noted that the electronic data room would contain (1) an actuarial appraisal of the insurance operations of the Company as of September 30, 2005 prepared by Milliman, Inc., which is referred to as the Milliman Report, (2) a memo from Milliman, Inc. dated June 1, 2006 which rolled forward the actuarial appraisal value of the insurance operations of the Company from September 30, 2005 to March 31, 2006, which is referred to as the Milliman Memo, and (3) an internal memo and analysis prepared by the Company and dated June 1, 2006, which estimated the actuarial appraisal valuation for the insurance operations of the Company as of June 30, 2006 and September 30, 2006 in the aggregate and on a per share basis, net of holding company assets and liabilities, which is referred to as the Company Memo. After discussion, the board of directors authorized Mr. Godlasky to release the Milliman Report, the Milliman Memo and the Company Memo, open the electronic data room on June 2, 2006, and continue discussions with Aviva and its representatives.

On June 2, 2006, the electronic data room and the Milliman Report, the Milliman Memo and the Company Memo were made available to Aviva. After review of the Milliman Report, the Milliman Memo and the Company Memo, Aviva requested the opportunity to meet and discuss the contents of the documents with members of the senior management of the Company and representatives of Milliman, Inc. This meeting took place among representatives of the parties in Chicago on June 15, 2006. The meeting was attended by Mr. Godlasky, Brian J. Clark, Executive Vice President and Chief Product Officer of the Company, Christopher J. Littlefield, Executive Vice President and General Counsel of the Company, Denis Tauscheck, Vice President — Financial Forecasting of the Company, representatives from Milliman, Inc., Mr. Ball, Jim Webber, Director of Financial Management of Aviva International, and representatives of Aviva’s consultant, Tillinghast. At the meeting, the representatives from the Company and Milliman, Inc. answered questions from Aviva with respect to the Company’s actuarial valuation, litigation and other regulatory matters.

On June 16, 2006, Mr. Godlasky and Mr. Scott had a telephone conversation in which the two discussed a tentative timeline for the negotiations. Mr. Scott proposed that the two companies proceed with the goal of completing the negotiations (should they continue to a definitive agreement) and announcing a transaction by July 14, 2006. Mr. Godlasky summarized the substance of his telephone conversation with Mr. Scott in a telephonic meeting of the board of directors on June 16, 2006.

Following meetings of Aviva’s board of directors that took place on June 21 and 22, 2006, Mr. Scott called Mr. Godlasky on June 23, 2006 to indicate that he wished to meet with Mr. Godlasky in Chicago on June 26, 2006, and that he was authorized to proceed with respect to a possible transaction. However, Mr. Scott shared Aviva’s current views on pricing in light of the Company’s share price (then approximately $53.00 per share) and said that due to the general downward trend in the share prices for companies in the insurance industry since the end of April

2006, Aviva was prepared only to offer $66.00 per share of Company common stock. Mr. Scott also said Aviva would seek a 4% breakup fee and the termination of further dividends after execution of a definitive agreement.

Mr. Godlasky relayed the substance of his conversation with Mr. Scott to the Company’s board of directors in a meeting held on June 23, 2006. The meeting involved an extensive discussion of price and included advice from the Company’s financial advisor, Goldman Sachs. Based on their experience and knowledge of the Company, the board of directors believed that a price closer to $70.00 per share of Company common stock was more appropriate, and Goldman Sachs provided preliminary advice as to factors to be considered by the board of directors with respect to the per share consideration. Following the meeting of the board of directors, Mr. Godlasky informed Mr. Scott on June 24, 2006 that neither he nor the board of directors was prepared to proceed on the basis of the proposed price of $66.00; rather, it would be necessary for Aviva to improve its price. Mr. Scott took this under advisement and it was determined that the parties would proceed with the meeting scheduled in Chicago on June 26, 2006.

The meeting on June 26, 2006 in Chicago involved Messrs. Godlasky and Littlefield and Melinda S. Urion, Executive Vice President, Chief Financial Officer and Treasurer of the Company, together with Messrs. Scott and Ball, Graham Jones, Group Legal Services Director of Aviva, Clifford Abrahams, M&A Director of Aviva, and Andrew Moss, Group Finance Director of Aviva. A number of subjects were discussed at the meeting, including price, primary conditions for the transaction, additional due diligence to be completed and a request for a breakup fee in the event that a third party sought to pay a higher price for the Company. After a lengthy discussion, Mr. Scott agreed to increase Aviva’s per share offer to $69.00 per share and to consider a 3% breakup fee.

On June 27, 2006, the board of directors received a letter from Aviva confirming its interest in proceeding with a transaction, which was unanimously endorsed by Aviva’s board of directors. The letter was non-binding and subject to additional due diligence, site visits and the execution of a definitive agreement, but served to formally express Aviva’s continuing pursuit of a transaction. The key terms of the non-binding proposal were as follows:

•	a proposed purchase price of $69.00 cash per share of Company common stock;

•	a 3% break-up fee upon customary events of termination;

•	an undertaking by the Company not to declare or pay dividends on Company common stock between execution of an agreement and the completion of the transaction;

•	the integration of Aviva’s U.S. life insurance operations, Aviva USA Corporation, which is referred to as Aviva USA, into the operations of the Company, with the combined company to be headquartered in Des Moines, Iowa, and with Mr. Godlasky to act as chief executive officer of the combined company and members of management to be drawn from both the Company and Aviva USA; and

•	a targeted announcement date of July 14, 2006.

On June 28, 2006, the board of directors convened a special telephonic meeting in order to receive an update with respect to a possible transaction with Aviva. Representatives from Goldman Sachs and Skadden were also in attendance at the meeting. Mr. Godlasky discussed with the board of directors his conversation with Mr. Scott on June 24, 2006 and the results of the meeting with Mr. Scott on June 26, 2006. Mr. Godlasky then reviewed the key terms of the non-binding proposal received from Aviva on June 27, 2006, focusing on the proposed per share price of $69.00 and the 3% break-up fee. Mr. Godlasky indicated that while Mr. Scott had discussed Aviva’s desire to retain Mr. Godlasky and members of the senior management team of the Company following the transaction, there had been no discussion of which members of senior management Aviva wished to retain or the specific details of any post-transaction management arrangements. Mr. Godlasky then summarized the due diligence proposed to be undertaken by Aviva in connection with the transaction. Following this review, representatives from Goldman Sachs presented their preliminary financial analysis of Aviva’s proposal. A representative from Skadden then reviewed the terms of the non-binding proposal with the board of directors from a legal perspective, and outlined the directors’ fiduciary duties with respect to the non-binding proposal. Upon hearing each of these presentations, the board of directors deliberated on the non-binding proposal and unanimously authorized Mr. Godlasky and the management of the Company to go forward and continue the process of negotiating a definitive agreement based on proposed per share price of $69.00 in cash.

Aviva initially distributed a draft of the merger agreement to the Company through its legal counsel, LeBoeuf, Lamb, Greene & MacRae LLP, on the evening of June 29, 2006, which was thereafter negotiated between representatives of the two companies through July 12, 2006.

After discussions with Mr. Godlasky, on July 3, 2006, Aviva sent proposed employment terms with respect to eight executives of the Company that Aviva desired to retain after completion of the proposed transaction. Drafts of employment agreements were later exchanged on July 8, 2006 and were thereafter negotiated through July 12, 2006.

Concurrently with the negotiation of the draft merger agreement, on July 5 and 6, 2006, members of the Company’s and Aviva’s senior management met in Chicago to conduct due diligence and attend meetings to discuss certain business, legal, regulatory, tax and other matters in connection with the proposed merger, and to discuss the major terms of the proposed transaction.

On the evening of July 6, 2006 (London time), the Financial Times, an international daily newspaper, contacted Aviva regarding its negotiations with the Company, on which Aviva declined to comment. The Financial Times later reported on its website that Aviva was engaged in discussions with the Company with respect to a potential acquisition of the Company. On July 7, 2006, Aviva issued the following press release in response to the Financial Times article:

Further to recent speculation, Aviva plc (“Aviva”) confirms it is in discussions with AmerUs Group Co. (“AmerUs”), which may or may not lead to the acquisition of AmerUs. A transaction, if agreed, is expected to be funded from a combination of Aviva’s internal resources, external debt and a market placing of Aviva shares. If a transaction is agreed, any equity placing will be accompanied by an update on Aviva’s current trading. These discussions are consistent with Aviva’s stated strategy of pursuing value creating acquisition opportunities in key growth segments of the major global long term savings markets.

Later on July 6, 2006, the Company’s board of directors convened a special telephonic meeting to discuss this development. Representatives from Goldman Sachs and Skadden were also present at the telephonic meeting. During the meeting, the board of directors reviewed the article and also the proposed press release to be issued by the Company in response to the Financial Times article. Following the meeting, the Company issued a press release, dated July 7, 2006, which stated as follows:

AmerUs Group Co. (NYSE:AMH), a leading producer of life insurance and annuity products, confirmed today that it is engaged in discussions with Aviva plc regarding a potential acquisition of the company by Aviva. The Company said that there can be no assurance that these discussions will result in any transaction. The Company said that it does not intend to comment or provide updates on the discussions until they are concluded.

On July 7, 2006, the board of directors had a telephonic meeting in order to receive an update on the status of the merger agreement discussions. Mr. Godlasky briefly reviewed recent developments with the board of directors, including the Financial Times article and the press releases issued earlier that day by the Company and Aviva, the Company’s stock price and trading volume prior to the meeting, and the visit to the corporate offices of the Company by Messrs. Scott and Dearsley, which had occurred earlier that day. Following Mr. Godlasky’s presentation, representatives from Goldman Sachs presented their further preliminary financial analysis of the transaction to the board of directors. A representative from Skadden then reported on the structure, terms and conditions of the draft merger agreement, and discussed the directors’ fiduciary duties with respect to the transaction. A representative from Skadden also provided an overview of the post-merger employee benefits and discussed the change-of-control benefits that certain executive officers would be entitled to under their existing change-of-control agreements if they chose to terminate their own employment immediately after the closing of the proposed merger, and Aviva’s request to have eight of those change-of-control agreements replaced by management employment agreements. The board of directors also scheduled another telephonic meeting for July 11, 2006 in order to further study how the existing change-of-control agreements would operate in the context of the proposed transaction and to receive an update at that time on the status of Aviva’s negotiations with the eight executives with respect to the proposed management employment agreements.

At the telephonic meeting on July 11, 2006, which was attended by representatives from both Goldman Sachs and Skadden, the directors explored the potential costs of the existing change-of-control agreements and the costs and terms of the management employment agreements, which had been substantially finalized, as between Aviva and the executives. At Aviva’s request, the management employment agreements would be entered into by the executives and the Company at the execution of the merger agreement, but would only become effective upon the completion of the merger. The management employment agreements are discussed in more detail in “— Interests of the Company’s Directors and Executive Officers in the Merger.”

During the period between July 7 and July 12, 2006, representatives of the Company and Aviva engaged in extensive negotiations regarding the terms of the merger agreement.

On July 12, 2006, a meeting of the board of directors of the Company was convened in Chicago to consider whether to approve the merger agreement. At the meeting, Mr. Godlasky informed the board of directors that the proposed merger agreement had been substantially finalized. A representative from each of Skadden and Nyemaster, Goode, West, Hansell & O’Brien P.C., Iowa counsel to the Company, then outlined the directors’ fiduciary duties in relation to the merger agreement and the transactions contemplated by the merger agreement. Following this presentation, management and the board of directors reviewed certain aspects of the proposed transaction, including the consideration to be paid in the merger, the conditions to closing, the provisions with respect to termination events and termination fees and expenses, the limitations that would be placed on the Company with respect to third-party acquisition proposals, and the proposed management employment agreements to be executed with eight executives of the Company in connection with the execution of the merger agreement. Following this discussion, Goldman Sachs presented its financial analysis of the proposed transaction and delivered its oral opinion to the board of directors, which was subsequently confirmed by delivery of a written opinion, dated as of July 12, 2006, that, as of that date and based upon and subject to the factors and assumptions set forth in the written opinion, the $69.00 per share in cash to be received by the holders of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders. A description of this opinion appears under “— Opinion of Financial Advisor.” Following these presentations, the board of directors unanimously approved and adopted the merger agreement, the transactions contemplated by the merger agreement and the eight management employment agreements. Remaining details with respect to the merger agreement were finalized and it was executed later that day, as were the management employment agreements.

The transaction was announced via separate press releases issued by both Aviva and the Company prior to the opening of the London markets on July 13, 2006.

Purposes and Effects of the Merger; Consideration

The principal purposes of the merger are to enable Aviva to acquire all of the outstanding shares of Company common stock and to provide the Company’s common shareholders with the opportunity to receive a cash payment for their shares at a premium over the market prices at which Company common stock traded before the public announcement of the merger agreement. The acquisition will be accomplished by a merger of Merger Sub with and into the Company, with the Company surviving the merger as an indirect wholly owned subsidiary of Aviva. If the merger is completed, each outstanding share of Company common stock will be converted into the right to receive $69.00 in cash. You will receive the per share amount of $69.00 in cash after you remit your certificate(s) evidencing your shares of Company common stock in accordance with the instructions contained in a letter of transmittal to be sent to you as soon as reasonably practicable after completion of the merger, together with a properly completed and signed letter of transmittal and any other documentation required to be completed pursuant to the written instructions. If you hold your shares in book-entry form — that is, without a stock certificate — the exchange agent will automatically send you the per share amount of $69.00 in cash in exchange for the cancellation of your shares of Company common stock after completion of the merger, provided that you comply with applicable tax certification requirements. If your shares of Company common stock are held in “street name” by your broker, you will receive instructions from your broker as to how to surrender your “street name” shares and receive cash for those shares.

At the effective time of the merger, each outstanding option to purchase shares of Company common stock, whether vested or unvested, will be converted into the right to receive an amount in cash per share subject to the option equal to the excess, if any, of the per share amount of $69.00 in cash for holders of Company common stock over the exercise price of such option, less any required withholding taxes.

Each stock unit, performance unit or similar award, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger shall be converted into the right to receive an amount of cash per unit or award equal to the per share amount of $69.00 in cash for holders of Company common stock, less any required withholding taxes. Each SAR, whether vested or unvested, that is outstanding immediately prior to the effective time shall be converted into the right to receive an amount of cash per stock unit to which the SAR relates equal to the product of (1) the total number of unexercised stock units to which the SAR relates multiplied by (2) the excess of the per share amount of $69.00 in cash for holders of Company common stock over the fair market value of a share of Company common stock on the SAR’s date of grant, less any required withholding taxes.

The merger will terminate all interests in Company common stock held by the Company’s common shareholders, the Company will become an indirect wholly owned subsidiary of Aviva and Aviva will be the sole beneficiary of any earnings and growth of the Company following the merger. Upon completion of the merger, Company common stock will be delisted from the NYSE, will no longer be publicly traded and will be deregistered under the Exchange Act.

On August 10, 2006, the Company sent a notice of redemption to the holders of all of its issued and outstanding shares of Series A Preferred Stock. The Company currently anticipates that all of its Series A Preferred Stock will be redeemed prior to completion of the merger. If such redemption does not occur, however, each share of the Company’s Series A Preferred Stock that is outstanding immediately prior to completion of the merger will remain outstanding after completion of the merger as a share of the preferred stock of the surviving corporation, until redeemed, purchased or otherwise acquired by the surviving corporation.

Effects of the Merger Not Being Completed

If the merger is not completed for any reason, the Company’s common shareholders and holders of stock options and other awards will not receive the merger consideration. Instead, the Company will remain a public company and shares of Company common stock will continue to be listed on the NYSE. If the merger is not completed, the Company expects to continue to conduct its business in a manner similar to the manner in which it is presently conducted. In such event, the value of shares of Company common stock would continue to be subject to current risks and opportunities, including the various factors described in the Company’s past filings with the SEC, such as the condition of the insurance industry and prevailing economic and market conditions. If the merger is not completed, Company common stock may trade at pre-announcement levels or below due to adverse market reaction. If the merger is not completed, there can be no assurance that any other transaction similar to the merger would be available to the Company. Even if such a transaction were available, there can be no assurance that such transaction would be acceptable to the Company’s board of directors and would offer the Company’s common shareholders the opportunity to receive a cash payment for their shares of Company common stock at a premium over the market prices at which Company common stock traded before the public announcement of any such transaction.

Recommendation of the Company’s Board of Directors and Its Reasons for the Merger

After careful consideration, the board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of the Company and its shareholders. Accordingly, the board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement. The board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and the transactions contemplated by the merger agreement. In making this determination, the board of directors considered a number of factors which supported its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the following:

•	the business, financial performance, competitive position and prospects of the Company, as well as the risks associated with achieving those prospects, many of which are beyond the control of the Company, the increasingly competitive nature of the industry in which the Company operates and the relatively small size of the Company in comparison with its competitors, many of which are better capitalized, have higher ratings and have significantly greater resources than the Company;

•	the fact that the per share amount of $69.00 in cash represents (1) a premium of 30.2% over $53.00, the closing price on June 23, 2006, the last trading day prior to receiving Aviva’s verbal proposal, (2) a premium of 10.4% over $62.51, the closing price on July 6, 2006, the trading day Aviva was contacted by the Financial Times, (3) a premium of 4.6% over $65.97, the closing price on July 10, 2006, and (4) premiums of approximately 22.9%, 18.5% and 21.1% above the average trading prices over the 1-month, 3-month and 1-year periods ending on June 23, 2006, respectively, the last trading day prior to receiving Aviva’s verbal proposal;

•	the fact that the merger consideration would be paid entirely in cash, which provides certainty and immediate value to the holders of Company common stock and holders of stock options and other awards;

•	the view of the board of directors, after consultation with senior management and the Company’s financial advisor, that based upon information then available (including the fact that the existence of potential merger discussions with Aviva was discussed in a press report in early 2006 and again on a confirmed basis on July 7, 2006 and no other potential acquiror had contacted the Company after either report), it was unlikely that there would be available an alternative transaction, if one were to be pursued, that would provide greater value to the holders of Company common stock than the acquisition by Aviva;

•	the view of the board of directors, after consultation with its financial and legal advisors, that as a percentage of the merger consideration to be paid in the merger, the termination fee was within the range of termination fees provided for in recent large acquisition transactions and the conditions to its payment were similar to those applicable in such transactions;

•	the financial analyses presented by Goldman Sachs to the board of directors that are described in “— Opinion of Financial Advisor,” as well as the opinion of Goldman Sachs dated as of July 12, 2006, that, as of that date and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $69.00 per share in cash to be received by the holders of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders;

•	the possible alternatives to the merger (including the possibility of continuing to operate the Company as an independent entity, and the perceived risks of that alternative), the range of potential benefits to the Company’s common shareholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the assessment of the board of directors that none of such alternatives were reasonably likely to create greater value for the Company’s common shareholders than the merger;

•	the likelihood that the proposed merger would be completed, in light of the financial capabilities of Aviva and the fact that Aviva’s obligations under the merger agreement are not subject to any financing condition; and

•	the terms and conditions of the merger agreement, including, among other things:

-	the ability of the board of directors to consider and negotiate unsolicited acquisition proposals prior to shareholder approval of the merger agreement, in the exercise of its fiduciary duties, and under specified circumstances, to terminate the merger agreement to accept a superior proposal upon payment of a termination fee;

-	the fact that Aviva has agreed to use its reasonable best efforts to take all actions necessary to obtain required governmental consents, except to the extent that taking such actions would reasonably be expected to have a material adverse effect on the Company or on the benefits that Aviva reasonably expected to derive from the merger;

-	the limited conditions to Aviva’s obligation to complete the merger and the low risk of non-satisfaction of those conditions;

-	the limited ability of Aviva to terminate the merger agreement;

-	Aviva’s agreements with respect to the employees of the Company, including Aviva’s agreement, during the 24-month period following the effective time of the merger, to provide employees of the Company and its subsidiaries who continue employment with the surviving corporation after the merger with compensation and benefits under employee benefit and compensation plans that are not less favorable in the aggregate than those currently provided by the Company to its employees; and

-	Aviva’s intention to maintain the principal executive offices of the combined company in Des Moines, Iowa.

In the course of its deliberations, the board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the impact of the merger on the Company’s employees, holders of its annuity contracts and insurance policies, reinsurers, agents, brokers and creditors;

•	the fact that the Company will no longer exist as an independent public company and that holders of Company common stock will forgo any future increase in value that might result from the Company’s growth;

•	the risks and contingencies related to the announcement and pendency of the merger, including the impact on the Company’s ability to attract and retain employees, the diversion of management and employee attention and the effect on the Company’s stock price;

•	the conditions to Aviva’s obligation to complete the merger and the right of Aviva to terminate the merger agreement under certain circumstances;

•	the amount of time it could take to complete the merger, including the risk that the Company and Aviva might not receive the necessary regulatory approvals or clearances to complete the merger or that governmental authorities could attempt to condition their approvals or clearances of the merger on one or more of the parties’ compliance with certain burdensome terms or conditions;

•	the fact that under the terms of the merger agreement, the Company may not solicit other acquisition proposals and must pay to Aviva a termination fee of $90,000,000 and reimburse Aviva for its out-of-pocket fees and expenses incurred in connection with the merger (up to a maximum of $12,500,000) if the merger agreement is terminated under certain circumstances; which, in addition to being costly, could discourage third parties from proposing an alternative transaction that might be more advantageous to the Company’s common shareholders than the merger;

•	the fact that, pursuant to the merger agreement, the Company may not declare or pay any dividends on Company common stock prior to the completion of the merger or the earlier termination of the merger agreement;

•	the fact that the gain realized by holders of Company common stock as a result of the merger will be taxable; and

•	the fact that, pursuant to the merger agreement, the Company must generally conduct its business in the ordinary course and the fact that the Company is subject to a variety of other restrictions on the conduct of its business prior to completion of the merger or termination of the merger agreement, which may delay or prevent the Company from undertaking business opportunities that may arise or preclude actions that would be advisable if the Company were to remain an independent company.

In addition, the board of directors was aware of and considered the interests that certain directors and executive officers may have with respect to the merger that differ from, or are in addition to, their interests as shareholders of the Company generally, as described in “— Interests of the Company’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the information and factors considered by the board of directors includes material positive and potentially negative factors considered by the board of directors, but it is not intended to be exhaustive and may not include all of the factors the board of directors considered. In reaching its determination to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, the board of directors did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of the Company and the holders of Company common stock. Rather, the determination and recommendation of the board of directors were based on an analysis of the totality of the information presented to, and the factors considered by, the board of directors. In addition, in considering the factors described above, individual members of the board of directors may have accorded greater or lesser relative importance to specific factors considered than did other members of the board of directors.

Opinion of Financial Advisor

Goldman Sachs acted as the Company’s financial advisor in connection with the merger. On July 12, 2006, Goldman Sachs delivered its oral opinion to the board of directors, which was subsequently confirmed by delivery of a written opinion, dated as of July 12, 2006, that, as of that date and based upon and subject to the factors and assumptions set forth in the written opinion, the $69.00 per share in cash to be received by the holders of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated as of July 12, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Company common stock should vote with respect to the merger.

In connection with rendering the opinion described above, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	the Company’s annual reports to shareholders and annual reports on Form 10-K for the five years ended December 31, 2005;

•	certain of the Company’s interim reports to shareholders and quarterly reports on Form 10-Q and certain other communications from the Company to its shareholders;

•	statutory statements filed by certain insurance subsidiaries of the Company with the insurance departments of the states under the laws of which they are organized for the three years ended December 31, 2005 and the quarterly period ended March 31, 2006;

•	the Milliman Report;

•	the Milliman Memo;

•	the Company Memo; and

•	certain internal financial analyses and forecasts for the Company prepared by its management, which are referred to as the forecasts.

Goldman Sachs also has held discussions with members of the Company’s senior management regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, Goldman Sachs:

•	reviewed the reported price and trading activity for the shares of Company common stock and compared certain financial and stock market information for the Company with similar information for certain other companies, the securities of which are publicly traded;

•	reviewed the financial terms of certain recent acquisitions in the life insurance industry specifically and in other industries generally; and

•	performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed, with the consent of the Company’s board of directors, that the internal financial forecasts prepared by the Company’s management were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company.

Goldman Sachs discussed the Milliman Report, the Milliman Memo and the Company Memo with the management of the Company, and the Company has consented to Goldman Sachs’ reliance on the Milliman Report, Milliman Memo and the Company Memo in performing its analyses. Goldman Sachs is not an actuarial firm and its services did not include any actuarial determination or evaluation or any attempt to evaluate actuarial assumptions, and it has relied on the actuaries of the Company with respect to the adequacy of reserves for the Company’s insurance and investment contract liabilities. In that regard, Goldman Sachs made no analysis of, and expressed no opinion as to, the adequacy of reserves for the insurance and investment contract liabilities of the Company.

In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and, except for the Milliman Report, the Milliman Memo and the Company Memo, Goldman Sachs was not furnished with any such evaluation or appraisal.

The following is a summary of the material financial analyses used by Goldman Sachs in connection with rendering the opinion described above. The order of analyses described does not represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 10, 2006 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Goldman Sachs reviewed the historical trading prices and volumes for shares of Company common stock for the time periods from January 29, 1997 to June 23, 2006, the last trading day prior to receiving the $69.00 per share verbal proposal from Aviva, and from June 23, 2006 to July 10, 2006. Goldman Sachs calculated the weighted average price per share of Company common stock for such periods and compared the results of such analysis to the per share amount of $69.00 in cash to be received by holders of outstanding shares of Company common stock. Goldman Sachs also reviewed the number of shares of Company common stock traded on the NYSE for the periods from January 29, 1997 to June 23, 2006 and from June 23, 2006 to July 10, 2006. The result of this analysis is summarized below:

	From	From	From	From	From
	January 29,	June 23,	June 23,	December 23,	June 23,
	1997	2003 to	2005 to	2005 to	2006 to
	to June 23,	June 23,	June 23,	June 23,	July 10,
	2006	2006	2006	2006	2006

Weighted Average Market Price	$38.30	$46.38	$56.95	$59.69	$61.98
Shares Traded as a Percentage of Shares Outstanding	1,020.8%	535.9%	199.6%	92.9%	22.6%

Comparison of Selected Life Insurance Companies

Using median estimates from the Institutional Brokerage Estimate System, or IBES, a data service provided by First Call that compiles estimates of securities research analysts, Goldman Sachs reviewed and compared selected financial information and multiples for the Company to corresponding financial information and multiples for the following life insurance companies:

•	large capitalization companies: MetLife, Prudential, The Hartford, Genworth, Lincoln Financial, Principal Financial, and Ameriprise, and

•	mid/small capitalization companies: Nationwide Financial, Torchmark, UnumProvident, Conseco, Protective Life, Stancorp, and Phoenix.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to the operations of AmerUs.

Goldman Sachs calculated the price to earnings multiples, or P/E multiples, and the price to book value multiples, or P/BV multiples, for the Company at, among other dates and amounts, (1) $69.00 per share of Company common stock, (2) the closing price of $65.97 per share for shares of Company common stock on the NYSE on July 10, 2006 and (3) the closing price of $53.00 per share for shares of Company common stock on the NYSE on June 23, 2006, the last trading day prior to receiving the $69.00 per share verbal proposal from Aviva. The multiples and other financial information calculated by Goldman Sachs are based on the closing prices on July 10, 2006 for shares of the Company and the selected companies’ common stock and the most recent publicly available information for the Company and the selected companies as of July 10, 2006. Goldman Sachs’ analysis of the selected companies compared the following to the results for the Company:

•	the July 10, 2006 closing price as a percentage of the 52-week high share price;

•	dividend yield;

•	estimated 2006 and 2007, or 2006E and 2007E, calendarized P/E multiples;

•	5-year earnings per share, or EPS, growth;

•	P/BV multiples (total and excluding accumulated other comprehensive income, or ex-AOCI); and

•	2006E returns on average capital employed, or ROACE.

The results of these analyses with respect to the Company are summarized below:

	Closing Price of		Closing Price of		Per Share
	$53.00 on		$65.97 on		Amount of
	June 23, 2006		July 10, 2006		$69.00
	($ in millions, except per share data)

Closing price as a percentage of the 52-week high	79.2%		98.6%		103.1%
Dividend yield	0.8%		0.6%		0.6%
Calendarized P/E multiples 2006E	10.6	x	13.2	x	13.8	x
Calendarized P/E multiples 2007E	9.6	x	12.0	x	12.5	x
5-year EPS growth	10.0%		10.0%		10.0%
P/BV multiples (total)	1.5	x	1.9	x	2.0	x
P/BV multiples (ex-AOCI)	1.3	x	1.7	x	1.8	x
ROACE 2006E	12.5%		12.5%		12.5%

The results of these analyses with respect to the selected life insurance companies are as follows:

					Mid/Small		Mid/Small
	Large Cap		Large Cap		Cap		Cap
	Median		Mean		Median		Mean
	($ in millions, except per share data)

July 10, 2006 closing price as a percentage of the 52-week high	98.0%		95.4%		92.4%		89.8%
Dividend yield	1.0%		1.4%		1.2%		1.3%
Calendarized P/E multiples 2006E	12.5	x	12.6	x	12.5	x	13.8	x
Calendarized P/E multiples 2007E	11.2	x	11.4	x	11.5	x	11.3	x
5-year EPS growth	11.5%		11.35		9.8%		9.9%
P/BV multiples (total)	1.5	x	1.6	x	1.3	x	1.4	x
P/BV multiples (ex-AOCI)	1.5	x	1.7	x	1.3	x	1.4	x
ROACE 2006E	13.5%		12.8%		11.0%		10.3%

	All		All		All		All
	Companies		Companies		Companies		Companies
	High		Low		Median		Mean
	($ in millions, except per share data)

July 10, 2006 closing price as a percentage of the 52-week high	100.0%		71.0%		95.3%		93.0%
Dividend yield	2.7%		0.0%		1.1%		1.3%
Calendarized P/E multiples 2006E	23.8	x	9.5	x	12.5	x	13.2	x
Calendarized P/E multiples 2007E	15.0	x	8.9	x	11.5	x	11.4	x
5-year EPS growth	13.1%		9.0%		10.0%		10.6%
P/BV multiples (total)	2.2	x	0.8	x	1.5	x	1.5	x
P/BV multiples (ex-AOCI)	2.4	x	0.7	x	1.5	x	1.5	x
ROACE 2006E	16.6%		3.2%		12.5%		11.6%

Comparison of Selected North American Life Insurance Transactions Since 2001

Goldman Sachs analyzed information relating to the following 17 transactions in the life insurance industry since 2001:

Year Announced	Acquiror	Target

2006	Protective	Chase Insurance Group
2005	Lincoln National	Jefferson Pilot
2005	Investor Consortium	UICI
2005	MetLife	Travelers Life & Annuity and Citi Insurance International
2004	Investor Group (White Mountain & Berkshire)	Safeco Life & Investment
2003	Prudential	CIGNA Retirement benefits
2003	Manulife	John Hancock
2003	AXA	MONY Group
2003	AIG	GE Edison Life & US Auto/Home
2003	Great-West	Canada Life
2002	Prudential Financial	American Skandia
2001	Sun Life Financial	Clarica
2001	Nationwide Financial	Provident Mutual
2001	AIG	American General
2001	Sun Life Financial	Keyport Life and IFMG
2001	AEGON	J.C. Penney Direct Marketing Services
2001	Hartford Financial Services	Fortis (U.S. Life Segment)

Goldman Sachs compared the following information relating to the selected transactions to the proposed merger:

•	the premium of the price paid per share to the market price of the target’s shares one month prior to announcement in the selected transactions; and

•	the multiples of equity consideration to last 12 months’, or LTM, net income, LTM operating income, GAAP book value (excluding the effects of Financial Accounting Standard 115, or ex. FAS 115) and the prior year’s statutory surplus.

The results of this analysis of the selected transactions were as follows:

	High		Low		Mean		Median

Premium to price 1 month prior to announcement	18.4%		10.3%		13.5%		11.8%
LTM net income multiples	23.3	x	8.5	x	13.5	x	13.1	x
LTM operating income multiples	18.1	x	9.6	x	13.8	x	13.8	x
GAAP book value (ex. FAS 115) multiples	2.8	x	0.2	x	1.6	x	1.6	x
Prior year’s statutory surplus multiples	6.9	x	1.2	x	3.1	x	2.5	x

Implied Premiums/Multiples at Transaction Price Analysis

Goldman Sachs calculated the implied premiums and multiples represented by $69.00 per share in cash to be received by the holders of Company common stock pursuant to the merger based on the following trading prices for Company common stock:

•	the closing price of $53.00 on June 23, 2006, the last trading day prior to receiving the $69.00 per share verbal proposal from Aviva;

•	the closing price of $62.51 on July 6, 2006, the date Aviva was contacted by the Financial Times;

•	the closing price of $65.97 on July 10, 2006; and

•	the average trading price over the 1-month, 3-month and 1-year periods ending on June 23, 2006.

The results of Goldman Sachs’ calculations of implied premiums at the transaction price of $69.00 per share are as follows:

Implied
Day/Period	Premium

July 10, 2006	4.6%
July 6, 2006	10.4%
June 23, 2006	30.2%
1-Month average (as of June 23, 2006)	22.9%
3-Month average (as of June 23, 2006)	18.5%
1-year average (as of June 23, 2006)	21.1%

The results of Goldman Sachs’ calculations of implied multiples at the transaction price of $69.00 per share are as follows:

Multiple of
Earnings

LTM operating EPS (at March 31, 2006)	14.8x
LTM EPS (at March 31, 2006)	14.2x
2006E — IBES median reported	13.8x
2007E — IBES median reported	12.5x

Multiple of Book
Value
(March 31, 2006)

Shareholders’ equity	1.95x
Shareholders’ equity (ex-AOCI)	1.81x
Statutory surplus and capital	2.65x

Price to Book Value versus Projected Return on Average Common Equity Regression Analysis

Goldman Sachs analyzed the implied relationship between a company’s multiple of trading price to book value versus its projected ROACE. Goldman Sachs examined this relationship by performing a regression analysis on the selected companies utilizing IBES median EPS estimates and the latest available financial statements. This analysis indicated an implied relationship between the P/BV (ex-AOCI) multiple and 2006E ROACE. Applying this general relationship to the Company’s 2006E ROACE produced an implied or theoretical P/BV (ex-AOCI) multiple of approximately 1.6x, although the actual multiple as of June 23, 2006 was 1.3x. The following table sets forth the P/BV (ex-AOCI) multiples for the Company at the transaction price of $69.00 per share and the closing price of each of July 10 and June 23, 2006.

P/BV
(ex-AOCI)
Multiples

Transaction price of $69.00 per share	1.8x
Closing price of $65.97 on July 10, 2006	1.7x
Closing price of $53.00 on June 23, 2006	1.3x

Dividend Discount Analysis

Goldman Sachs performed a dividend discount analysis to determine a range of potential equity values of Company common stock. The range was determined by adding the present value of an estimated future dividend stream for the Company over the five-year period from 2006 through 2010, and the present value of an estimated terminal value of Company common stock at the end of 2010. In performing its analysis, Goldman Sachs made the following assumptions, among others:

•	exit at December 31, 2010 at a forward multiple of 2011E earnings;

•	IBES median EPS projections for 2006E and 2007E;

•	10.0% IBES long-term projected growth rate applied to 2007E EPS to estimate earnings beyond 2007E;

•	AmerUs 2007E P/E and P/BV (ex-AOCI) multiples are 10.6x and 1.3x, respectively, as of June 23, 2006;

•	annual dividend of $0.40 per share in 2006 grows at the same rate as EPS;

•	constant AOCI of $(119) million;

•	present value calculated as of June 30, 2006;

•	fully diluted share count of 41.4 million shares based on stock price of $53.00 as of June 23, 2006; and

•	discount rates from 10.0% to 12.0% to calculate the present value of the dividend stream and terminal values.

This analysis implied a fully diluted equity value of $45.36 to $70.18 per share of Company common stock, as illustrated by the following table:

	Terminal Value Multiple
	9.0x	10.0x	11.0x	12.0x	13.0x

Discount Rate
10.0%	$49.13	$54.39	$59.65	$64.91	$70.18
11.0%	47.20	52.25	57.30	62.35	67.41
12.0%	45.36	50.21	55.07	59.92	64.77

Company-Prepared Estimate of Actuarial Appraisal and Group Net Value

The Company engaged Milliman, Inc. to prepare the Milliman Report and the Milliman Memo in connection with the transactions contemplated by the merger agreement in order to obtain a third-party opinion as to the actuarial value of the Company. Based on the Milliman Report and the Milliman Memo, the Company’s actuaries prepared the Company Memo, in which the Company calculated the total net actuarial value per share of Company common stock and the actuarial value of new business per share of Company common stock, assuming various numbers of years of new business and various discount rates. These values were calculated assuming risk-based capital, or RBC, ratios of 250% and 300%. The RBC ratio is derived by dividing the total adjusted capital of an insurance company (as determined by the RBC formula set forth by the National Association of Insurance

Commissioners, or the NAIC) by the company’s RBC (as determined by the RBC formula set forth by the NAIC). For purposes of these calculations and the review by Goldman Sachs of the Company Memo, the Company advised Goldman Sachs that it believed the 300% RBC ratio was the appropriate level to review, as the Company’s RBC ratio is currently in excess of 300% and because the Company believed a 300% RBC ratio was appropriate and consistent with the valuation RBC levels of companies of similar size and with similar ratings. Goldman Sachs did not participate in the preparation of this analysis or determination of any of the assumptions or levels of variables employed by the Company in its preparation, and it relied without independent verification upon the Company’s calculations.

The results of the calculation of total net actuarial value per share as of June 30, 2006 are as follows:

	300% RBC
	8.0%	10.0%	12.0%

Discount Rate
Total net actuarial value per share — 0 years of new business	$51.27	$44.46	$38.93
Total net actuarial value per share — 10 years of new business	90.60	68.20	52.00
Total net actuarial value per share — 15 years of new business	118.99	83.33	59.38
Total net actuarial value per share — 20 years of new business	146.80	96.90	65.50

The results of the calculation of actuarial value of new business per share as of June 30, 2006 are as follows:

	300% RBC
	8.0%	10.0%	12.0%

Discount Rate
Value of new business per share — 0 years of new business	$0.0	$0.0	$0.0
Value of new business per share — 10 years of new business	39.4	23.7	13.0
Value of new business per share — 15 years of new business	67.7	38.9	20.5
Value of new business per share — 20 years of new business	95.5	52.4	26.5

The results of the calculation of actuarial value of new business per share as of June 30, 2006, expressed as a percentage of total net actuarial value per share are as follows:

	300% RBC
	8.0%	10.0%	12.0%

Discount Rate
% of value attributable to new business — 0 years of new business	0.0%	0.0%	0.0%
% of value attributable to new business — 10 years of new business	43.5%	34.8%	25.1%
% of value attributable to new business — 15 years of new business	56.9%	46.7%	34.4%
% of value attributable to new business — 20 years of new business	65.1%	54.1%	40.5%

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the merger.

Goldman Sachs prepared these analyses for the purpose of providing its opinion to the Company’s board of directors as to the fairness from a financial point of view to the holders of the outstanding shares of Company common stock of the per share amount of $69.00 in cash to be received by such holders. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither the Company nor Goldman Sachs nor any other person assumes responsibility if future results are materially different from those forecast.

The per share amount of $69.00 in cash to be paid in the merger was determined through arm’s-length negotiations between the Company and Aviva and was approved by the board of directors. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the board of directors was one of many factors taken into consideration by the board of directors in making its determination to approve and adopt the merger agreement and the transactions contemplated by the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as the Company’s financial advisor in connection with, and has participated in certain negotiations leading to, the merger. Goldman Sachs has provided certain investment banking services to the Company from time to time, including having acted as a book-running underwriter for the issuance of the Company’s 5.95% Senior Notes Due 2015 (aggregate principal amount $300,000,000) in August 2005, a book-running underwriter for the issuance of the Company’s Series A Non-Cumulative Perpetual Preferred Stock (aggregate principal amount $150,000,000) in September 2005 and a book-running underwriter in connection with the remarketing of the Company’s 6.583% Senior Notes due May 16, 2011 (aggregate principal amount $143,750,000) in May 2006. Goldman Sachs is also a lender in the Company’s $300 million revolving credit facility. Goldman Sachs also has provided certain investment banking services to Aviva from time to time, including having acted as financial advisor to Aviva in the sale of its general insurance businesses in Australia and New Zealand in January 2003, financial advisor to Aviva in the sale of its joint venture interest in Global Aerospace Underwriting Managers Ltd. in March 2003, a book-running underwriter for the issuance of Aviva’s 5.25% Step-up Bonds due 2023 (aggregate principal amount €650,000,000) in September 2003, a book-running underwriter for the issuance of Aviva’s 4.729% Perpetual Fixed/Straight Bonds due 2014 (aggregate principal amount €700,000,000) in November 2004, a book-running underwriter for the issuance of Aviva’s 5.902% Perpetual Fixed/Straight Bonds due 2020 (aggregate principal amount £500,000,000) in November 2004, financial advisor to Aviva in the sale of its Asian general insurance business in March 2005, financial advisor to Aviva in connection with its acquisition of RAC plc in June 2005 and financial advisor to Aviva in connection with its acquisition of Ark Life Assurance Company Limited in December 2005. Goldman Sachs also may provide investment banking services to the Company and Aviva in the future.

Goldman Sachs is a full-service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to the Company, Aviva and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Aviva for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

The Company’s board selected Goldman Sachs as a financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated March 1, 2006, the Company engaged Goldman Sachs to act as its financial advisor in the event of a possible sale of the Company. Pursuant to the terms of this engagement letter, the Company agreed to pay Goldman Sachs a transaction fee equal to 0.625% of the aggregate consideration paid for the Company’s equity securities (including amounts paid to holders of options, warrants and convertible securities) plus the principal amount of all indebtedness for borrowed money as set forth on the balance sheet of the Company as existing immediately prior to the completion of the sale, or approximately $23 million, all of which is contingent upon completion of the merger. In addition, the Company has agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys’ fees and disbursements (which shall not exceed $50,000 for attorneys’ fees and disbursements or $150,000 for other expenses without the prior consent of the Company, which shall not be unreasonably withheld), and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Interests of the Company’s Directors and Executive Officers in the Merger

When considering the recommendation by the Company’s board of directors, you should be aware that a number of the Company’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of the Company’s other shareholders. The Company’s board of directors was aware of these interests and considered them, among other matters, in unanimously adopting and approving the merger agreement and the transactions contemplated by the merger agreement. Such interests relate to, or arise from, among other things:

•	the fact that one of the Company’s executive officers has a supplemental benefit agreement with the Company providing for cash severance payments, the continuation of medical benefits and the immediate vesting of certain welfare benefits and perquisites in the event of a termination of such executive officer’s employment by either the Company or the executive officer under certain circumstances following the merger;

•	the fact that, in connection with the execution of the merger agreement and at the request of Aviva, the Company entered into employment agreements with several executive officers of the Company that will become effective upon completion of the merger and will replace their supplemental benefit agreements;

•	the fact that unvested stock options, stock units, performance units and similar awards, including those held by the Company’s directors and executive officers, will vest and be converted into the right to receive an amount in cash pursuant to the terms of the merger agreement;

•	the fact that unvested stock options, stock units, performance units and similar awards, including those held by the Company’s directors and executive officers, will vest and be converted into the right to receive an amount in cash pursuant to the terms of the merger agreement;

•	the fact that the surviving corporation will continue to (1) provide indemnification against and advancement of expenses for claims against former or present directors and officers of the Company for acts or omissions occurring at or prior to the effective time of the merger and (2) for a period of six years after the effective time of the merger, maintain directors’ and officers’ liability insurance policies on terms no less favorable in the aggregate than those presently provided or maintained by the Company with respect to claims arising from facts or events occurring at or prior to the effective time of the merger; and

•	the fact that, during the 24-month period following the effective time of the merger, Aviva has agreed to provide employees of the Company and its subsidiaries who continue employment with the surviving corporation after the merger with compensation and benefits under employee benefit and compensation plans that are not less favorable in the aggregate than those currently provided by the Company to its employees.

All these additional interests are described below, to the extent material, and, except as described below, such persons have, to the knowledge of the Company, no material interest in the merger apart from those of the Company’s common shareholders generally.

Supplemental Benefit Agreements (also called change-of-control agreements)

The Company’s executive officers have entered into change-of-control agreements with the Company, most of which were amended and restated in 2003. Completion of the merger would constitute a change of control under these agreements. In an effort to retain the executive officers and encourage them to continue their employment with the Company following the merger, at the request of Aviva, the Company entered into employment agreements with each of the executive officers, other than Ms. Urion. The employment agreements will become effective upon completion of the merger and will replace each of the executive officers’ change-of-control agreements. Accordingly, only Ms. Urion has retained the right to receive severance payments under the change-of-control agreements in connection with the merger. Ms. Urion’s agreement provides that in the event of a change of control of the Company followed by a termination by her for “good reason” or a termination of her employment without “cause” (as such terms are defined in the change-of-control agreement), she will be entitled to: (1) a cash severance payment in an amount equal to three times her annual base compensation and target bonus; (2) continuation of employee medical benefits; and (3) immediate vesting of benefits under the All«AmerUs Supplemental Executive Retirement Plan and the All«AmerUs Excess Benefit Plan. Under her agreement, upon completion of the merger, Ms. Urion would have good reason to terminate employment and receive change-of-control cash severance and other benefits under the agreements, because she will cease to be an executive officer of a public company. The approximate value of the severance benefit that would be payable to Ms. Urion under her change-of-control agreement, if she were to terminate employment immediately after the merger would be $2,185,000. Ms. Urion will also be entitled to receive a payment intended to make her whole with respect to the imposition of any parachute excise tax with respect to any payments or benefits.

Employment Agreements

Aviva desired to have the remaining change-of-control agreements replaced by employment agreements, which would not entitle the executive officers to such change-of-control payments. Following negotiations with Aviva as to the terms of the proposed employment agreements, Mr. Godlasky, Mr. Boal, Mr. Boltz, Mr. Clark, Mr. Heitz, Mr. Littlefield, Mr. McPhail and Ms. Cushing entered into employment agreements with the Company on July 12, 2006, which will become effective upon completion of the merger and replace the change-of-control agreements.

Each employment agreement has a term of three years, with subsequent automatic one-year renewals unless notice is given. Each executive will be entitled to participate in all employee benefit plans and welfare benefits which are generally available to the Company’s senior executives and will receive an automobile allowance of $10,000 per year. Each executive will also participate in annual incentive and long-term incentive plans. These plans will generally provide payments to the executives only upon attainment of performance goals set by Aviva in consultation with Mr. Godlasky, who will serve as Chief Executive Officer of the surviving corporation. Pursuant to their individual agreements, the following executives will initially serve in these capacities as officers of the Company: Mr. Boal, Executive Vice President and Chief Investment Officer; Mr. Boltz, Executive Vice President and Chief Information Officer; Mr. Clark, Executive Vice President and Chief Product Officer; Mr. Heitz, Executive Vice President — Annuities; Mr. Littlefield, Executive Vice President and General Counsel; Mr. McPhail, Executive Vice President — Life; and Ms. Cushing, Senior Vice President and Controller. The base salaries provided in the respective agreements are as follows: Mr. Godlasky, $750,000; Mr. Boal, $475,000; Mr. Boltz, $310,000; Mr. Clark, $450,000; Mr. Heitz, $460,000; Mr. Littlefield, $400,000; Mr. McPhail, $460,000; and Ms. Cushing, $250,000.

Each agreement provides two retention bonuses as consideration for the executive’s continued services after the merger, including the additional responsibilities and duties that will result from the merger, and for the restrictive covenants to which the executive agrees. The first retention bonus becomes payable on the first anniversary of completion of the merger, if the executive’s employment continues on that date or upon an earlier change of control or termination by the Company without “cause” or for “disability” or by the executive with “good reason” (as those terms are defined in the agreements) or by the executive’s death. The first retention bonus for each executive was determined to represent a fair-value payment to the executive for entering into the employment agreements and agreeing to the restrictive covenants contained in the agreements. The amount of each executive’s first retention bonus will be as follows: Mr Godlasky, $5,178,000; Mr. Boal, $3,195,000; Mr. Boltz, $1,477,000; Mr. Clark, $2,695,000; Mr. Heitz, $3,049,000; Mr. Littlefield, $1,653,000; Mr. McPhail, $2,739,000; and Ms. Cushing, $825,000.

The second retention bonus becomes payable on the third anniversary of completion of the merger, if the executive’s employment continues on that date. The amount of each executive’s second retention bonus will be as follows: Mr. Godlasky, $3,222,000; Mr. Boal, $1,988,000; Mr. Boltz, $919,000; Mr. Clark, $1,677,000; Mr. Heitz, $1,780,000; Mr. Littlefield, $1,028,000; Mr. McPhail, $1,704,000; and Ms. Cushing, $513,000. If, prior to the third anniversary of completion of the merger, there is a termination of the executive’s employment by the Company without “cause” or for “disability” or by the executive with “good reason” (as those terms are defined in the agreements) or by the executive’s death, the executive will receive a pro-rata payment determined by multiplying the executive’s second retention bonus by a fraction, the numerator of which is the number of days of employment between the completion of the merger and the date of termination and the denominator of which is 1095.

If the executive’s employment is terminated by the Company during the term of the agreement other than for “cause” or “disability” or the executive terminates employment for “good reason” (as such terms are defined in the agreement), among other things, the executive will receive a severance amount equal to the sum of his annual base salary and target bonus, with the severance amount being doubled if the termination is in connection with a change of control after the merger. The executive will also receive a pro-rata payment calculated with respect to the executive’s target annual bonus in the year in which the termination occurs and, at the time when any payments of long-term incentive awards are made to other participants in the long-term incentive plan, a pro-rata payment with respect to the actual award (based on the extent of actual achievement of the long-term incentive goals) which the executive would have received but for such termination. The executive’s benefits, including medical benefits and life insurance, will continue for 12 months (or 24 months if the termination is in connection with a change of control after the merger).

If the executive incurs legal fees or costs to enforce his rights under the agreement, and the executive is the prevailing party, the Company will reimburse the executive for such fees and costs, and provide a tax gross-up for any resulting imputed income taxable to the executive. The executives (other than Ms. Cushing) will also be entitled to receive a payment intended to make them whole with respect to the imposition of any parachute excise tax on any payments or benefits.

Each executive agrees to protect the Company’s “confidential information” (as defined in the agreement), both during and after employment. Each executive agrees to provide testimony or assistance to the Company with respect to litigation or proceedings relating to the executive’s employment period with the Company, as reasonably requested. The executives are not currently subject to any non-competition or non-solicitation agreement. However, in the employment agreement which will become effective upon completion of the merger, each executive agrees that during employment and the 12 months after termination the executive will not engage in competition with the Company or any affiliate. During the 12 months after termination the executive will not solicit, attempt to do business with, or otherwise interfere with, the Company’s business relationships with those who were customers or clients (or prospective customers or clients) of the Company at any time during the 12 months immediately prior to the executive’s termination.

When Aviva delivered proposed terms for the employment agreements with the executives, Mr. Godlasky retained Proskauer Rose LLP, or Proskauer Rose, to negotiate with Aviva regarding his employment agreement. Since the proposals for the eight executives were substantially similar, the employment agreement negotiated on behalf of Mr. Godlasky became the model for the Company’s agreements with all eight executives. Because retention of management was a key consideration for Aviva, the board of directors determined that the fees of Proskauer Rose would be paid by the Company.

Management Incentive Plan

Pursuant to the merger agreement if any participant in the Management Incentive Plan, or MIP, including an executive officer, is involuntarily terminated without cause within the 24-month period immediately following completion of the merger, the terminated participant will receive a pro-rated target bonus for the year of termination, and, with respect to any completed year as to which payment has not yet been made, a payment equal to the participant’s target bonus for such year.

MIP Deferral Plan

Participants in the Management Incentive Plan, including executive officers, may elect to defer bonus amounts, which are deemed invested in stock units, under the MIP Deferral Plan. Limited employer matches of the deferred amounts are made and also deemed invested in stock units, which vest after a restricted period of at least three years, or earlier upon a change of control. Pursuant to the merger agreement, upon completion of the merger each stock unit will be converted into the right to receive the per share amount of $69.00 in cash to be received by holders of the Company common stock in the merger. The following table sets forth the amounts that the indicated executive officer will receive upon conversion of their stock units in connection with the completion of the merger, more than 85% of the stock units being attributable to previously earned bonus amounts which were deferred.

				Company
			Company	Match
	Deferred	Deferred Unit	Match	Unit	Total MIP	Total MIP
Name	Units	Values	Units	Values	Units	Value

Thomas C. Godlasky	1,577	$108,823	163	$11,266	1,740	$120,088
Gregory D. Boal	12,584	868,322	644	44,434	13,228	912,756
Michael D. Boltz	61	4,224	31	2,112	92	6,336
Brian J. Clark	1,125	77,602	562	38,801	1,687	116,404
Brenda J. Cushing	1,376	94,970	644	44,434	2,020	139,403
Mark V. Heitz	1,288	88,867	644	44,434	1,932	133,301
Gary R. McPhail	9,695	668,921	3,838	264,833	13,533	933,754
Melinda S. Urion	16,070	1,108,853	644	44,434	16,714	1,153,287

Totals	43,776	$3,020,582	7,170	$494,748	50,946	$3,515,329

Long-Term Incentive Plan

Upon a change of control each non-vested performance unit vests. Pursuant to the merger agreement the performance unit vests at target level and is converted upon completion of the merger into the right to receive the per share amount of $69.00 in cash to be received by holders of the Company common stock in the merger. The following table sets forth the amounts that the indicated executive officers will receive upon conversion of their performance units in connection with the completion of the merger. The table includes some performance units which were determined to be earned and vested in February 2006, but were scheduled to be paid in February 2007.

		LTIP Unit
Name	LTIP Units	Values

Thomas C. Godlasky	35,500	$2,449,500
Gregory D. Boal	20,200	1,393,800
Michael D. Boltz	5,000	345,000
Brian J. Clark	19,000	1,311,000
Mark V. Heitz	19,000	1,311,000
Christopher J. Littlefield	5,000	345,000
Gary R. McPhail	20,200	1,393,800
Melinda S. Urion	16,000	1,104,000

Totals	139,900	$9,653,100

Post-Retirement Consulting and Non-competition Agreement and Restricted Stock Units

The Company entered into a consulting agreement as of December 31, 2005, with Roger K. Brooks, who retired as chief executive officer of the Company on December 29, 2005. The consulting agreement includes non-competition and non-solicitation covenants which remain in effect through December 31, 2008. Pursuant to his consulting agreement, Mr. Brooks was granted 35,296 restricted stock units which would normally vest in five installments, on December 29, 2006, July 1, 2007, December 28, 2007, July 1, 2008, and January 2, 2009, and also vest upon a change of control. Pursuant to the merger agreement, upon completion of the merger each stock unit will be converted into the right to receive the per share amount of $69.00 in cash to be received by holders of the Company common stock in the merger. Upon completion of the merger and conversion of his stock units, Mr. Brooks will receive $2,435,424.

Also, on February 11, 2005, prior to his retirement and in lieu of being granted performance units under the Long-Term Incentive Plan, Mr. Brooks was granted 22,000 restricted stock units, vesting ratably on February 11,

2006, 2007 and 2008. Pursuant to the merger agreement, upon completion of the merger each restricted stock unit will be converted into the right to receive the per share amount of $69.00 in cash to be received by holders of the Company common stock in the merger. Upon completion of the merger Mr. Brooks will receive $1,011,954 upon conversion of his remaining 14,666 restricted stock units, 7,334 restricted stock units having vested on February 11, 2006.

Conversion in the Merger of Restricted Shares of Directors

The non-employee directors are each granted 2,500 restricted shares of Company common stock upon their initial appointment or election to the board. The shares would normally vest and the restrictions would lapse three years after the date of grant. Pursuant to the award agreements, the restrictions will also lapse upon completion of the merger and pursuant to the merger agreement each outstanding share will be converted into the right to receive the per share amount of $69.00 in cash to be received by holders of the Company common stock in the merger. The initial grant to each of the following directors is still subject to restrictions. Upon completion of the merger, each of them will receive $172,500 upon the vesting and conversion of the granted shares: Messrs. Holland, Klein and Strome and Ms. Steiger.

The non-employee directors may elect to receive all or part of their director fees in shares of Company common stock, pursuant to an adjustment formula. Any such shares are subject to restrictions on transfer for not less than two years from the purchase date. Shares held by some of the directors are still subject to such restrictions. Upon completion of the merger those restrictions will lapse. The following table sets forth the amounts that the indicated director will receive upon conversion of these shares in connection with the completion of the merger.

		Total Value of
Name	Restricted Shares	Restricted Shares

Thomas F. Gaffney	3,764	$259,716
Louis A. Holland	1,258	86,802
Ward M. Klein	1,712	118,128
John W. Norris Jr.	3,498	241,362
Jack C. Pester	3,783	261,027
Heidi L. Steiger	1,697	117,093
Stephen Strome	1,042	71,898
F.A. Wittern Jr.	2,837	195,753

Totals	19,591	$1,351,779

Stock Options

Each of the Company’s non-employee directors and executive officers holds options to acquire shares of Company common stock. See “Securities Ownership of Certain Beneficial Owners and Management.” At the effective time of the merger, each outstanding option to purchase shares of Company common stock, whether vested or unvested, will be converted into the right to receive an amount in cash per share subject to the option equal to the excess, if any, of the per share amount of $69.00 in cash for holders of Company common stock over the exercise price of such option, less any required withholding taxes.

The following table sets forth the number of stock options to acquire shares of Company common stock held by the Company’s directors and executive officers as of the date of this proxy statement and an estimate of the total cash amount to be paid with respect to such options in the merger.

	Options
	Exercisable For
	Company
	Common Stock	Weighted Average	Total Cash Value of
Name	(No. of Shares)	Exercise Price	Options

David A. Arledge	14,000	$41.55	$384,300
Roger K. Brooks	490,000	31.25	18,497,500
Thomas F. Gaffney	27,500	35.92	909,700
Thomas C. Godlasky	399,000	34.16	13,901,160
Louis A. Holland	3,500	56.61	43,365
Ward M. Klein	7,000	50.58	128,940
John W. Norris Jr.	27,500	35.92	909,700
Andrew J. Paine Jr.	17,500	40.45	499,625
Jack C. Pester	27,500	35.92	909,700
Heidi L. Steiger	5,833	51.79	100,386
Stephen Strome	7,000	50.58	128,940
John A. Wing	27,500	35.92	909,700
F. A. Wittern Jr.	20,000	39.30	594,000
Gregory D. Boal	66,800	45.08	1,597,856
Michael D. Boltz	20,000	58.85	203,000
Brian J. Clark	131,500	39.32	3,902,920
Brenda J. Cushing	30,500	38.10	942,450
Mark V. Heitz	308,500	32.39	11,294,185
Christopher J. Littlefield	25,000	60.72	207,000
Gary R. McPhail	265,000	33.30	9,460,500
Melinda S. Urion	119,000	39.51	3,509,310

Totals	2,040,133		$69,034,237

Directors’ and Officers’ Indemnification and Insurance

From and after the effective time of the merger, the surviving corporation, to the fullest extent permitted by applicable law, will indemnify, defend and hold harmless and provide advancement of expenses to the Company’s and its subsidiaries’ current and former officers, directors and employees against all losses paid in connection with any claim based on acts or omissions by them in their capacities as such prior to the effective time of the merger, to the extent provided under the Company’s articles of incorporation, bylaws, indemnification agreements and resolutions, if any, in effect on the date of the merger agreement.

For a period of six years after the effective time of the merger, the surviving corporation will maintain coverage under an officers’ and directors’ liability insurance policy on terms and conditions no less advantageous to the directors and officers than the liability insurance policy that the Company maintained for its directors and officers prior to the merger, with respect to claims arising from facts or events that occurred at or before the effective time of the merger, provided that the surviving corporation will not be obligated to pay annual premiums with respect thereto to the extent that they exceed 200% of the last annual premium paid by the Company prior to the effective time of the merger, and if the premiums do exceed such amount, then the surviving corporation will be required to maintain insurance policies that, in the surviving corporation’s reasonably determination, provide maximum coverage available at an annual premium equal to 200% of such last annual premium paid. Alternatively, the surviving corporation may purchase a prepaid “tail” policy for such coverage, which the Company may obtain prior to the effective time of the merger.

Continuation of Employee Benefits

Following the completion of the merger:

•	during the 24-month period following the effective time of the merger, Aviva has agreed to provide employees of the Company and its subsidiaries who continue employment with the surviving corporation after the merger (who are referred to as the affected employees) with compensation, benefits and coverage under employee benefit or compensation plans or arrangements that are, in the aggregate, not less favorable than those provided to the affected employees by the Company immediately prior to the effective time of the merger;

•	Aviva has agreed to cause the surviving corporation to give the affected employees full credit for such employees’ prior service with the Company for purposes of eligibility and vesting under the surviving corporation’s employee benefit plans (including vacation and severance plans established after the effective time of the merger) to the same extent recognized by the Company or its subsidiaries;

•	Aviva has agreed to or to cause the surviving corporation to waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the affected employees under any benefits plans established by Aviva or the surviving corporation, except to the extent that such limitations or waiting periods have not been satisfied under benefits plans existing prior to the effective time of the merger; and

•	Aviva has agreed to cause the surviving corporation to honor employment, severance, consulting, retention and similar agreements and all of the Company’s benefits plans as in effect on July 12, 2006.

Aviva has also agreed to permit the Company to amend (1) the Company’s 401(k) plan to provide that, upon an involuntary termination without cause within 24 months following the effective time, the terminated participant’s account shall immediately be fully vested to the extent permitted by law, (2) the Company’s severance and termination plans to cover position eliminations made within the 24-month period immediately following the effective time of the merger and (3) each of the Company’s annual incentive plans to provide that, upon an involuntary termination within 24 months after the effective time of the merger, the terminated participant will receive a pro-rated bonus payment for the plan year in which the termination occurs.

Delisting and Deregistration of Company Common Stock

If the merger is completed, Company common stock will be delisted from the NYSE and will be deregistered under the Exchange Act.

Certain Relationships Between the Company and Aviva

On November 14, 2005, Aviva and the Company entered into a confidentiality agreement with respect to the Company’s confidential information given to Aviva for Aviva’s due diligence in connection with the merger. Under the terms of the confidentiality agreement, Aviva is required to keep confidential all of the confidential information it has received from the Company (other than materials that become generally available to the public other than as a result of disclosure by Aviva or its representatives and other than materials available to Aviva on a non-confidential basis), and is generally restricted from using such confidential information for any purposes other than in connection with the merger. The confidentiality agreement also contains a “standstill” provision which provides that, for a period of two years following the date of the confidentiality agreement, Aviva and its affiliates will not, unless specifically requested by the Company, (1) acquire or offer or agree to acquire any securities of the Company, (2) make or participate in any solicitation of proxies of the Company or seek to influence any person or entity with respect to the voting of the securities of the Company, (3) submit to the Company any shareholder proposal under Rule 14a-8 of the Exchange Act, (4) make any public announcement with respect to any extraordinary transaction involving the Company and its securities or assets, (5) form, join in or participate in any group in connection with any of the foregoing, (6) seek to have the “standstill” provisions of the confidentiality agreement amended, modified or waived or (7) otherwise take any actions with the purpose or effect of avoiding or circumventing the “standstill” provisions of the confidentiality agreement. Aviva has also agreed that, until the earlier of the completion of the merger or three years following the date of the confidentiality agreement, Aviva will not solicit any person for employment who within 180 days prior to such solicitation was an employee of the Company, or induce any employee of the Company to leave the employ of the Company.

On December 22, 2005, Aviva and the Company entered into a confidentiality agreement with respect to Aviva’s confidential information given to the Company for the Company’s due diligence undertaking in connection with the merger. Under the terms of the confidentiality agreement, the Company is required to keep confidential all of the confidential information it has received from Aviva (other than materials that become generally available to the public other than as a result of disclosure by the Company or its representatives and other than materials available to the Company on a non-confidential basis), and is generally restricted from using such confidential information for any purposes other than in connection with the merger. The agreement does not contain any “standstill” provisions with respect to the securities of Aviva.

Other than the two confidentiality agreements discussed above, there are no present or proposed material agreements, arrangements, understandings or relationships between the Company or any of its executive officers, directors, controlling persons or subsidiaries, on the one hand, and Aviva, Merger Sub or any of their respective executive officers, directors, controlling persons or subsidiaries, on the other hand, other than the merger agreement or with respect to the merger agreement or the transactions contemplated by the merger agreement. Aviva and its affiliates do not own any shares of Company common stock, except as may be held indirectly through mutual funds.

Appraisal Rights

Holders of Company common stock will not have any appraisal rights under the IBCA or under the Company’s articles of incorporation in connection with the merger, and neither the Company nor Aviva will independently provide holders of Company common stock with any such rights.

Merger Financing; Source of Funds

Aviva has represented in the merger agreement that it has or will have available, prior to the effective time of the merger, sufficient cash in immediately available funds to pay or to cause Merger Sub to pay the merger consideration to the Company’s common shareholders and to complete the merger and the transactions contemplated by the merger agreement. The receipt of financing by Aviva is not a condition to the obligations of either party to complete the merger under the terms of the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to shareholders of the Company whose shares of Company common stock are converted into the right to receive cash in the merger. The following summary is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders who are subject to special rules, including: non-U.S. persons, U.S. expatriates, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, cooperatives, pass-through entities and investors in such entities, shareholders who have a functional currency other than the U.S. Dollar, shareholders who hold their shares of Company common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or shareholders who acquired their shares of Company common stock upon the exercise of employee stock options or otherwise as compensation. Further, this discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences relating to the merger.

The Merger

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a shareholder will recognize gain or loss equal to the difference between the amount of cash received by the shareholder in the merger and the shareholder’s adjusted tax basis in the shares of Company common stock converted into cash in the merger. If shares of Company common stock are held by a shareholder as capital assets, gain or loss recognized by such shareholder will be capital gain or loss, which will be long-term capital gain or loss if the shareholder’s holding period for the shares of Company common stock exceeds one year. Capital gains recognized by an individual upon a disposition of a share of Company that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. In addition, there are limits on the deductibility of capital losses. The amount and character of gain or loss must be determined separately for each block of Company common stock (i.e., shares acquired at the same cost in a single transaction) converted into cash in the merger.

Backup Withholding

A shareholder (other than certain exempt shareholders, including, among others, all corporations and certain foreign individuals) whose shares of Company common stock are converted into the per share amount of $69.00 in cash may be subject to backup withholding at the then-applicable rate (under current law, the backup withholding rate is 28%) unless the shareholder provides the shareholder’s taxpayer identification number, or TIN, and certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the Internal Revenue Service, or the IRS. Each shareholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent to shareholders promptly following closing of the merger so as to provide the information and certification necessary to avoid backup withholding. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder by filing a U.S. federal income tax return.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Regulatory Matters

Antitrust

Under the HSR Act and the rules promulgated under that act by the FTC, the merger may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC, and until the specified waiting period has expired or been terminated. The Company and Aviva each filed notification and report forms under the HSR Act with the Antitrust Division and the FTC on August 7, 2006 and, absent a request from the Antitrust Division or the FTC for additional information, the waiting period will expire at 11:59 p.m. on September 6, 2006. The Company and Aviva have also requested early termination of the HSR Act waiting period, which could be granted at any time before the initial HSR Act waiting period expires.

At any time before or after completion of the merger, the Antitrust Division or the FTC could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin completion of the merger or seeking divestiture of substantial assets of the Company or Aviva. Private parties could also take action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Under the merger agreement, Aviva is not required to divest assets or agree to any other condition imposed by a regulatory authority if doing so would be reasonably likely to have a material adverse effect on the Company or a material adverse effect on the benefits, taken as a whole, that Aviva reasonably expects to derive from the merger. See “The Merger Agreement — Covenants and Agreements.”

Additionally, at any time before or after the completion of the merger, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest.

Insurance Regulations

The insurance laws and regulations of all 50 U.S. states, the District of Columbia and the U.S. Virgin Islands generally require that, prior to the acquisition of an insurance company, either through the acquisition of or merger with the insurance company or a holding company of that insurance company, the acquiring company must obtain approval from the insurance commissioner of the insurance company’s state of domicile. Accordingly, Aviva is in the process of making the necessary applications with the insurance commissioners of Iowa, Indiana, Kansas and New York, the states of domicile of the Company’s U.S. insurance company subsidiaries.

In addition, the insurance laws and regulations of Arizona, Hawaii, Kentucky, Minnesota, Oklahoma and South Dakota require that, prior to an acquisition of an insurance company doing business in or licensed by that state (or the acquisition of its holding company), a notice filing disclosing certain market share data in the applicable jurisdiction must be made and an applicable waiting period must expire or be terminated. Aviva is in the process of preparing these notice filings.

Other Regulatory Authorities

Applications or notifications are being filed with certain state and foreign regulatory authorities, including the Ontario Securities Commission, and with self-regulatory organizations, including the National Association of Securities Dealers, in connection with acquisitions or changes in control of subsidiaries of the Company, including broker-dealers and investment advisers, that may be deemed to result from the merger.

Obtaining Regulatory Approvals

Although the Company and Aviva do not expect that any of the foregoing regulatory authorities will raise any significant concerns in connection with their review of the merger, there can be no assurance that the Company and Aviva will obtain all required regulatory approvals, or that those approvals will not include terms, conditions or restrictions that may have a material adverse effect on the Company or the benefits, taken as a whole, that Aviva reasonably expects to derive from the merger.

Other than the filings described above, neither the Company nor Aviva is aware of any regulatory approvals required to be obtained, or waiting periods that must expire, to complete the merger. If they discover that other approvals or waiting periods are necessary, they will seek to comply with them. If any additional approval or action is needed, however, the Company and Aviva may be unable to obtain it, as is the case with respect to other necessary approvals. Even if the Company and Aviva do obtain all necessary approvals, conditions may be placed on any such approval that could cause Aviva to abandon the merger.

THE MERGER AGREEMENT

The following summary describes selected material provisions of the merger agreement and is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. This summary may not contain all of the information about the merger agreement that is important to you. You are encouraged to carefully read the merger agreement in its entirety, as it is the legal document that contains the terms and conditions of the merger.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company. Such information can be found elsewhere in this document and in the public filings that the Company makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov.

The representations and warranties described below and included in the merger agreement were made by the Company to Aviva and Merger Sub and by Aviva and Merger Sub to the Company. These representations and warranties were made as of specific dates and are in some cases subject to important exceptions, limitations and supplemental information contained in the confidential disclosure letter the Company provided to Aviva and Merger Sub in connection with the signing of the merger agreement, and are additionally subject to contractual standards of materiality that may be different from that generally applicable under federal securities laws. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Aviva and the Company, rather than to establish matters as facts. While the Company does not believe that its disclosure letter contains information the securities laws require it to disclose, other than information that has already been so disclosed, the disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since the representations and warranties are subject, in important part, to the Company’s underlying disclosure letter. The Company’s disclosure letter contains information that has been included in its prior public disclosures, as well as additional non-public information. Information concerning the subject matter of the Company’s representations and warranties may have changed since the date of the merger agreement, and subsequent information may or may not be fully reflected in its public disclosures.

Structure of the Merger

If all the conditions to the merger are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub, an indirect wholly owned subsidiary of Aviva, will merge with and into the Company. The separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation and will become an indirect wholly owned subsidiary of Aviva.

Completion and Effectiveness of the Merger

The closing of the merger will occur on the second business day after all of the conditions to completion of the merger contained in the merger agreement are satisfied or waived, unless another date is agreed to by the Company and Aviva. The merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of Iowa or at such later time as is specified in the articles of merger.

Merger Consideration

Company Common Stock.  At the effective time of the merger, each issued and outstanding share of Company common stock will be automatically cancelled, extinguished and converted into the right to receive $69.00 in cash, without interest and less any applicable withholding taxes, less any required withholding taxes. Shares of Company common stock held in treasury by the Company or held by any of the Company’s subsidiaries immediately prior to the effective time of the merger will be cancelled, and no payment will be made with respect to such shares.

Stock Options and Other Awards.  At the effective time of the merger, each outstanding option to purchase shares of Company common stock, whether vested or unvested, will be converted into the right to receive an amount in cash per share subject to the option equal to the excess, if any, of the per share amount of $69.00 in cash for holders of Company common stock over the exercise price of such option, less any required withholding taxes.

Each stock unit, performance unit or similar award, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger shall be converted into the right to receive an amount of cash per unit or award equal to the per share amount of $69.00 in cash for holders of Company common stock, less any required withholding taxes. Each SAR, whether vested or unvested, that is outstanding immediately prior to the effective time shall be converted into the right to receive an amount of cash per stock unit to which the SAR relates equal to the product of (1) the total number of unexercised stock units to which the SAR relates multiplied by (2) the excess of the per share amount of $69.00 in cash for holders of Company common stock over the fair market value of a share of Company common stock on the SAR’s date of grant, less any required withholding taxes.

The cash into which the shares of Company common stock and the outstanding stock options, stock units, performance awards, SARs and similar awards is to be converted is collectively referred to as the “merger consideration.”

Exchange Procedures.  At the effective time of the merger, Aviva will deposit cash in an amount sufficient to pay the merger consideration to holders of the Company common stock with the exchange agent. Promptly after the effective time of the merger, Aviva will cause the exchange agent to mail to each record holder of Company common stock a letter of transmittal for use in the exchange of such holder’s certificates representing shares of Company common stock for the per share amount of $69.00 in cash payable with respect to such certificates. Those holders of Company common stock who properly surrender their certificates representing shares of Company common stock in accordance with the exchange agent’s instructions will receive an amount in cash equal to the per share amount of $69.00 in cash multiplied by the number of shares of Company common stock represented by such certificate immediately prior to the effective time of the merger, plus any dividends or other distributions with a record date prior to July 12, 2006 remaining unpaid with respect to such Company common stock. After the effective time of the merger, each certificate formerly representing shares of Company common stock that has not been surrendered will represent only the right to receive the per share amount of $69.00 in cash multiplied by the number of shares of Company common stock represented by such certificate immediately prior to the effective time of the merger, plus any dividends or other distributions with a record date prior to July 12, 2006 remaining unpaid with respect to such Company common stock.

You should not send your Company common stock certificates to the exchange agent until you have received the transmittal materials from the exchange agent. Do not return your Company common stock certificates with the enclosed proxy, and do not forward your stock certificates to the exchange agent without a letter of transmittal.

If you hold your shares in book-entry form — that is, without a stock certificate — the exchange agent will automatically send you the per share amount of $69.00 in cash in exchange for the cancellation of your shares of Company common stock after completion of the merger, provided that you comply with applicable tax certification requirements. If your shares of Company common stock are held in “street name” by your broker, you will receive instructions from your broker as to how to surrender your “street name” shares and receive cash for those shares.

Transfers of Ownership and Lost Stock Certificates.  Following the effective time of the merger, the Company will not register or transfer any shares of Company common stock on its stock transfer books.

If a certificate representing Company common stock is lost, stolen or destroyed, the holder of such certificate will be required to deliver an affidavit (and may be required to enter into an indemnity agreement) prior to receiving the per share amount of $69.00 in cash and any dividends or other distributions payable in respect of the shares of Company common stock represented by such certificate.

Conclusion of Exchange Period; Unclaimed Merger Consideration.  The exchange agent will return to Aviva any portion of the merger consideration, certificates and other documents in the exchange agent’s possession that remain unclaimed by holders of Company common stock one year after the effective time of the merger. Thereafter, a holder of Company common stock, stock options or other awards must look only to the surviving corporation for payment of the merger consideration to which the holder is entitled under the terms of the merger agreement. Aviva, the surviving corporation and the exchange agent will not be liable to any holder of shares of Company common stock for any amount paid to a public authority under any applicable abandoned property, escheat or similar law. Any portion of the merger consideration remaining unclaimed by holders of Company common stock, stock options or other awards as of a date that is immediately prior to such time as such amount would otherwise escheat to or become property of any governmental entity will, to the extent permitted by law, become the property of the surviving corporation, free and clear of any claims or interest of any person previously entitled to such merger consideration.

Corporate Governance Matters

Articles of Incorporation and Bylaws of the Surviving Corporation

The Company’s articles of incorporation as in effect immediately prior to the effective time of the merger will be the articles of incorporation of the surviving corporation. The bylaws of Merger Sub as in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation.

Directors and Officers of the Surviving Corporation

The directors of Merger Sub immediately prior to the effective time of the merger will be the directors of the surviving corporation, except that the president and chief executive officer of the Company will also be a director of the surviving corporation, with each director holding office until the next annual meeting (or the earlier of their resignation or removal) and until their respective successors are duly elected and qualified.

The Company’s officers immediately prior to the effective time of the merger will be the officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified.

Representations and Warranties

The Company’s representations and warranties in the merger agreement relate to, among other things, corporate matters, including due organization, subsidiaries, standing, the power to conduct the Company’s business and its qualification to do business; capital structure; the authorization, execution, delivery, performance and enforceability of the merger agreement; the absence of conflicts with, or violations of, the Company’s organizational documents, contracts, applicable law or judgments, orders or decrees or other obligations; required consents and approvals; SEC filings, financial statements and regulatory reports; compliance with applicable laws and reporting requirements; compliance with the Sarbanes-Oxley Act of 2002; legal proceedings; the filing of tax returns, the status of unpaid taxes and other tax matters; material contracts; employee benefit plans, employees and labor matters; the Company’s subsidiaries; agreements with regulators; the absence of material adverse effects and specified changes; board approval of the merger agreement and the vote required to approve the merger; owned and leased property; intellectual property; brokers and finders; the opinion of the Company’s financial advisor; takeover laws; the accuracy of information contained in this proxy statement; the licensing and registration of the Company’s broker-dealers; insurance reports; insurance business matters; risk management instruments; producer sales and marketing matters; and reinsurance matters.

Certain of the Company’s representations and warranties are qualified as to materiality or as to “material adverse effect.” When used with respect to the Company or any of its subsidiaries, the term “material adverse effect” means any event, change, circumstance, state of facts or effect, alone or in combination, that has had or is reasonably likely to have a material adverse effect on (1) the financial condition, properties, assets, liabilities, businesses or results of operations of the Company and its subsidiaries, taken as a whole, or (2) the Company’s ability to timely perform its obligations under the merger agreement. With respect to (1) above, a material adverse effect does not include any effect to the extent resulting from or arising in connection with:

•	changes in the economy in general in the United States;

•	changes in U.S. or global financial or securities markets or conditions, including those caused by natural catastrophes, acts of war, hostility or terrorism;

•	changes in the life insurance and annuity industries generally (excluding changes in applicable laws), provided that such changes do not have a materially disproportionate effect on the Company or any of its subsidiaries;

•	changes in applicable law or releases, or the adoption, modification or interpretation by the SEC of any laws or releases relating to annuities and life insurance contracts offering equity index strategies or total return accounts, including those offered by the Company’s subsidiaries that issue insurance policies;

•	changes in U.S. generally accepted accounting principles or statutory accounting practices prescribed or permitted by the applicable state regulatory agency after July 12, 2006;

•	any adverse development after July 12, 2006 in certain pending litigations, mediations, arbitrations and regulatory investigations, inquiries and proceedings, other than any such development that, considered in the aggregate with all other adverse or positive developments in connection with such litigations, mediations, arbitrations and regulatory investigations, inquiries and proceedings, would materially increase the reasonably anticipated economic impact on the Company and its subsidiaries, taken as a whole, of the disposition of such litigations, mediations, arbitrations and regulatory investigations, inquiries and proceedings compared to the reasonable expectations of the parties as of July 12, 2006; or

•	changes or developments directly resulting from the execution, delivery and performance of the merger agreement, or the announcement of the merger.

The Company’s representations and warranties are subject to information disclosed in the confidential disclosure letter that it delivered to Aviva. In addition, the representations and warranties are subject to information in the Company’s SEC filings, excluding information provided under the headings “Safe Harbor Statement,” “Risk Factors,” or any similar sections and any disclosures of risks included in the Company’s SEC filings that are predictive or forward-looking in nature.

The merger agreement also contains representations and warranties made by Aviva and Merger Sub to the Company relating to, among other things, corporate matters, including due organization, subsidiaries, standing, the power to conduct their businesses and qualification to do business; the authorization, execution, delivery, performance and enforceability of the merger agreement; the absence of conflicts with, or violations of, their organizational documents, certain contracts, applicable law or judgments, orders or decrees or other obligations; required consents and approvals; the accuracy of information provided by Aviva and Merger Sub for inclusion in this proxy statement; Aviva’s ability to pay the merger consideration; the absence of any requirement to have Aviva’s shareholders approve the merger agreement or the transactions contemplated by the merger agreement; the absence of any record or beneficial ownership of Company common stock; and the formation and operations of the Merger Sub.

Certain of Aviva’s and Merger Sub’s representations and warranties are qualified as to materiality or as to “material adverse effect.” When used with respect to Aviva or Merger Sub, the term “material adverse effect” means any event or events that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Aviva or Merger Sub to perform their respective obligations under the merger agreement.

Covenants and Agreements

Conduct of the Company.  The Company has agreed that, until the effective time of the merger or termination of the merger agreement, it will conduct its operations in the ordinary course consistent with past practice and use all reasonable efforts to preserve intact its business organizations and relationships with third parties (including employees, customers, suppliers and those persons with whom the Company has business dealings) and maintain their rights, franchises, licenses and other authorizations issued by governmental entities. The merger agreement also provides that, without the prior written consent of Aviva, the Company will not, and will not permit any of its subsidiaries to:

•	enter into any new material line of business;

•	enter into, amend or terminate any material reinsurance, coinsurance, modified coinsurance or any similar contract without the consent of Aviva (which consent will not be unreasonably withheld or delayed);

•	alter or amend in any material respect existing underwriting, claim handling, loss control, actuarial, financial reporting or accounting practices, guidelines or policies or any material assumption underlying an actuarial practice or policy, except as required by generally accepted accounting principles or statutory accounting practices;

•	incur or commit to any capital expenditure, or any obligation or liability in connection with any capital expenditure, other than in the ordinary course of business consistent with past practice;

•	enter into, amend or terminate any material lease, contract or agreement, other than in the ordinary course of business consistent with past practice;

•	declare or pay any dividend or distribution with respect to the Company’s capital stock (other than the regular quarterly cash dividend on the Company’s Series A Preferred Stock);

•	split, combine, or reclassify any outstanding shares of capital stock, or issue or authorize any other securities;

•	purchase, redeem or otherwise acquire any of its own capital stock or any securities convertible into or exercisable for any shares of its capital stock, unless such repurchases, redemptions or acquisitions are required under the terms of certain outstanding securities or its stock option or award plans;

•	issue, deliver, sell, pledge or encumber any shares of its capital stock, voting debt, SARs, stock unit or similar equity award, or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any shares of the Company’s capital stock or voting debt, other than in connection with the Company’s Income PRIDESsm and the exercise or settlement of stock options, stock units, performance units, SARs or similar awards under the Company’s benefits plans;

•	adopt or propose a change in the Company’s articles of incorporation or bylaws;

•	acquire or dispose of any corporation, partnership, association or other business organization or division or any material assets, by merging or consolidating with, purchasing a substantial portion of the assets or any stock of such entity or by any other manner, other than in the ordinary course of business consistent with past practice and investments made according to its investment policy;

•	sell, lease, assign, encumber or otherwise dispose of any material assets, other than in the ordinary course of business consistent with past practice and investments made according to its investment policy;

•	subject to limited exceptions, incur, create, assume or guarantee indebtedness for borrowed money, other than to replace existing indebtedness at a lower cost of capital;

•	subject to limited exceptions, issue or sell any debt securities or rights to acquire debt securities, or guarantee any debt securities of others;

•	subject to limited exceptions, enter into any agreement to maintain the financial condition of any other entity;

•	pay, discharge, settle or satisfy any material claim, litigation, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge, settlement or satisfaction (1) made in the ordinary course of business, (2) made in accordance with the terms of the liabilities reflected in the Company’s filings with the SEC and (3) incurred since the date of such filing in the ordinary course of business consistent with past practice;

•	modify, amend or terminate any material contract, other than in the ordinary course of business, or enter into new material contracts;

•	materially modify, amend or terminate (1) any insurance coverage the Company or its subsidiaries maintained which is not replaced by a comparable amount of insurance coverage, or (2) any investment or any risk management or derivatives use policy currently used, except as required by applicable law or changes in generally accepted accounting practices or statutory accounting policies;

•	change methods of accounting, except as disclosed in documents filed with the SEC or as required by changes in generally accepted accounting principles or statutory accounting practices;

•	(1) enter into, adopt, amend or terminate any material benefit plan; (2) issue any new awards or grants or pay additional compensation or benefits to any director, officer, agent, independent contractor or employee, other than additional compensation or benefits paid in the ordinary course of business consistent with past practice or amounts required by law or by any existing commitments; or (3) accelerate the vesting of any equity-related award;

•	adopt any plan or resolutions providing for or authorizing a liquidation, dissolution, restructuring, recapitalization or other material reorganization;

•	(1) make, amend or change any material tax election; (2) make a request for a tax ruling or enter into any agreement with a taxing authority; (3) settle or compromise any material tax liability or tax claim in excess of amounts specifically reserved for such purpose; (4) file any amendments to previously filed tax returns; (5) surrender any right to claim a refund; (6) make any distribution or enter into any transaction, other than in the ordinary course of business, that could materially increase the Company’s taxes; (7) file any tax return in a manner that could be materially inconsistent with past custom and practice; or (8) change the Company’s method of tax accounting, except as required by law, generally accepted accounting principles or statutory accounting practices;

•	fail to cause each of the Company’s applicable investment advisors to comply with the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder;

•	fail to file or publicly furnish all required documents with or to the SEC, and to comply in all material respects with the Securities Act of 1933, as amended, the Exchange Act, and the rules and regulations of the SEC; or

•	agree or commit to do any of the foregoing.

Recommendations of the Boards of Directors; Shareholders’ Meetings.  The Company has agreed to file this proxy statement with the SEC as promptly as practicable following the date of the merger agreement, but in no case later than 45 days after the date of the merger agreement, and to use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC and to cause the proxy statement to be mailed to shareholders as promptly as practicable following the date of the merger agreement.

The merger agreement requires the Company to take all action necessary to convene a meeting of its shareholders as promptly as practicable for the purpose of obtaining approval of the transactions contemplated by the merger agreement, and, subject to applicable law, to provide notice of the meeting to all holders of the Company’s Series A Preferred Stock. The board of directors will use its reasonable best efforts to solicit approval of the merger agreement by the Company’s common shareholders and will recommend that the Company’s common shareholders vote to approve the merger agreement. The board of directors is not obligated to make such recommendation to the extent that it reasonably determines in good faith, after consultation with outside legal counsel, that failure of the board of directors to so recommend is required in order to comply with the directors’ fiduciary obligations under applicable law. However, the board of directors is obligated to submit the merger agreement to the Company’s common shareholders for a vote on approval to the extent consistent with applicable law, unless the merger agreement has been terminated in accordance with its terms before the meeting.

The Company has also agreed that after consultation with Aviva it may adjourn or postpone the special meeting (1) to the extent necessary to ensure that any required supplement or amendment to the proxy statement is provided to shareholders; (2) if as of the time of the meeting there are insufficient shares of common stock represented to constitute a quorum necessary to conduct the business of the meeting; or (3) to solicit additional proxies if there are insufficient proxies at the time of the meeting to provide the required shareholder vote.

The merger agreement provides that nothing will prohibit or impede the Company from taking and disclosing to the shareholders a position as required by applicable law if, in the good faith judgment of the Company’s board of directors, after consultation with outside legal counsel, failure to so disclose would be inconsistent with applicable law.

Access to Information.  To the extent permitted by applicable law, the Company has agreed to provide Aviva, its officers, employees, accountants, counsel, financial advisors and other representatives with reasonable access to the Company’s properties, books, contracts, records, commitments, officers and employees, and to make available to Aviva a copy of each document filed or received by the Company pursuant to the requirements of applicable laws and all other information concerning the Company’s business, properties and personnel as Aviva may reasonably request. All such information is to remain confidential in accordance with the terms of the confidentiality agreement between Aviva and the Company.

Reasonable Best Efforts.  The Company, Aviva and Merger Sub will cooperate and will use all reasonable best efforts to:

•	take all actions necessary, proper or advisable to comply with all legal requirements that may be imposed on such party or its subsidiaries with respect to the merger and to complete the transactions contemplated by the merger agreement as promptly as practicable;

•	obtain any consent, authorization, order or approval of, or any exemption from any third party that is required to be obtained or made by such party or any of its subsidiaries in connection with the merger and the transactions contemplated by the merger agreement; and

•	cooperate in connection with any financing undertaken by Aviva to fund the merger, including facilitating due diligence and arranging senior officers to meet with prospective lenders and investors in presentations, including preparing and filing all documentation in connection with all necessary filings, applications and other documents.

In order to comply with its agreement to use its reasonable best efforts to complete the merger, neither Aviva nor any of its subsidiaries will be required to (1) sell, divest, hold separate, or otherwise dispose of any of their or the Company’s respective businesses, product lines or assets, (2) conduct their or the Company’s respective businesses in a specified manner or (3) agree to take any such action, or agree to take any other action or agree to any restriction, limitation or condition that would or would reasonably be likely to have (a) a material adverse effect on the Company or (b) a material adverse effect on the benefits, taken as a whole, that Aviva reasonably expected to derive from the merger, other than those customarily imposed by regulatory agencies in transactions similar to the merger.

In order to comply with its agreement to use its reasonable best efforts to complete the merger, the Company will agree to divest, hold separate or otherwise take or commit to take any action with respect to its businesses, services or assets or any of its subsidiaries only if requested to do so by Aviva in writing; provided that any such action shall be conditioned upon the completion of the merger.

The merger agreement provides that each of the Company and Aviva are required to file a notification form under the HSR Act with the Antitrust Division and the FTC, and to make as soon as practicable, but in no event later than 30 days after the date of the merger agreement, the filings for such approvals and consents as are required under the insurance laws of the states where the Company’s insurance subsidiaries are domiciled or commercially domiciled or any foreign state where they are licensed to do business. See “The Merger — Regulatory Matters.”

Other Offers.  The merger agreement provides that neither the Company nor any of its subsidiaries nor any officers or directors will, and that the Company will cause its employees, investment bankers, attorneys, accountants, representatives and other agents not to, directly or indirectly, take any action to:

•	initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to an acquisition proposal;

•	have any discussions with or provide any confidential information or data to any person relating to an acquisition proposal or engage in any negotiations concerning or knowingly facilitate any effort or attempt to make or implement an acquisition proposal;

•	approve, adopt, recommend, execute or enter into any agreement related to any acquisition proposal; or

•	propose or agree to any of the foregoing.

For purposes of the merger agreement, an “acquisition proposal” is any offer or proposal for, or any indication of interest in:

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or its subsidiaries;

•	any purchase or sale of 10% or more of the consolidated assets of the Company and its subsidiaries, taken as a whole; or

•	any purchase or sale of, or tender or exchange offer for, the Company’s voting securities that if completed would result in any person (or the shareholders of such person) beneficially owning securities representing 10% or more of the total voting power of the Company and its subsidiaries or the voting power of any of the Company’s subsidiaries.

However, the Company’s board of directors, prior to the approval of the merger agreement by the Company’s common shareholders, may engage in discussions and negotiations with a third party that has made a bona fide unsolicited written acquisition proposal, and, subject to entry into a confidentiality agreement with such third party on terms no less favorable to the Company than those in the confidentiality agreement the Company entered into with Aviva, may provide non-public information or data to such third party, if the Company’s board of directors determines in good faith by majority vote, after consultation with its financial advisor and outside legal counsel, that the acquisition proposal is or is reasonably likely to lead to a superior proposal; provided that the Company’s board of directors determines in good faith, after consultation with outside legal counsel, that failure to take such action would be a breach of its fiduciary duties under applicable law.

For purposes of the merger agreement, a “superior proposal” is any bona fide unsolicited written acquisition proposal that is not attributable to actions initiated by the Company or its subsidiaries, or any of their directors, officers, employees or agents, for a majority of the Company’s or its subsidiaries’ total voting power or a majority of the Company’s and its subsidiaries’ total assets, that its board of directors determines in good faith, after consultation with its financial advisors and outside legal advisor, taking into account, among other things, its obligations under applicable law, the terms and conditions of the proposal, including price, form of consideration, financing conditions, closing conditions and other aspects of the proposal and the person making the proposal (including any break-up fees and expense reimbursement provisions):

•	is more favorable to the Company’s common shareholders from a financial point of view than the merger with Aviva and the other transactions contemplated by the merger agreement; and

•	is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required government approvals and otherwise reasonably capable of being completed on the terms proposed.

The merger agreement obligates the Company to promptly notify Aviva upon receipt of any acquisition proposal, request for non-public information by any third party that has made or is considering making an acquisition proposal or inquiry from a third party seeking to discuss a possible acquisition proposal. Such notice must be given (both orally and confirmed in writing) no later than 24 hours after the receipt of such acquisition proposal, request or inquiry and must identify the third party and set forth the material terms and conditions of the acquisition proposal. The merger agreement also provides that the Company must promptly notify Aviva, both orally and in writing, within 24 hours, if the Company enters into discussions or negotiations concerning any acquisition proposal or provides non-public information to any third person, and must keep Aviva informed of the status and material terms of any such acquisition proposal or negotiation.

The merger agreement also provides that the Company will and will cause its subsidiaries and its officers, directors, agents, representatives and advisors to immediately cease and terminate any and all existing activities, discussions or negotiations with third parties conducted prior to the date of the merger agreement with respect to any acquisition proposal, and will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement with respect to any acquisition proposal.

Fees and Expenses.  Aviva and the Company will each pay all their own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, except for the termination fees described below.

Directors’ and Officers’ Liability.  The merger agreement provides that following the effective time of the merger, the surviving corporation will, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless and provide advancement of expenses to the Company’s and its subsidiaries’ current and former officers, directors and employees against all losses paid in connection with any claim based on acts or omissions by them in their capacities as such at or prior to the effective time of the merger, to the extent provided under the Company’s articles of incorporation, bylaws, indemnification agreements and resolutions, if any, in effect on the date of the merger agreement.

The merger agreement further requires the surviving corporation, for a minimum of six years following the effective time of the merger, to maintain coverage under an officers’ and directors’ liability insurance policy on terms and conditions no less advantageous to the directors and officers than the liability insurance policy that the Company maintained for its directors and officers prior to the merger, with respect to claims arising from facts or events that occurred at or before the effective time of the merger, provided that the surviving corporation will not be obligated to pay such annual premiums to the extent that they exceed 200% of the last annual premium paid by the Company prior to the effective time of the merger, and if the premiums do exceed 200% of the Company’s last annual premium paid, then the surviving corporation will cause to be maintained insurance policies that, in the surviving corporation’s reasonable determination, provide maximum coverage available at an annual premium equal to 200% of such last annual premium paid. Alternatively, the surviving corporation may purchase a prepaid “tail” policy for such coverage, which the Company may obtain prior to the effective time of the merger.

Employee Benefit Matters.  Aviva has agreed that those individuals who are employed by the Company or any of its subsidiaries prior to the effective time of the merger will continue to be employees of the surviving corporation or its subsidiaries, subject to the ability of the applicable employer to terminate the employment of such employees. For a period of 24 months after the effective time of the merger, Aviva or the surviving corporation will provide all individuals who are employed by the Company as of closing and who remain employees of the surviving corporation or its subsidiaries after the effective time of the merger with compensation, benefits and coverage that are, in the aggregate, no less favorable (as reasonably determined by Aviva in good faith) than those provided to such employees immediately prior to the effective time of the merger. Aviva has agreed that it or the surviving corporation will honor all of the Company’s benefit plans in accordance with their terms, including full credit for purposes of eligibility, vesting and determination of level of benefits. Aviva and the surviving corporation will waive all limitations as to pre-existing conditions, exclusions, waiting periods and certain other requirements under welfare benefit plans, provide credit for co-payments and deductibles paid and generally recognize prior service with the Company prior to closing for purposes of any employee benefit plans. The surviving corporation will honor all employment, severance, consulting, retention and similar arrangements and all of the Company’s benefit plans as in effect as of the date of the merger agreement, subject to any amendment or termination that may be permitted by the terms of any plan.

Aviva has also agreed to permit the Company to amend (1) the Company’s 401(k) plan to provide that, upon an involuntary termination without cause within 24 months following the closing date, the terminated participant’s account shall immediately be fully vested to the extent permitted by law, (2) the Company’s severance and termination plans to cover position eliminations made within the 24-month period immediately following the closing date and (3) each of the Company’s annual incentive plans to provide that, upon an involuntary termination without cause within 24 months after the closing date, the terminated participant will receive a pro-rated bonus payment for the plan year in which the termination occurs.

Tax Treatment.  The Company and its subsidiaries will cooperate with Aviva in the preparation, execution and filing or all tax returns or other documents regarding any taxes or similar fees and any additional amount imposed in connection with such fees, taxes, or charges as levied by any taxing authority in connection with the transactions contemplated by the merger agreement and take all reasonable steps necessary to obtain any exemptions from such transfer taxes.

Public Announcements.  Aviva and the Company have agreed to use their reasonable best efforts to (1) develop a joint communications plan, (2) ensure that all press releases and other public statements with respect to the transactions contemplated by merger agreement are consistent with such communications plan and (3) consult with each other before issuing any press release or any public statement with respect to the merger agreement, unless otherwise required by applicable law or any listing agreement with any national securities exchange.

Stock Exchange Delisting.  Aviva and the Company have agreed to cooperate with each other in taking, or causing to be taken, all actions necessary to delist Company common stock from the NYSE and to terminate registration under the Exchange Act, effective as of the effective time of the merger.

Exempt Transactions.  The Company’s board of directors may adopt a resolution before the effective time of the merger providing that the dispositions of equity securities by the officers and directors of the Company and its subsidiaries, who immediately prior to the closing are subject to the reporting requirements of Section 16(a) of the Exchange Act, are intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

Takeover Statute.  The Company’s board of directors has agreed to (1) take all actions reasonably necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to the merger agreement and the related transactions and (2) if any takeover statute or similar regulation becomes applicable to the merger agreement or the related transactions, take all actions reasonably necessary to ensure that the merger and related transactions may be completed as promptly as practicable on the terms contemplated by the merger agreement and minimize the effect of such statute or regulation on the merger and the transactions contemplated by the merger agreement.

Obligations of Merger Sub.  Aviva has agreed to take all actions necessary to cause Merger Sub to perform its obligations, when due, under the merger agreement.

Headquarters; Community Commitments.  Aviva has acknowledged its intention to maintain the surviving corporation’s principal executive offices in Des Moines, Iowa. Aviva has also agreed to cause the surviving corporation to engage in charitable and community giving and other charitable and community activities to at least the same degree as currently undertaken by the Company, and to honor and fulfill all charitable and community commitments made by the Company prior to the date of the merger agreement.

Conditions to Completion of the Merger

The obligations of Aviva and the Company to complete the merger are subject to the satisfaction or waiver, where legally permissible, of the following conditions:

•	the merger agreement will have been approved by the Company’s common shareholders;

•	the waiting period applicable to the completion of the merger under the HSR Act will have expired or been terminated; and

•	no governmental entity or court will have enacted, issued, enforced or entered any temporary restraining order, injunction, order, law, regulation, judgment, decree or other restraint which prohibits, enjoins or makes illegal the completion of the merger.

In addition, the obligations of Aviva and Merger Sub to complete the merger are subject to the satisfaction or waiver, prior to the effective time of the merger, of the following conditions:

•	the Company’s representation as to the absence of a material adverse effect on the Company since December 31, 2005 will be true and correct as of July 12, 2006 and as of closing;

•	the Company’s representations and warranties in the merger agreement relating to its due organization will be true and correct in all material respects as of July 12, 2006 and as of closing;

•	the Company’s representations and warranties in the merger agreement relating to its capital stock, outstanding stock options, stock units, SARs and similar awards will be true and correct in all material respects as of the date specified in such representation;

•	the Company’s other representations and warranties in the merger agreement, disregarding all qualifications and exceptions therein relating to materiality, will be true in all respects as of the date of the merger agreement and as of closing (provided that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except for failure to be so true and correct which would not, individually or in the aggregate, have a material adverse effect on the Company;

•	the Company will have performed or complied with all agreements and covenants required under the merger agreement that are qualified as to materiality at or prior to closing or complied in all material respects with all other obligations required to be performed by the Company under the merger agreement at or prior to closing, and Aviva will have received a certificate from the Company to such effect, signed by the Company’s chief executive officer or its chief financial officer; and

•	all required governmental authorizations, consents, orders, approvals, declarations or filings that the Company must obtain will have been filed, occurred or been obtained and will be in full force and effect, other than those the absence or invalidity of which could not be reasonably expected to have, individually or in the aggregate, a material adverse effect on either the Company or on the benefits, taken as a whole, that Aviva reasonably expected to derive from the transactions contemplated by the merger agreement.

In addition, the Company’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Aviva in the merger agreement relating to its ability to have sufficient cash immediately available to pay the merger consideration will be true and correct in all material respects as of the date of the merger agreement and as of closing;

•	Aviva’s and Merger Sub’s other representations and warranties in the merger agreement, disregarding all qualifications and exceptions therein relating to materiality, will be true and correct in all respects as of the date of the merger agreement and as of closing (provided that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except for failure to be so true and correct which would not, individually or in the aggregate, have a material adverse effect on Aviva;

•	Aviva will have performed or complied with all agreements and covenants required under the merger agreement that are qualified as to materiality at or prior to closing or complied in all material respects with all other obligations required to be performed by it under the merger agreement at or prior to closing, and the Company will have received a certificate from Aviva to such effect, signed by a senior officer of Aviva; and

•	all required governmental authorizations, consents, orders, approvals, declarations or filings that Aviva must obtain will have been filed, occurred or been obtained and will be in full force and effect, other than those the absence or invalidity of which could not be reasonably expected to have, individually or in the aggregate, a material adverse effect on either the Company or on the benefits, taken as a whole, that Aviva reasonably expected to derive from the transactions contemplated by the merger agreement.

Neither the Company nor Aviva nor Merger Sub may fail to complete the merger or terminate the merger agreement and abandon the merger because any condition to closing has not been satisfied, if such failure was caused by such party’s breach of any provision of the merger agreement or failure to use its reasonable best efforts to complete the merger and related transactions.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, notwithstanding any approval of the merger agreement by the Company’s common shareholders:

•	by mutual written consent of Aviva and the Company;

•	by either Aviva or the Company on written notice to the other party if:

•	a governmental entity has denied a required approval or has issued a non-appealable final order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger; provided, however, that this right to terminate will not be available to a party whose failure to fulfill in any material respect any obligation under the merger agreement has caused or resulted in the failure of a condition to complete the merger;

•	the merger is not completed by March 31, 2007; provided, however, that this right to terminate will not be available to a party whose failure to fulfill in any material respect any obligation under the merger agreement has caused or resulted in the failure of a condition to complete the merger;

•	the other party breaches any of its covenants, agreements, representations or warranties, such that the closing conditions to the non-breaching party’s obligation to effect the merger would not be satisfied and the breach or failure to perform is not curable, or if curable, has not been cured within 60 days following receipt of written notice from the non-breaching party of such breach or failure to perform; or

•	the approval of the merger agreement by the Company’s common shareholders is not obtained at the special meeting or at any adjournment or postponement of such meeting.

•	by Aviva on written notice if the Company’s board of directors fails to recommend approval of the merger agreement at the special meeting or withdraws, modifies or qualifies its recommendation in a manner materially adverse to Aviva or to the completion of the merger prior to the receipt of approval of the merger agreement by the Company shareholders, or resolves to take any such action; or

•	by the Company, prior to the receipt of approval of the merger agreement by its shareholders, to enter into an agreement for an acquisition proposal that its board of directors determines in good faith (after consultation with its outside legal counsel and financial advisors), in the exercise of its fiduciary duties, constitutes a superior proposal, provided that the Company must notify Aviva in writing of its intention to terminate and the terms and conditions of the third-party acquisition proposal no less than five business days before such termination, and must take into account any changes to the terms and conditions of the merger agreement proposed by Aviva in response.

Effect of Termination

If the merger agreement is terminated and the merger is abandoned as described above, the merger agreement will be void and there will be no liability or obligation on the part of any party to the merger agreement, or their respective officers or directors, other than the obligation to pay, if applicable, fees and expenses in accordance with the merger agreement, and no party will be relieved or released from any liabilities or damages resulting from any willful breach of the merger agreement. In addition, the parties’ obligations under the confidentiality agreement previously entered into will survive termination of the merger agreement.

The Company has agreed to pay Aviva a termination fee of $90,000,000 and to reimburse Aviva for up to $12,500,000 of its out-of-pocket fees and expenses incurred in connection with the merger in the event that the merger agreement is terminated under the following circumstances, such payment to occur on the business day following termination in the case of the second and third bullets below, or entry into or completion of a third party acquisition proposal in the case of the first and fourth bullets below:

•	if Aviva terminates the merger agreement because the merger is not completed on or before March 31, 2007; (1) at any time after July 12, 2006 and before such termination, an acquisition proposal is publicly announced, otherwise enters the public domain or is publicly communicated to the senior officers or board of directors of the Company and is not irrevocably withdrawn; (2) at the time of termination, Aviva is not in breach of its representations, warranties or covenants in such manner that the breach would give rise to the failure of a closing condition; and (3) within 12 months after the date of such termination, the Company or any of its subsidiaries enters into any agreement with a third party with respect to, or completes, an acquisition proposal with respect to a majority of the Company’s or its subsidiaries’ total voting power or a majority of the Company’s and its subsidiaries’ total assets;

•	if Aviva terminates because the Company’s board of directors fails to recommend approval of the merger agreement at the special meeting or withdraws, modifies or qualifies its recommendation in any manner materially adverse to Aviva or to the completion of the merger prior to receipt of shareholder approval of the merger agreement;

•	if the Company terminates the merger agreement, prior to the receipt of approval of the merger agreement by its shareholders, to enter into an agreement for an acquisition proposal that its board of directors determines in good faith (after consultation with its outside legal counsel and financial advisors), in the exercise of its fiduciary duties, constitutes a superior proposal; or

•	if either party terminates the merger agreement because the Company’s common shareholders failed to approve the merger agreement at the special meeting; (1) at any time after July 12, 2006 and before the date of the special meeting an acquisition proposal is publicly announced, otherwise enters the public domain or is publicly communicated to the senior officers or board of directors of the Company and is not irrevocably withdrawn at least 10 days prior to such meeting; (2) at the time of termination, Aviva is not in breach of its representations, warranties or covenants in such manner that the breach would give rise to the failure of a closing condition; and (3) within 12 months after the date of such termination, the Company or any of its subsidiaries enters into any agreement with a third party with respect to, or completes, an acquisition proposal with respect to a majority of the Company’s or its subsidiaries’ total voting power or a majority of the Company’s and its subsidiaries’ total assets.

Amendment and Waiver

The merger agreement may be amended by the parties at any time before or after the approval of the merger agreement by the Company’s common shareholders, but after such approval, no amendment that by applicable law requires further approval of such shareholders will be made without their approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

At any time prior to the effective time of the merger, a party to the merger agreement may, to the extent permitted by law, (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties of the other parties to the merger agreement or any other document delivered according to the merger agreement and (3) waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if in writing signed on behalf of such party.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Directors and Executive Officers

The following table sets forth the beneficial ownership of Company common stock as of August 10, 2006, for each of the directors and named executive officers of the Company, and all directors and executive officers as a group. No person or entity was known by the Company to own five percent or more of Company common stock as of August 10, 2006.

	Number of		Beneficial	Percent of
	Shares	Right to	Ownership	Outstanding
Name	Owned(1)	Acquire(2)	Total(3)	Shares(4)

David A. Arledge	4,600	7,000	11,600	*
Roger K. Brooks (5)(7)	46,462	490,000	536,462	1.4%
Thomas F. Gaffney (8)(11)	23,670	20,500	44,170	*
Thomas C. Godlasky (5)(9)(12)	58,009	287,800	345,809	*
Louis A. Holland (6)(11)	12,258	—	12,258	*
Ward M. Klein (6)(11)	4,256	1,167	5,423	*
John W. Norris Jr.(11)	15,982	20,500	36,482	*
Jack C. Pester(12)	15,513	20,500	36,013	*
Heidi L. Steiger (6)(11)	5,408	—	5,408	*
Stephen Strome (6)(11)	3,542	1,167	4,709	*
John A. Wing	10,864	20,500	31,364	*
F. A. Wittern Jr. (10)(11)	9,814	13,000	22,814	*
Gregory D. Boal (5)(12)	25,140	5,000	30,140	*
Brian J. Clark (5)(12)	24,296	70,300	94,596	*
Mark V. Heitz (5)(12)	51,246	247,300	298,546	*
Gary R. McPhail (5)(12)	34,518	197,200	231,718	*
Directors and executive officers as a group (19 persons)	379,084	1,475,134	1,854,218	4.7%

(1)	Excludes shares that may be acquired through the exercise of stock options, the vesting of restricted stock units or other convertible or exercisable rights.

(2)	Except as otherwise set forth in the footnotes below, represents shares of common stock that can be acquired upon the exercise of stock options or vesting of restricted stock units within 60 days of August 10, 2006.

(3)	Unless otherwise indicated, each person has sole voting and dispositive power with respect to the shares shown. Some directors and executive officers share the voting and dispositive power over their shares with their spouses as community property, joint tenants or tenants in common.

(4)	An “*” indicates that the individual’s beneficial ownership of the Company’s common stock is less than one percent.

(5)	Includes beneficial interest in shares of Company common stock held pursuant to the Company’s Savings & Retirement Plan. The attributed shares owned by the Company’s Savings & Retirement Plan are voted by the trustees as directed by their respective participants.

(6)	Includes 2,500 shares of restricted common stock awarded under the Company’s stock incentive plans to each of Messrs. Holland, Klein and Strome and Ms. Steiger upon appointment to the board of directors. The shares have vesting and transfer restrictions for three years after the date of the award.

(7)	Includes 9,000 shares owned by his spouse; 25,303 owned by the Roger K. Brooks Revocable Trust; and 5,000 shares owned by the RKB Partnership, L.P.

(8)	Includes 7,692 shares owned by his spouse through the Donna L. Gaffney Trust and 461 shares owned directly by his spouse.

(9)	Includes 12,122 shares owned by his spouse.

(10)	Includes 500 shares owned by his spouse.

(11)	Includes shares of common stock that were acquired through the Non-Employee Director Stock Plan, the Company’s 2000 Stock Incentive Plan and the Company’s 2003 Stock Incentive Plan which have vesting and transfer restrictions for two (2) years after the date of purchase: Mr. Gaffney — 3,764; Mr. Holland — 3,758; Mr. Klein — 4,256; Mr. Norris — 3,498; Mr. Pester — 3,783; Ms. Steiger — 4,241; Mr. Strome — 3,542; and Mr. Wittern — 2,837.

(12)	Includes performance units purchased under the terms of the MIP Deferral Plan: Mr. Godlasky — 1,577; Mr. Boal — 12,584; Mr. Heitz — 1,288; Mr. McPhail — 9,695; Mr. Clark — 1,125; and all executive officers as a group — 42,400.

SHAREHOLDER PROPOSALS

Other Matters

Neither the Company’s board of directors nor management intends to bring any matter for action at the special meeting of shareholders other than those matters described above. If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

Company Shareholder Proposals

If the merger is completed, the 2007 annual shareholders’ meeting will not be held. If the 2007 annual shareholders’ meeting is held, under the rules of the SEC, proposals for consideration at the 2007 annual shareholders’ meeting, including director nominations, must be received by the Company no later than December 1, 2006, as well as meet the other SEC requirements, in order to be considered for inclusion in the 2007 annual meeting proxy statement.

Shareholder Proposals

In order for a shareholder proposal to be considered for inclusion in the Company’s proxy statement for next year’s annual meeting, the written proposal must be received by the Company no later than December 1, 2006, and should contain such information as is required under the Company’s by-laws. Such proposals will need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in the Company sponsored proxy materials. In order for a shareholder proposal to be raised from the floor during next year’s annual meeting, written notice must be received by the Company no later than December 1, 2006, and should contain such information as required under the Company’s by-laws. If the Company does not receive notice of the proposal within this time frame, the Company’s management will use its discretionary authority to vote the shares it represents as the board may recommend.

Nomination of Director Candidates

The Company’s bylaws permit shareholders to nominate directors at a shareholders’ meeting. In order to make a director nomination at an annual shareholders’ meeting, it is necessary that you notify the Company not fewer than 120 days before the first anniversary of the date that the proxy statement for the preceding year’s annual meeting was first sent to shareholders. The Company’s 2006 proxy statement was first sent to shareholders on March 31, 2006. Thus, in order for any such nomination notice to be timely for next year’s annual meeting, it must be received by the Company no later than December 1, 2006. In addition, the notice must meet all other requirements contained in the Company’s bylaws and include any other information required pursuant to Regulation 14A under the Exchange Act.

Copy of Bylaw Provisions

If you would like a copy of the relevant bylaw provision regarding the requirement for mailing shareholder proposals and nominating director candidates, please contact James A. Smallenberger, Secretary, AmerUs Group Co., 699 Walnut Street, Des Moines, Iowa 50309-3948.

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

The rules regarding delivery of proxy statements and annual reports promulgated by the SEC permit the Company to deliver a single proxy statement to one address shared by two or more of its shareholders. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. In order to take advantage of this opportunity, the Company has delivered only one proxy statement and annual report to multiple shareholders who share an address, unless it has received instructions to the contrary from any shareholder at that address. If any shareholder residing at such an address wishes to receive a separate proxy statement for the special meeting or in the future, they must contact the Company’s transfer agent, Mellon Investor Services, by phone (toll-free) at 1-800-304-9709 or by mail at PO Box 3315, South Hackensack, New Jersey 07606, attention: Shareholder Correspondence. If you are receiving multiple copies of the Company’s proxy statements and annual reports and would prefer to receive only one, you can request householding by contacting Mellon Investor Services in the same manner.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files with the SEC at the SEC’s public reference room at Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

The SEC allows the Company to “incorporate by reference” information into this proxy statement. This means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. The Company does not incorporate the contents of its website into this proxy statement.

This proxy statement incorporates by reference the documents listed below that the Company has previously filed with the SEC.

Company SEC Filings
(File No. 001-15166)	Period and Date Filed

Annual Report on Form 10-K	Fiscal year ended December 31, 2006, filed on March 14, 2006
Quarterly Reports on Form 10-Q	Quarterly period ended March 31, 2006, filed on May 4, 2006; and quarterly period ended June 30, 2006, filed on August 2, 2006
Current Reports on Form 8-K	Filed on: January 4, 2006; February 16, 2006; May 5, 2006; May 15, 2006; June 20, 2006; July 13, 2006; July 25, 2006; August 2, 2006 (Item 2.03 only); and August 10, 2006
Proxy Statement on Schedule 14A for the Company’s 2006 Annual Meeting of Shareholders	Filed on March 29, 2006

In addition, the Company incorporates by reference additional documents that it may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the date of the special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

You may obtain the Company’s documents filed with the SEC, without charge, by requesting them in writing or by telephone from the Company at the following address:

AmerUs Group Co.
699 Walnut Street
Des Moines, Iowa 50309-3948
Attention: Secretary
Telephone: 515-362-3600

If you would like to request documents from the Company, please do so by [ • ], 2006 to receive them before the special meeting.

If you are a shareholder of record and have further questions about the exchange of your shares of Company common stock for the per share amount of $69.00 in cash, you should contact the Company’s proxy solicitor, Georgeson, at 212-440-9800 (banks and brokers) or 1-866-821-2570 (all others, toll-free). You should not send in your Company stock certificate(s) evidencing your shares of Company common stock until you receive the transmittal materials from the exchange agent.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement to vote on the merger agreement. The Company has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated as of [ • ], 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to shareholders on [ • ], 2006 nor the payment of cash in the merger on any other date creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

By Order of the Board of Directors,

James A. Smallenberger
Secretary

ANNEX A

AGREEMENT AND PLAN OF MERGER
Dated as of July 12, 2006
by and among
AVIVA PLC,
LIBRA ACQUISITION CORPORATION
and
AMERUS GROUP CO.

INDEX OF DEFINED TERMS

Section

Acquisition Proposal	5.4(a)
Affected Employee	5.7(a)
Agreement	Preamble
AmerUs	Preamble
AmerUs Actuarial Analysis	3.1(x)(ii)
AmerUs Adviser	3.1(v)(iii)
AmerUs Benefit Plans	3.1(j)(i)
AmerUs Board Approval	3.1(n)
AmerUs Broker-Dealer	3.1(v)(iii)
AmerUs Contracts	3.1(i)
AmerUs’ Current Premium	5.6(b)
AmerUs Disclosure Letter	3.1
AmerUs Fund	3.1(v)(iii)
AmerUs Insurance Contracts	3.1(x)(i)
AmerUs Insurer	3.1(v)(iii)
AmerUs Intellectual Property	3.1(q)(i)
AmerUs Material Adverse Effect	3.1(a)(iv)
AmerUs Permits	3.1(e)(i)
AmerUs PRIDES	3.1(b)(ii)
AmerUs Private Fund	3.1(v)(iii)
AmerUs Proposal	7.2(b)
AmerUs Reinsurance Agreements	3.1(aa)
AmerUs Requisite Regulatory Approvals	6.2(c)
AmerUs SAP Statements	3.1(w)(i)
AmerUs SEC Documents	3.1(d)(i)
AmerUs Shareholders Meeting	5.1(b)
AmerUs Stock Plans	3.1(b)(i)
Annuity Contract	3.1(h)
Articles of Merger	1.2
Aviva	Preamble
Aviva Material Adverse Effect	3.2(a)(i)
Aviva Requisite Regulatory Approvals	6.3(c)
Award Consideration	2.3
Awards	2.3
Business Day	1.3
Change in AmerUs Recommendation	7.1(d)
Closing	1.3
Closing Date	1.2
Code	2.2(g)
Common Stock	2.1(a)(i)
Company Insiders	5.11
Confidentiality Agreement	5.2(b)

Section

Effective Time	1.2
EI Products	3.1(x)(iii)
ERISA	3.1(j)(i)
Exchange Act	3.1(c)(iii)
Exchange Agent	2.2(a)
Exchange Period	2.2(b)
GAAP	3.1(a)(iv)
Governmental Entity	3.1(c)(iii)
HSR Act	3.1(c)(iii)
IBCA	1.1
Indemnified Liabilities	5.6(a)
Indemnified Parties	5.6(a)
Interim AmerUs Documents	4.1(o)
Investment Advisers Act	3.1(v)(iii)
Investment Company Act	3.1(v)(ii)
Laws	1.3
Liens	3.1(p)
Life Insurance Contract	3.1(h)
Merger	Recitals
Merger Consideration	2.1(a)(ii)
Merger Sub	Preamble
Multiemployer Plans	3.1(j)(i)
NASD	3.1(c)(iii)
Notice of AmerUs Shareholders Meeting	3.1(u)(i)
Notice of Superior Proposal	7.1(e)
NYSE	3.1(c)(iii)
Option	2.3
Option Consideration	2.3
Out-of-Pocket Expenses	7.2(b)
Per Share Amount	2.1(a)(i)
Post Closing Plans	5.7(c)
Producer	3.1(z)(i)
Product Letter	3.1(x)(iv)
Proxy Statement	5.1(a)
Regulatory Material Adverse Effect	5.3(b)
Required AmerUs Vote	3.1(o)
SAP	3.1(a)(iv)
SAR	2.3
SAR Consideration	2.3
Sarbanes Oxley Act	3.1(f)(i)
SEC	3.1(a)(iv)
Securities Act	3.1(d)(i)
separate account shares	3.1(b)(i)

Section

Series A Preferred Stock	3.1(b)(i)
Subsidiary	3.1(a)(iv)
Superior Proposal	5.4(e)
Surviving Corporation	1.1
Tax	3.1(h)
Tax Asset	3.1(h)
Tax Return	3.1(h)
Tax Sharing Agreement	3.1(h)
Taxing Authority	3.1(h)
Termination Fee	7.2(b)
Transacted	3.1(z)(i)
Unit	2.3
Unit Consideration	2.3
Violation	3.1(c)(ii)
Voting Debt	3.1(b)(ii)

EXHIBITS

Exhibit A — Bylaws of Merger Sub

AGREEMENT AND PLAN OF MERGER dated as of July 12, 2006 (this “Agreement”), by and among AVIVA PLC, a company incorporated under the laws of England and Wales with registration number 2468686 (“Aviva”), LIBRA ACQUISITION CORPORATION, an Iowa corporation and an indirect wholly owned subsidiary of Aviva (“Merger Sub”), and AMERUS GROUP CO., an Iowa corporation (“AmerUs”).

WHEREAS, the respective Boards of Directors of Aviva, AmerUs and Merger Sub (and the Board of Directors of the appropriate Aviva subsidiary as sole shareholder of Merger Sub) have approved and adopted and deem it advisable and in the best interests of their respective shareholders that the parties consummate the transactions contemplated herein, upon the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the Board of Directors of AmerUs has resolved to recommend to its shareholders approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger), upon the terms and subject to the conditions set forth herein; and

WHEREAS, Aviva and AmerUs desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1.  The Merger.  At the Effective Time and upon the terms and subject to the conditions set forth herein and the Iowa Business Corporation Act (the “IBCA”), Merger Sub shall be merged with and into AmerUs, the separate corporate existence of Merger Sub shall cease, and AmerUs shall continue as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”).

1.2.  Effective Time of the Merger.  Subject to the provisions of this Agreement and the requirements of Section 490.1106 of the IBCA, articles of merger (the “Articles of Merger”) shall be duly prepared and executed by Merger Sub and AmerUs and thereafter delivered to the Secretary of State of the State of Iowa as provided in the IBCA. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Iowa, or at such time thereafter as is provided in the Articles of Merger (the “Effective Time”).

1.3.  Closing.  The closing of the Merger (the “Closing”) will take place at Noon, New York City Time, on the date that is the second Business Day after the satisfaction or waiver (subject to any applicable law, statute, ordinance, code, regulation, rule, judgment, order, decree, injunction, arbitration award, decision or ruling of, any Governmental Entity (“Laws”)) of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date), unless another time or date is agreed to in writing by the parties hereto (the actual date and time of the Closing are herein referred to as the “Closing Date”) . The Closing shall be held at the offices of LeBoeuf, Lamb, Greene & MacRae LLP, in New York, New York, unless another place is agreed to in writing by the parties hereto. “Business Day” as used herein shall mean any day other than a Saturday, Sunday or other day on which banking institutions in New York or Iowa are obligated by Law or executive order to be closed.

1.4.  Effects of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the IBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of AmerUs and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of AmerUs and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5.  Articles of Incorporation and Bylaws of Surviving Corporation.  The Articles of Incorporation of AmerUs as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation. The Bylaws of Merger Sub as in effect immediately prior to the Effective Time, as set forth in Exhibit A hereto, shall be the Bylaws of the Surviving Corporation.

1.6.  Directors and Officers of the Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation; provided that the President and Chief

Executive Officer of AmerUs shall be a director of the Surviving Corporation, with each director holding office until the next annual meeting (or the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be. The officers of AmerUs immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be.

1.7.  Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of AmerUs or Merger Sub acquired or to be acquired by the Surviving Corporation as result of, or in connection with, the Merger or otherwise to carry out the terms of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either AmerUs or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporation, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the terms of this Agreement, in accordance with the requirements of the IBCA.

ARTICLE II

TREATMENT OF SHARES

2.1.  Conversion of Securities.  As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, AmerUs or the holder of any of the following securities:

(a) Conversion of AmerUs Capital Stock.  Each share of AmerUs Common Stock, no par value (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 2.1(b)) shall be cancelled and extinguished and be converted into the right to receive $69.00 (the “Per Share Amount”) in cash payable to the holder thereof, without interest, upon surrender of the certificate or certificates representing such Common Stock. The cash into which the shares of Common Stock and outstanding Awards, as set forth in Section 2.3, are to be exchanged is referred to herein as the “Merger Consideration.”

(b) Cancellation of Treasury Stock.  Each share of Common Stock held in the treasury of AmerUs and each share of Common Stock owned by any direct or indirect Subsidiary of AmerUs (other than, for the avoidance of doubt, separate account shares, as such term is defined in Section 3.1(b)) immediately prior to the Effective Time shall be canceled and extinguished, and no payment or other consideration shall be made with respect thereto.

(c) Conversion of Merger Sub Capital Stock.  Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation with the same rights, powers and privileges as the share so converted, and the shares so converted shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

2.2.  Surrender of Capital Stock; Stock Transfer Books.

(a) Exchange Agent.  Prior to the Effective Time, Aviva shall designate at its own cost and expense a bank or trust company (reasonably acceptable to AmerUs) to act as agent for the holders of Common Stock (the “Exchange Agent”) to receive the funds necessary to make the payments contemplated by Sections 2.1 and 2.3. At or prior to the Effective Time, Aviva shall deposit, or cause to be deposited, in trust with the Exchange Agent for the benefit of holders of Common Stock, the aggregate consideration to which such holders shall be entitled to at the Effective Time pursuant to Sections 2.1 and 2.3.

(b) Exchange Period.  Each holder of a certificate or certificates representing any shares of Common Stock canceled upon the Merger pursuant to Section 2.1(a) may thereafter surrender such certificates or certificates to the Exchange Agent as agent for such holder, to effect the surrender of such certificate or certificates on such holder’s behalf for a period ending one year after the Effective Time (the “Exchange Period”). Aviva agrees that promptly after the Effective Time it shall cause the distribution to holders of record of shares of Common Stock as of the Effective Time of appropriate materials, including a letter of transmittal, to facilitate such surrender, which materials shall be reasonably acceptable to AmerUs. Upon the surrender of certificates representing the Common Stock, Aviva shall cause the Exchange Agent to pay the holder of such certificates in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of shares of Common Stock, plus the amount of dividends or other distributions with a record date prior to the Effective Time, if any, remaining unpaid with respect to the Common Stock, represented by such certificate immediately prior to the Effective Time. Until so surrendered, each such certificate (other than certificates representing Common Stock canceled pursuant to Section 2.1(b)) shall represent solely the right to receive the aggregate Per Share Amount, relating thereto, subject however to Aviva’s obligation (if any) to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared by AmerUs on the shares of Common Stock, in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.

(c) Payment to Other Persons.  If payment of cash in respect of canceled shares of Common Stock is to be made to a person other than the person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of Aviva or the Exchange Agent that such tax is not payable.

(d) Transfer Books.  At the Effective Time, the stock transfer books of AmerUs shall be closed and there shall not be any further registration or transfer of any shares of Common Stock thereafter on the records of AmerUs. If, after the Effective Time, certificates for shares of Common Stock are presented to the Surviving Corporation they shall be cancelled and exchanged for cash as provided in Section 2.1(a). No interest shall accrue or be paid on any cash payable upon the surrender of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock.

(e) Lost, Stolen or Destroyed Certificates.  In the event any certificates representing Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the Per Share Amount and any dividends or other distributions as may be required pursuant to this Article II in respect of the shares of Common Stock represented by such lost, stolen or destroyed certificates; provided, however, that Aviva may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to enter into an indemnity agreement with respect to any claim that may be made against Aviva or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

(f) Conclusion of Exchange Period.  Promptly following the expiration of the Exchange Period, subject to applicable Law, the Exchange Agent shall deliver to Aviva all cash (including any interest received with respect thereto), certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each holder of (i) a certificate representing Common Stock (other than certificates representing Common Stock canceled pursuant to Section 2.1(b)), or (ii) an Award shall be entitled to look to the Surviving Corporation with respect to the aggregate Per Share Amount or the aggregate Award Consideration, as applicable, payable upon due surrender of their certificates by holders of certificates, and payable as soon as practicable to holders of Awards, without any interest thereon. Notwithstanding the foregoing, subject to applicable Law, neither Aviva, the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a certificate representing Common Stock or any holder of an Award for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration remaining unclaimed by holders of Common Stock or Award as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

(g) Withholdings.  Notwithstanding any provision in this Agreement to the contrary, AmerUs, its Subsidiaries and Aviva shall cooperate with each other and take all reasonably necessary steps between the date hereof and the Effective Time to determine if any amounts should be withheld or deducted from any payments made under this Agreement pursuant to the Internal Revenue Code of 1986, as amended (including all rules and regulations promulgated thereunder, the “Code”), or under any provision of any state, county, local or foreign tax Law, including Section 1445 of the Code. The Per Share Amount and the Award Consideration paid in the Merger shall be subject to reduction for any applicable withholding Taxes or, as set forth in Section 2.2(c), stock transfer taxes payable by such holder. To the extent that amounts are so withheld by Aviva, AmerUs or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the relevant shares.

(h) Certain Adjustments.  If, between the date of this Agreement and the Effective Time, the outstanding Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.

2.3.  AmerUs Stock Awards.  The right to receive shares of Common Stock pursuant to the exercise of each vested and unvested option for Common Stock (each, an “Option”) that is outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount of cash per share subject to the Option equal to the product obtained by multiplying (x) the total number of shares of Common Stock issuable upon the exercise in full of such Options by (y) the excess, if any, of the amount of the Per Share Amount over the exercise price per share of Common Stock under such Option (with the aggregate amount of such payment rounded up to the nearest cent), less any required withholding taxes (the “Option Consideration”). The right to receive a share of Common Stock or cash value equal to the value thereof pursuant to each vested and unvested stock unit, performance unit or similar award (each, a “Unit”) that is outstanding immediately prior to the Effective Time (excluding any stock unit to which a stock appreciation right relates and provided that any unvested performance unit or similar award that vests shall do so at its “target” level) shall be converted into the right to receive an amount of cash per Unit equal to the amount of the Per Share Amount (with the aggregate amount of the payment for all Units rounded up to the nearest cent), less any required withholding taxes (such aggregate amount, the “Unit Consideration”). The right to receive shares of Common Stock or cash pursuant to the exercise of each vested and unvested stock appreciation right (each, a “SAR”) that is outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount of cash per stock unit to which the SAR relates equal to the product obtained by multiplying (x) the total number of unexercised stock units to which the SAR relates by (y) the excess, if any, of the amount of the Per Share Amount over the fair market value of a share of Common Stock on the SAR’s date of grant (with the aggregate amount of the payment for all such SAR stock units rounded up to the nearest cent), less any required withholding taxes (such aggregate amount, the “SAR Consideration,” and together with the Option Consideration and Unit Consideration, the “Award Consideration”). As of the Effective Time, all such Options, Units and SARs (together, “Awards”) shall no longer be outstanding and shall automatically be canceled and retired and shall expire and cease to exist and each holder of such Awards shall cease to have any rights with respect thereto, except the right to receive the Award Consideration without interest. Aviva agrees that AmerUs may amend the AmerUs Stock Plans as necessary for the sole purpose of implementing the foregoing provisions of this Section 2.3; provided, however, prior to any amendment AmerUs consults with Aviva as to, and provides Aviva with a copy of, the terms of any such proposed amendment. The cash amounts resulting from the conversions pursuant to this Section 2.3 shall be paid as soon as practicable after the Effective Time, but no later than five Business Days thereafter.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1.  Representations and Warranties of AmerUs.  Except as set forth in (x) the written disclosure letter delivered by AmerUs to Aviva in connection with the execution and delivery of this Agreement (the “AmerUs Disclosure Letter”), it being acknowledged and agreed by Aviva that any matter set forth in any section or subsection of the AmerUs Disclosure Letter shall be deemed to be a disclosure for all purposes of this Agreement and all other sections or subsections of the AmerUs Disclosure Letter to where it is readily apparent that the matters so disclosed are applicable, but shall expressly not be deemed to constitute an admission by AmerUs or any of its Subsidiaries, or otherwise imply, that any such matter rises to the level of an AmerUs Material Adverse Effect or is otherwise material for purposes of this Agreement or the AmerUs Disclosure Letter or (y) any AmerUs SEC Documents filed or furnished and made publicly available prior to the date of this Agreement (excluding any disclosures set forth in any such SEC Documents under the headings “Safe Harbor Statement”,“Risk Factors” or any similar sections and any disclosures of risks included therein that are predictive or forward looking in nature), AmerUs represents and warrants to Aviva and Merger Sub as follows:

(a) Organization, Standing and Power.

(i) Each of AmerUs and its Subsidiaries is a corporation duly organized and validly existing and in good standing (except in the case of AmerUs and each Subsidiary incorporated under the laws of the State of Iowa, in which case each shall be considered to be in good standing if they are validly existing) under the Laws of its jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not, either individually or in the aggregate, reasonably be expected to have an AmerUs Material Adverse Effect.

(ii) The copies of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of AmerUs incorporated by reference in the Form 10-K of AmerUs for the fiscal year ended December 31, 2005 are true, complete and correct copies of such documents, are in full force and effect and have not been amended or otherwise modified. AmerUs is not in material violation of any provision of its Amended and Restated Articles of Incorporation or its Amended and Restated Bylaws, and no Subsidiary of AmerUs is in material violation of any provision of its articles of incorporation, bylaws or equivalent organizational documents.

(iii) AmerUs has made available to Aviva complete and correct copies (except as redacted to protect confidential information related to the transactions contemplated by this Agreement or other alternative strategic transactions considered since July 1, 2004) of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the shareholders of AmerUs and the Board of Directors of AmerUs, in each case held since January 1, 2003 and prior to the date hereof.

(iv) As used in this Agreement: (x) the word “Subsidiary” when used with respect to any party means any entity of which 50% or more of the effective voting power or equity or other ownership interest of such entity is directly or indirectly owned by such party; provided that the term “Subsidiary” shall not include any corporation, general or limited partnership, limited liability company, joint venture, trust or other entity created or organized and currently existing for the sole purpose of acquiring, constructing, developing, improving, owning, maintaining, operating, managing or otherwise dealing with real estate assets included in AmerUs’ investment portfolio; and (y) the term “AmerUs Material Adverse Effect” means, with respect to AmerUs or any of its Subsidiaries, an event, change, circumstance, state of facts or effect, alone or in combination, that has had or is reasonably likely to have a material adverse effect on (A) the financial condition, properties, assets, liabilities, businesses or results of operations (excluding the impact of non-recurring events on results of operations in the period in which such events occur) of AmerUs and its Subsidiaries, taken as a whole, except to the extent that any such material adverse effect results, alone or in combination, from (1) changes in the economy in general in the United States; (2) changes in United States or global financial or securities markets or conditions, including those caused by natural catastrophes, acts of war, hostility or terrorism; (3) changes in the life insurance and annuity industries generally (excluding changes in applicable Laws), to the extent such changes do not have a materially disproportionate effect on AmerUs or any of its Subsidiaries; (4) changes in applicable Law or releases, or the adoption, modification or interpretation by the SEC of any Laws or releases, in each case relating to annuities and life insurance contracts offering equity index strategies or total return accounts, including EI Products; (5) changes in United States generally accepted accounting principles or in statutory accounting practices after the date of this Agreement prescribed or permitted by the applicable domiciliary state regulation, in each case applied on a consistent basis during the periods involved (except as may be disclosed therein) (“GAAP” or “SAP,” respectively), including accounting pronouncements by the Securities and Exchange Commission (the “SEC”), the National Association of Insurance Commissioners and the Financial Accounting Standards Board; (6) any adverse development after the date hereof in the pending litigations, mediations, arbitrations and regulatory investigations, inquiries and proceedings set forth on Section 3.1(g) of the AmerUs Disclosure Letter, other than any such development that, considered in the aggregate with all other adverse or positive developments relating to such litigations, mediations, arbitrations and regulatory investigations, inquiries and proceedings, would materially increase the reasonably anticipated economic impact to AmerUs and its Subsidiaries, taken as a whole, of the disposition of such litigations, mediations, arbitrations and regulatory investigations, inquiries and proceedings compared to the reasonable expectations of the parties of such economic impact as of the date hereof; or (7) the execution, delivery and performance of this Agreement or the announcement of the transactions contemplated hereby, including the identity of Aviva, or (B) the ability of AmerUs to perform its obligations hereunder on a timely basis.

(b) Capital Structure.

(i) The authorized capital stock of AmerUs consists of two hundred and thirty million (230,000,000) shares of Common Stock and twenty million (20,000,000) shares of preferred stock, no par value. The only authorized series of AmerUs preferred stock is the Series A Non-Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”).

(ii) As of the close of business on July 7, 2006, (A) 38,140,526 shares of Common Stock were issued and outstanding, (B) 3,223,441 shares of Common Stock were reserved for issuance upon the exercise or payment of outstanding stock options, stock units or other awards (such stock options, units and other awards and plans and programs, collectively, the “AmerUs Stock Plans”), and (C) 8,806,966 shares of Common Stock were held in the treasury of AmerUs or by its Subsidiaries (exclusive of shares held in insurance company separate accounts (any such shares, “separate account shares”). From July 7, 2006 to the date hereof, AmerUs has not issued or permitted to be issued any shares of capital stock, SARs or securities exercisable or exchangeable for or convertible into shares of capital stock of AmerUs or any of its Subsidiaries, other than pursuant to and as required by the terms of the AmerUs Stock Plans and, from July 7, 2006 to the date hereof, AmerUs has not issued any stock options or other awards under the AmerUs Stock Plans. As of the close of business on July 7, 2006, six million (6,000,000) shares of Series A Preferred Stock were issued and outstanding. No shares of Series A Preferred Stock are reserved for issuance. All outstanding shares of Common Stock and Series A Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. As of the close of business on July 7, 2006, 5,750,000 PRIDES Securities offered by AmerUs pursuant to the prospectus supplement dated May 21, 2003 (the “AmerUs PRIDES”) were issued and outstanding.

(iii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of AmerUs or any Subsidiary of AmerUs are issued or outstanding.

(iv) Except for (A) Awards issued or to be issued under the AmerUs Stock Plans and (B) Common Stock purchase rights issued in connection with the AmerUs PRIDES, there are no options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character to which AmerUs or any Subsidiary of AmerUs is a party or by which it or any such Subsidiary is bound (x) obligating AmerUs or any Subsidiary of AmerUs to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of AmerUs or of any Subsidiary of AmerUs, (y) obligating AmerUs or any Subsidiary of AmerUs to grant, extend or enter into any such option, warrant, call, convertible or exchangeable security, right, commitment or agreement or (z) which provide the economic equivalent of an equity ownership interest in AmerUs or any Subsidiary of AmerUs. There are no outstanding contractual obligations of AmerUs or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of AmerUs or any of its Subsidiaries. None of AmerUs or any Subsidiary of AmerUs is a party to any shareholders agreement, voting trust agreement or registration rights agreement relating to any equity securities of AmerUs or any Subsidiary of AmerUs or any other agreement relating to disposition, voting or dividends with respect to any equity securities of AmerUs or any Subsidiary of AmerUs.

(v) Since June 30, 2006, AmerUs has not declared, set aside, made or paid to the shareholders of AmerUs dividends or other distributions on the outstanding shares of Common Stock or Series A Preferred Stock, other than regular quarterly cash dividends on the Series A Preferred Stock.

(c) Authority.

(i) AmerUs has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the approval of this Agreement by the requisite vote of the holders of Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of AmerUs and no other corporate proceedings on the part of AmerUs are necessary to authorize this Agreement and consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the approval of this Agreement by the shareholders of AmerUs. This Agreement has been duly executed and delivered by AmerUs and (assuming the due authorization, execution and delivery by Aviva and Merger Sub) constitutes a valid and binding obligation of AmerUs, enforceable against AmerUs in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement do not, and the performance of its obligations and consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to any provision of the Amended and Restated Articles of Incorporation or Amended and Restated Bylaws of AmerUs or the Articles of Incorporation or Bylaws of any Subsidiary of AmerUs, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in subsection (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, treaty, AmerUs Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to AmerUs or any Subsidiary of AmerUs or their respective properties or assets, which Violation, in the case of clause (B), either individually or in the aggregate, would reasonably be expected to have an AmerUs Material Adverse Effect.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, arbitral tribunal, or industry self-regulatory organization (each, a “Governmental Entity”), is required to be filed or obtained by AmerUs or any of its Subsidiaries (as opposed to Aviva or Merger Sub or any of their respective affiliates) in order for AmerUs to (x) execute and deliver this Agreement or (y) consummate the Merger, which the failure to make or obtain, individually or in the aggregate, would reasonably be expected to have an AmerUs Material Adverse Effect, except for (A) the filing with the SEC of such statements, prospectuses, reports and other materials, including, (1) the Proxy Statement, and (2) such reports, filings and statements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as may be required in connection with this Agreement and the Merger, (B) the filing of the Articles of Merger with the Secretary of State of the State of Iowa, (C) consents, authorizations, approvals, filings or exemptions as set forth in Section 3.1(c)(iii) of the AmerUs Disclosure Letter, (D) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (E) compliance with any applicable requirements of the New York Stock Exchange (the

“NYSE”) and (F) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of state and federal securities laws relating to the regulation of broker-dealers, investment companies and investment advisers and the rules and regulations of the National Association of Securities Dealers, Inc. (the “NASD”). Section 3.1(c)(iii) of the AmerUs Disclosure Letter sets forth a complete list of the jurisdictions in which each of the AmerUs Insurers are domiciled or commercially domiciled.

(d) SEC Documents; Regulatory Reports; Undisclosed Liabilities.

(i) AmerUs and its Subsidiaries, including the AmerUs Insurers and their respective separate accounts, have filed or furnished all required reports, schedules, registration statements and other documents and exhibits thereto with or to the SEC since December 31, 2003 and through the Business Day prior to the date of this Agreement (the “AmerUs SEC Documents”). As of their respective dates of filing with or publicly furnishing to the SEC (or, if amended or supplemented by a filing prior to the date hereof, as of the date of such latest filing), the AmerUs SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such AmerUs SEC Documents, and none of the AmerUs SEC Documents when filed with or publicly furnished to the SEC (or, if amended or supplemented by a filing prior to the date hereof, as of the date of such latest filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of AmerUs and its Subsidiaries, including the AmerUs Insurers and their respective registered separate accounts, included in the AmerUs SEC Documents complied, as of their respective dates of filing with the SEC (or, if amended or supplemented by a filing prior to the date hereof, as of the date of such latest filing), in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position of AmerUs and its consolidated Subsidiaries (in the case of AmerUs SEC Documents filed by AmerUs) or the entities purported to be presented therein (in the case of AmerUs SEC Documents filed by Subsidiaries or separate accounts) and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies or entities as of the dates and for the periods shown (subject, in the case of any unaudited interim financial statements, to normal and recurring year-end adjustments that, individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect).

(ii) Other than the AmerUs SEC Documents, which are addressed in clause (i) above, AmerUs and each of its Subsidiaries, including the AmerUs Insurers and their separate accounts, have timely filed (after taking into account all grace periods or extensions) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2003 with any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, an AmerUs Material Adverse Effect.

(iii) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of AmerUs included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since March 31, 2006 in the ordinary course of business consistent with past practice, (C) liabilities incurred pursuant to this Agreement and the transactions contemplated hereby and (D) liabilities which would not, individually or in the aggregate, reasonably be expected to have an AmerUs Material Adverse Effect, AmerUs and its Subsidiaries do not have, and since March 31, 2006, AmerUs and its Subsidiaries have not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in AmerUs’ financial statements in accordance with generally accepted accounting principles).

(e) Compliance with Applicable Laws and Reporting Requirements.  AmerUs and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are required for the operation of the businesses of AmerUs and its Subsidiaries (the “AmerUs Permits”), and AmerUs and its Subsidiaries are in compliance with the terms of the AmerUs Permits and all applicable Laws, except where the failure to so hold or comply, individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect. The businesses of AmerUs and its Subsidiaries are not being conducted in violation of any Law, except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, an AmerUs Material Adverse Effect. AmerUs has not received any written notice of a pending investigation by any Governmental Entity with respect to AmerUs or any of its Subsidiaries nor, to the knowledge of AmerUs, is any such investigation threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect.

(f) Sarbanes Oxley Act.

(i) AmerUs and its Subsidiaries are in compliance with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes Oxley Act”) and (B) the applicable listing and corporate governance rules and regulations of the NYSE, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect. Except as permitted by the Exchange Act, including Section 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither AmerUs, its Subsidiaries nor any of its affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of AmerUs or any of its Subsidiaries.

(ii) The Chief Executive Officer and Chief Financial Officer of AmerUs (or each former Chief Executive Officer and Chief Financial Officer of AmerUs, as applicable) have made all certifications required by Rule 13a-14 or 15(d) under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to AmerUs SEC Documents. AmerUs has made available to Aviva a summary of any disclosure made by the management of AmerUs to AmerUs’ independent auditors and the audit committee of the Board of Directors of AmerUs since December 31, 2003 referred to in such certificates.

(iii) The management of AmerUs has (A) designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), or caused such disclosure controls and procedures to be designed and implemented under their supervision, to ensure that material information relating to AmerUs, including its Subsidiaries, is made known to management of AmerUs by others within those entities and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to AmerUs’ outside auditors and the audit committee of the Board of Directors of AmerUs (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect AmerUs’ ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in AmerUs’ internal control over financial reporting. Since December 31, 2005, any material change in internal control over financial report required to be disclosed in any AmerUs SEC Document has been so disclosed.

(iv) Since December 31, 2005 (i) neither AmerUs nor any of its Subsidiaries nor, to the knowledge of AmerUs, any representative of AmerUs or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of AmerUs or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2005, including any material complaint, allegation, assertion or claim that AmerUs or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing received after the date of this Agreement which have no reasonable basis), and (ii) to the knowledge of AmerUs, no attorney representing AmerUs or any of its Subsidiaries, whether or not employed by AmerUs or its

Subsidiaries, has reported evidence of a material violation of securities law, breach of fiduciary duty or similar violation, relating to periods after December 31, 2005, by AmerUs or any of its officers, directors, employees or agents of AmerUs to the Board of Directors of AmerUs or any committee thereof or to any director or executive officer of AmerUs.

(g) Legal Proceedings.  There are no suits, actions, investigations or proceedings (whether judicial, arbitral, administrative or other) pending or, to the knowledge of AmerUs, threatened, against or affecting AmerUs or any Subsidiary of AmerUs, that, individually or in the aggregate, would reasonably be expected to have an AmerUs Material Adverse Effect, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity outstanding against AmerUs or any Subsidiary of AmerUs having or which would reasonably be expected to have, individually or in the aggregate, an AmerUs Material Adverse Effect.

(h) Taxes.

(i) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, AmerUs or any of its Subsidiaries have been filed in the manner and within the time prescribed by applicable Law, and all such Tax Returns were, or shall be at the time of filing, true and complete in all material respects.

(ii) There are no material liens for any Taxes upon the assets of AmerUs or any of its Subsidiaries, other than (A) statutory liens for Taxes not yet due and payable or (B) liens which are being contested in good faith by appropriate proceedings and have been disclosed in writing to Aviva as of the date hereof.

(iii) AmerUs and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or has established (or has had established on its behalf and for its sole benefit and recourse), in accordance with GAAP, an accurate and sufficient accrual for all such Taxes on the consolidated financial statements of AmerUs included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, as filed with the SEC prior to the date of this Agreement.

(iv) The federal income Tax Returns of AmerUs and its Subsidiaries through the tax year ended December 31, 2003, have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to granted extensions or waivers, has expired.

(v) There is no claim, audit, action, suit, proceeding or investigation now in process, pending or, to AmerUs’ knowledge, threatened against or with respect to AmerUs or its Subsidiaries in respect of any material Tax or Tax Asset.

(vi) Neither AmerUs nor any of its Subsidiaries has received written notice of any proposed or determined Tax deficiency, proposed reassessment of any property or assessment from any Taxing Authority.

(vii) To the extent that the following action relates to a material amount of Taxes, neither AmerUs nor any of its Subsidiaries has since December 31, 2005 (A) made or changed any election concerning any Taxes, (B) changed an annual accounting period or adopted or changed any accounting method, (C) settled any Tax claim or assessment, (D) received a Tax Ruling or entered into an agreement with any Taxing Authority, (E) filed any amended Tax Returns or (F) surrendered any right to claim a refund of any Taxes.

(viii) Neither AmerUs nor any of its Subsidiaries has (A) entered into any transaction that resulted in a material “deferred intercompany gain” (within the meaning of Treasury Regulation Section 1.1502-13) for which such gain, in whole or in part, continues to be deferred pursuant to the provisions of Treasury Regulation Section 1.1502-13 as of the date hereof or (B) a material “excess loss account,” as defined in Treasury Regulation Section 1.1502-19, in respect of the stock of any Subsidiary of AmerUs that is a member of the United States affiliated group (as that term is defined under Code Section 1504(a) and other similar provisions of state or local Law) that includes AmerUs as a common parent (“AmerUs Common Group”).

(ix) Neither AmerUs nor any of its Subsidiaries has been a member of any affiliated group other than the AmerUs Common Group.

(x) Neither AmerUs nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable tax treaty or local Law) or has received written notice of any claim made by a Taxing Authority where AmerUs and its Subsidiaries, as applicable, do not file a Tax Return that AmerUs or such Subsidiary is or may be subject to income taxation by that jurisdiction, and neither AmerUs nor any of its Subsidiaries that are “U.S. persons,” as that term is defined in Section 7701 of the Code, has branches in any jurisdiction outside of the United States.

(xi) Within the meaning of Section 355 of the Code, none of AmerUs or any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” in conjunction with the Merger.

(xii) AmerUs and each of its Subsidiaries has withheld all material amounts required to have been withheld in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder, policyholder, holder of an Annuity Contract, insured or any other third party, and such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. AmerUs and each of its Subsidiaries has reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder, policyholder, holder of an Annuity Contract, insured or any other third party, as required under Law.

(xiii) AmerUs and its Subsidiaries have prior to the date hereof, provided to Aviva true and complete copies of all material Tax Sharing Agreements entered into by AmerUs or any of its Subsidiaries.

(xiv) No asset or liability of AmerUs or of any of its Subsidiaries is a debt obligation that (A) is a “registration-required obligation,” as defined in Section 163(f)(2) of the Code; (B) constitutes “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code; or (C) is a “disqualified debt instrument,” as defined in Section 163(l)(2) 163(b)(2) of the Code.

(xv) Neither AmerUs nor any of its Subsidiaries has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), or has been a “material advisor” or “promoter” (as those terms are defined in Section 6111 and 6112 of the Code) in (A) any “reportable transaction” within the meaning of Sections 6011, 6662A and 6707A of the Code, (B) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code or (C) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code.

(xvi) With respect to any reinsurance contracts to which AmerUs or any of its Subsidiaries is a party, to the knowledge of AmerUs or any of its Subsidiaries no facts, circumstances or basis exists under which the IRS could make any reallocation, recharacterization or other adjustment under Section 845(a) of the Code, or make any adjustment arising from a determination that any reinsurance contract had or has a significant tax avoidance effect under Section 845(b) of the Code.

(xvii) To the extent within the control of AmerUs and/or its Subsidiaries (and to the extent not within the control of AmerUs and/or its Subsidiaries, to their knowledge), any Life Insurance Contract or Annuity Contract issued, assumed, modified, exchanged, marketed, sold or administered by an AmerUs Insurer qualifies in all material respects for the tax treatment described in the associated marketing materials designed by AmerUs or any of its Subsidiaries, is in compliance in all material respects with the requirements applicable to AmerUs and its Subsidiaries, under, as relevant, Code Sections 72, 101, 130, 401, 403, 408, 457, 6047, 7702, 7702A and all other applicable Tax provisions, including, to the extent applicable, the diversification rules under Section 817(h), and satisfies all of the investor controls and insurable interest rules.

“Annuity Contract” means any annuity contract, funding agreement, guaranteed investment contract or similar contract, including endorsements, riders and amendments thereto, and forms with respect thereto.

“Life Insurance Contract” means any life insurance contract, and any endorsements, riders, amendments and forms with respect thereto.

“Tax” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, premium, property or estimated taxes, customs duties, fees, assessments or charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), or (iii) any transferee liability in respect of any items described in clause (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, or any other credit or tax asset that could be carried forward or carried back to reduce Taxes (including deductions and credits relating to guaranty fund assessments and the alternative minimum tax).

“Taxing Authority” means the Internal Revenue Service or any other Governmental Entity responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities.

“Tax Sharing Agreement” means any written or unwritten agreement, indemnity or other arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits.

(i) Certain Agreements.  Except as disclosed in the AmerUs SEC Documents filed or publicly furnished to the SEC and made publicly available prior to the date of this Agreement and except for this Agreement, neither AmerUs nor any of its Subsidiaries is a party to or bound, as of the date hereof, by any contract, arrangement, commitment or understanding (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which restricts in any material respect the ability of AmerUs or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires AmerUs or any of its affiliates to make available investment opportunities to any person on a priority, equal or exclusive basis, (iii) with or to a labor union (including any collective bargaining agreement), or (iv) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement. All contracts, arrangements, commitments or understandings of the type described in this Section 3.1(i) (collectively referred to herein as the “AmerUs Contracts”) are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect. AmerUs has made available to Aviva true and complete copies of all AmerUs Contracts. Neither AmerUs nor any of its Subsidiaries has, and to the knowledge of AmerUs, none of the other parties thereto has violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any AmerUs Contract, except in each case for those violations, performance failures and defaults that, individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect.

(j) Benefit Plans and Labor Matters.

(i) With respect to each material employee benefit plan (including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA Section 3(37) (“Multiemployer Plans”) and all material equity-based compensation programs, including stock purchase and stock option plans and programs, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, pension and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written (all the foregoing being herein “AmerUs Benefit Plans”), (A) under which any employee, agent, director, or independent contractor or former employee, agent, director, or independent contractor of AmerUs or any of its Subsidiaries has any present or future right to benefits, (B) maintained or contributed to by AmerUs or any of its Subsidiaries or (C) under which AmerUs or any of its Subsidiaries has any present or future liability other than as disclosed in the consolidated financial statements of AmerUs included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, no event has occurred and, to the knowledge of AmerUs, there exists no condition or set of circumstances, in connection with which AmerUs or any of its Subsidiaries could be subject to any material liability, except for benefit payments in accordance with the terms of the AmerUs Benefit Plans and this Agreement.

(ii) Section 3.1(j)(ii) of the AmerUs Disclosure Letter contains a complete listing of all AmerUs Benefit Plans. AmerUs has made available to Aviva with respect to each AmerUs Benefit Plan true and complete copies of: (A) the plan documents or agreement (including any insurance contracts or trust agreements); (B) the summary plan descriptions and summaries of material modification; (C) Form 5500 reports and, where applicable, audited financial statements and audit reports for the most recent plan year available and the most recent financial statement; (D) the most recent actuarial report; (E) for plans intended to be qualified under Code Section 401(a) a copy of the most recent IRS determination letter with respect to such qualification; and (F) employee handbooks, as currently in effect.

(iii) AmerUs and its Subsidiaries, with respect to the AmerUs Benefit Plans, and the AmerUs Benefit Plans, are in material compliance with ERISA, the Code (except as currently permitted with respect to Section 409A under proposed regulations and Internal Revenue Service guidance with respect thereto) and other applicable Laws.

(iv) No AmerUs Benefit Plan (including any AmerUs Stock Plan) exists that could result in the payment to any present or former employee, agent, director or independent contractor of AmerUs or any Subsidiary of AmerUs of any money or other property or accelerate or provide any vesting or other rights or benefits to any present or former employee, agent, director, or independent contractor of AmerUs or any Subsidiary of AmerUs as a result of the transactions contemplated by this Agreement, either independently or in connection with any adverse employment action and irrespective of whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

(v) No AmerUs Benefit Plan is a Multiemployer Plan, and neither AmerUs nor any of its Subsidiaries has, or could reasonably be expected to have, any liability under any Multiemployer Plan.

(vi) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in or cause: (A) the increase, acceleration of timing of payment, funding or vesting of any benefits under any AmerUs Benefit Plan; (B) the payment or provision of benefits which are “excess parachute payments” as the term is defined in Code Section 280G; or (C) payments or benefits to be subject to the loss of deductions under Code Section 162(m).

(vii) There are no pending or threatened claims by or on behalf of, or investigations or governmental audits or requests with respect to, any AmerUs Benefit Plan (other than routine claims for benefits).

(viii) Each AmerUs Benefit Plan may be terminated without incurring a material liability (other than previously accrued benefit liabilities).

(ix) There are no collective bargaining agreements or other labor union contracts applicable to any employees of AmerUs or any of its Subsidiaries.

(x) Section 3.1(j)(x) of the AmerUs Disclosure Letter lists, as of the date of this Agreement, the number of outstanding Awards, including with respect to SARs and Units the number of underlying reference shares of Common Stock that will be converted into Award Consideration pursuant to Section 2.3.

(k) Subsidiaries.  All of the shares of capital stock of each of the Subsidiaries of AmerUs are owned by AmerUs or by another AmerUs Subsidiary or Subsidiaries and are (i) fully paid and nonassessable and (ii) free and clear of any Lien.

(l) Agreements with Regulators.  Neither AmerUs nor any Subsidiary of AmerUs is a party to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of the business of AmerUs and its Subsidiaries, taken as a whole, or to the knowledge of AmerUs relates to AmerUs Insurer’s capital adequacy or risk management policies, nor has AmerUs or any Subsidiary of AmerUs been advised in writing by any Governmental Entity that it is contemplating any such undertakings.

(m) Absence of Certain Changes or Events.  Since December 31, 2005, (i) AmerUs and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (ii) there has not been any (A) AmerUs Material Adverse Effect, (B) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, (C) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (D) any material change in accounting methods, principles or practices by AmerUs, except for such changes required by changes in SEC guidelines, GAAP or SAP, (E) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by AmerUs or any of its Subsidiaries which is not covered by insurance or (F) any material amendment of any of the AmerUs Benefit Plans.

(n) Board Approval.  The Board of Directors of AmerUs, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “AmerUs Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of AmerUs and its shareholders, (ii) approved and adopted this Agreement and the plan of merger contained herein and (iii) recommended that shareholders of AmerUs approve each of the matters constituting the Required AmerUs Vote and directed that such matter be submitted for consideration by AmerUs shareholders at the AmerUs Shareholders Meeting, subject to the terms and conditions set forth herein.

(o) Vote Required.  Pursuant to Section 490.1104(5) of the IBCA, the approval of the holders of Common Stock at a meeting at which a quorum consisting of at least a majority of the votes entitled to be cast on the plan of merger exists (the “Required AmerUs Vote”) is the only vote of the holders of any class or series of AmerUs capital stock necessary to approve this Agreement and the transactions contemplated hereby (including the Merger).

(p) Properties.  AmerUs or one or more of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the AmerUs SEC Documents as being owned by AmerUs or one or more of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever (“Liens”), except (A) statutory liens securing payments not yet due, (B) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, other than, in each case, which individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect and (C) zoning and building codes and other applicable Laws regulating the use, development and occupancy of real property and permits consents and rules under such Laws that do not materially affect the use, development and occupancy of such real property or otherwise impair the business operations at such property and (ii) is the lessee of all leasehold estates reflected in the latest audited balance sheet included in the AmerUs SEC Documents as being leased by AmerUs or one or more of its Subsidiaries or leased after the date thereof (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of AmerUs, the lessor other than, in each case, which individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect.

(q) Intellectual Property.

(i) AmerUs and its Subsidiaries own, or have valid and enforceable licenses to use, all trademarks, service marks, trade names and designs (including any registrations or applications for registration, as well as common law rights in any of the foregoing), together with all goodwill related to the foregoing, patents (including any continuations, continuations in part, renewals and applications for any of the foregoing) and inventions, copyrights (including any registrations and applications therefor and whether registered or unregistered), Internet domain names, computer software, databases, works of authorship, mask works, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, user interfaces, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data or information (collectively, the “AmerUs Intellectual Property”), which in each case necessary for the conduct of their respective business as conducted on the date hereof, except where such failures to own or possess valid, subsisting and enforceable licenses to use such AmerUs Intellectual Property, either individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect. Neither AmerUs nor any of its Subsidiaries has received any written notice of infringement or conflict with, and to AmerUs’ knowledge, there are no infringements of or conflicts with, the rights of any third party with respect to the use or ownership of any AmerUs Intellectual Property by AmerUs and its Subsidiaries that, in either case, individually or in the aggregate, would reasonably be expected to have an AmerUs Material Adverse Effect. To the knowledge of AmerUs, all AmerUs Intellectual Property that has been licensed by AmerUs or any of its Subsidiaries from third parties is being used substantially in accordance with the applicable license (as amended) pursuant to which AmerUs or such Subsidiary acquired the right to use such AmerUs Intellectual Property, except where such uses, either individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect.

(ii) AmerUs and its Subsidiaries have established and are in compliance with commercially reasonable security programs that are designed to protect (A) the security, confidentiality and integrity of transactions executed through their computer systems, including security protocols and techniques when appropriate, and (B) the security, confidentiality and integrity of all confidential or proprietary data except, in each case, which individually or in the aggregate would not reasonably be expected to have an AmerUs Material Adverse Effect. Neither AmerUs nor any of its Subsidiaries has suffered a material security breach with respect to their data or systems, and neither AmerUs nor any of its Subsidiaries has notified consumers or employees of any such information security breach.

(r) Brokers or Finders.  Other than Goldman Sachs & Co., no agent, broker, lawyer, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.

(s) Opinion of AmerUs Financial Advisor.  AmerUs has received the written opinion of its financial advisor, Goldman Sachs & Co., dated the date of this Agreement, to the effect that, as of the date hereof, the Per Share Amount to be paid by Aviva to the AmerUs shareholders pursuant to Section 2.1(a) is fair, from a financial point of view, to the holders of Common Stock.

(t) Takeover Laws.  None of the business combination provisions of Section 490.1110 of the IBCA or any similar provisions of the IBCA, Amended and Restated Articles of Incorporation or Amended and Restated Bylaws of AmerUs are applicable to the transactions contemplated by this Agreement because such provisions do not apply by their terms or because any required approvals of the Board of Directors of AmerUs have been obtained.

(u) Information Supplied.

(i) The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and applicable rules thereunder. The Proxy Statement and in the notice of the meeting pursuant to Section 490.1104 of the IBCA to the holders of Common Stock (the “Notice of AmerUs Shareholders Meeting”), will not, at the date mailed to the holders of Common Stock or at the time of the

AmerUs Shareholders Meeting, contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) Notwithstanding the foregoing provisions of this Section 3.1(u), no representation or warranty is made by AmerUs with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied in writing by or on behalf of Aviva for inclusion or incorporation by reference therein.

(v) Certain Securities Matters.

(i) Each AmerUs Broker-Dealer and AmerUs Adviser possesses all licenses and registrations necessary to conduct its business and is current in all material filings required by the SEC or any other Governmental Entity, and is and has been since December 31, 2003 in full compliance with all applicable Laws, except for any failures to possess such licenses and register or comply which would not, individually or in the aggregate, reasonably be expected to have an AmerUs Material Adverse Effect. Each AmerUs Broker-Dealer is a member in good standing of the NASD and such other organizations in which its membership is required in order to conduct its business as now conducted, except such failures which would not, individually or in the aggregate, reasonably be expected to have an AmerUs Material Adverse Effect.

(ii) There is (A) no AmerUs Subsidiary, (B) no separate account of any AmerUs Insurer, (C) no “affiliated person” (within the meaning of the Investment Company Act of 1940, and the rules and regulations of the SEC promulgated thereunder (the “Investment Company Act”)) nor (D) any AmerUs Fund, AmerUs Private Fund or any portfolio thereof that is required to be registered with the SEC under the Investment Company Act.

(iii) No AmerUs Adviser nor, to the knowledge of AmerUs, any “person associated” (within the meaning of the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Investment Advisers Act”)) thereof, with an AmerUs Adviser is ineligible pursuant to Section 203(e) of the Investment Advisers Act to serve as an investment adviser or as a person associated with an AmerUs Adviser to a registered investment adviser. No AmerUs Broker-Dealer nor, to the knowledge of AmerUs, any “associated person” (within the meaning of the Exchange Act) thereof, is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an associated person to a registered broker-dealer. The following terms shall have the meanings set forth below:

“AmerUs Adviser” shall mean any AmerUs Subsidiary that conducts activities of an investment adviser as such term is defined in Section 2(a)(20) of the Investment Company Act and Section 202(a)(11) of the Investment Advisers Act.

“AmerUs Broker-Dealer” shall mean any AmerUs Subsidiary that conducts activities of a broker or dealer, as such terms are defined in Section 3(a) of the Exchange Act.

“AmerUs Fund” shall mean any management investment company, as defined under the Investment Company Act, organized by an AmerUs Adviser or interests in which are offered by AmerUs or its affiliates or any portfolio thereof that is registered or required to be registered as an investment company with the SEC and for which any AmerUs Adviser acts as an investment adviser or sub-adviser.

“AmerUs Private Fund” shall mean any collective investment entity organized by an AmerUs Adviser or interests in which are offered by AmerUs or its affiliates, other than an AmerUs Fund that is not required to be registered as an investment company with the SEC and for which any AmerUs Adviser acts as an investment adviser or sub-adviser.

“AmerUs Insurer” shall mean each AmerUs Subsidiary that issues insurance policies.

(w) Insurance Reports.

(i) Each AmerUs Insurer is listed in Section 3.1(w) of the AmerUs Disclosure Letter. Each of the AmerUs Insurers has filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively, the “AmerUs SAP Statements”), except for such failures to file that, individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect. AmerUs has delivered or made available to Aviva, to the extent permitted by applicable Laws, copies of all annual AmerUs SAP Statements for each AmerUs Insurer for the periods beginning January 1, 2004 and through the date hereof and the quarterly AmerUs SAP Statements for each AmerUs Insurer for the quarterly period ended March 31, 2006, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable state domiciliary insurance regulatory authority and true and complete copies of all financial examination reports of insurance departments and any insurance regulatory authorities received by AmerUs on or after January 1, 2004 and through the date hereof relating to AmerUs Insurers. Financial statements included in the AmerUs SAP Statements were prepared in conformity SAP and present fairly in all material respects the statutory financial position of the relevant AmerUs Insurer as at the respective dates thereof and the results of operations of such AmerUs Insurer for the respective periods then ended. The AmerUs SAP Statements complied in all material respects with all applicable Laws when filed, and no material deficiency has been asserted in writing by any Governmental Entity with respect to any AmerUs SAP Statements which has not been cured. The annual statutory balance sheets and income statements included in the AmerUs SAP Statements have been audited by AmerUs’ independent auditors, and AmerUs has delivered or made available to Aviva true and complete copies of all audit opinions related thereto for periods beginning January 1, 2004.

(ii) The policy reserves of the AmerUs Insurers recorded in their respective AmerUs SAP Statements, as of their respective dates since July 1, 2004: (A) have been computed in all material respects in accordance with presently accepted actuarial standards consistently applied as in effect on their respective dates; (B) have been based on actuarial assumptions that are consistent in all material respects with applicable contract provisions; (C) met the requirements of applicable Law in all material respects; and (D) were computed on the basis of actuarial assumptions and actuarial methods consistent in all material respects with those used to compute the corresponding items in the AmerUs SAP Statements; provided, however, that it is acknowledged and agreed that AmerUs is not making any representation or warranty in this Section 3.1(w)(ii) as to the adequacy or sufficiency of such reserves.

(x) Insurance Business.  (i) All policies, binders, slips, certificates, guaranteed insurance contracts, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary documents issued in connection therewith) that are issued by an AmerUs Insurer (collectively, the “AmerUs Insurance Contracts”), to the extent required under applicable Laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable Laws, have been filed with and not objected to by such authority within the period provided for objection, except as, individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect.

(ii) A true and complete copy of the Actuarial Appraisal of Insurance Operations of AmerUs as of September 30, 2005, including all amendments, supplements, errata and annexes thereto (the “AmerUs Actuarial Analysis”) has been made available to Aviva prior to the date hereof. The information and data furnished by AmerUs or any AmerUs Insurer to its independent actuaries in connection with the preparation of the AmerUs Actuarial Analysis were, to the knowledge of AmerUs, accurate in all material respects for the periods covered in the AmerUs Actuarial Analysis.

(iii) AmerUs has made available to Aviva true and complete copies of (A) all policy and contract forms filed in the domiciliary state of the AmerUs Insurer issuing the policy relating to any annuity or universal life insurance contract offering equity indexed or total return accounts issued by the AmerUs Insurers (the “EI Products”) and all forms of sales brochures, sales literature and advertising materials, developed by an AmerUs Insurer for EI Products, each to the extent utilized by an AmerUs Insurer during the period beginning January 1, 2004 through the date of this Agreement and (B) all material reports, written correspondence and written communications received from an AmerUs Insurer or sent to an AmerUs Insurer by any Governmental Entity relating to any material examinations or investigations by any Governmental Entity regarding any EI Product. AmerUs has received no written notice from any Governmental Entity of any material pending examinations, inspections or investigations, or alleging any material violation of applicable securities Law, by any Governmental Entity regarding any EI Product as of the date of this Agreement, and to the knowledge of AmerUs, there are no such pending or threatened examinations, inspections or investigations as of the date of this Agreement.

(iv) AmerUs has made available to Aviva a true and complete copy of its product analysis letter, including all annexes and exhibits (but excluding the list of largest sellers), as further described in Section 3.1(x)(iv) of the AmerUs Disclosure Letter (the “Product Letter”). The description of the products and marketing programs in the Product Letter are fair summaries in all material respects of the EI Products that are annuities and the related marketing programs described therein and, as of the date hereof, AmerUs has no actual knowledge of any other documents, events or circumstances which could reasonably be expected to cause AmerUs’ analysis of the regulatory status of such products described therein to be materially different from AmerUs’ analysis contained therein.

(y) Risk Management Instruments.   Since December 31, 2005, all derivative instruments, including, interest rate swaps, caps, floors and option agreements, entered into by AmerUs or its Subsidiaries, were entered into in conformity in all material respects with AmerUs’ written investment policies in effect at the time any such derivative instrument was entered into.

(z) Producer Sales and Marketing.

(i) From and after January 1, 2004 (A) each employee of AmerUs and its Subsidiaries, agent, manager, intermediary, broker, broker-dealer, third-party administrator, independent marketing organization (affiliated and unaffiliated), producer, financial institution, registered representative, consultant, advisor, call center personnel, or distributor required to be licensed as a Producer in any state (each, a “Producer”) who marketed, sold, serviced, managed, advised or administered with holders of the products issued by AmerUs and its Subsidiaries (“Transacted”), at the time such Producer Transacted business for AmerUs or the relevant Subsidiary, was duly appointed by AmerUs or the relevant Subsidiary to act as a Producer and, to the knowledge of AmerUs, was duly licensed or registered as a Producer, in each case, in the particular jurisdiction in which such Producer, placed, serviced, managed, advised or administered such business; (B) there have been no violations by Producers of any Law in connection with the marketing or sale of products issued by AmerUs and its Subsidiaries; (C) all compensation paid to each such Producer was paid in accordance with applicable Law; and (D) all training and instruction manuals pertaining to the sale of the products by AmerUs and its Subsidiaries provided to each such Producer by AmerUs and its Subsidiaries were in compliance with all applicable Laws; except for, in the case of clauses (A), (B), (C), or (D), such failures to appoint or failures to be licensed (in the case of clause A), violations (in the case of clause B), and failures to comply with applicable Law (in the cases of clauses C and D) that, individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect, and provided that the representations in clauses (A), (B), (C) and (D) are made to the actual knowledge of AmerUs with respect to any Producer that is not an employee of AmerUs or its Subsidiaries.

(aa) Reinsurance.   With respect to any ceded reinsurance or coinsurance agreement of any AmerUs Insurer which either is in force or has outstanding reinsurance recoverables (“AmerUs Reinsurance Agreements”), except as would not, individually or in the aggregate, reasonably be expected to have an AmerUs Material Adverse Effect, each AmerUs Insurer has appropriately taken credit for, outstanding reinsurance recoverables under the AmerUs Reinsurance Agreements in any (i) AmerUs SAP Statements and (ii) AmerUs SEC Documents. All AmerUs Reinsurance Agreements are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or the failure to be valid and in full force and effect, individually or in the aggregate, would not reasonably be expected to have an AmerUs Material Adverse Effect. Neither AmerUs nor any AmerUs Insurer, nor to the knowledge of AmerUs, any other party to an AmerUs Reinsurance Agreement is in default as to any provision thereof, and, to the knowledge of AmerUs, no condition exists that, with or without notice or lapse of time or both, would constitute a default thereunder, except for any such default or condition as would not, individually or in the aggregate, reasonably be expected to have an AmerUs Material Adverse Effect.

3.2.  Representations and Warranties of Aviva and Merger Sub.   Aviva and Merger Sub jointly represent and warrant to AmerUs as follows:

(a) Organization, Standing and Power.

(i) Each of Aviva and Merger Sub is a corporation duly organized and validly existing under the Laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Aviva or Merger Sub to perform their respective obligations under this Agreement (an “Aviva Material Adverse Effect”).

(ii) Aviva has previously made available to AmerUs true, complete and correct copies of the organizational documents of Aviva as of December 31, 2005, which are in full force and effect and have not been amended or otherwise modified.

(b) Authority.

(i) Each of Aviva and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Aviva and Merger Sub (including Aviva or a wholly owned Subsidiary of Aviva in its capacity as the sole shareholder of Merger Sub) and no other corporate or shareholder proceedings on the part of Aviva or Merger Sub are necessary to authorize this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Aviva and Merger Sub and (assuming the due authorization, execution and delivery by AmerUs) constitutes a valid and binding obligation of each of Aviva and Merger Sub, enforceable against each of Aviva and Merger Sub in accordance with its terms, except to the extent the enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement by each of Aviva and Merger Sub do not, and the performance of its respective obligations and consummation of the transactions contemplated hereby will not, (A) result in any Violation pursuant to any provision of the organizational documents of Aviva or Merger Sub or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in subsection (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, or Law applicable to Aviva or Merger Sub or their respective properties or assets, which Violation, in the case of clause (B), either individually or in the aggregate, would reasonably be expected to have an Aviva Material Adverse Effect.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be filed or obtained by Aviva or Merger Sub in connection with the execution and delivery of this Agreement by Aviva, Merger Sub or their respective Subsidiaries or the consummation by Aviva or Merger Sub of the transactions contemplated hereby, the failure to make or obtain which would have an Aviva Material Adverse Effect, except for (A) the filing of the Articles of Merger with the Secretary of State of the State of Iowa, (B) such applications, filings, authorizations, orders and approvals under the insurance laws of the jurisdictions in which the AmerUs Insurers are domiciled or commercially domiciled as set forth in, and assuming the accuracy of, Section 3.1(c)(iii) of the AmerUs Disclosure Letter and such other required filings with, and expiration of applicable waiting periods of, the insurance departments or other similar state authorities in the states in which the AmerUs

Insurers are licensed, (C) to the extent applicable, consents, approvals of, filings with and notices to Governmental Entities pursuant to the Exon-Florio Act, and (D) notices or filings under the HSR Act.

(c) Information Supplied.  The information supplied in writing by or on behalf of Aviva and the Merger Sub and included in the Proxy Statement with the written consent of Aviva and the Merger Sub, as the case may be, will not, at the date mailed to the holders of Common Stock or at the time of the AmerUs Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Financing.  Aviva has or will have available, prior to the Effective Time, sufficient cash in immediately available funds to pay or to cause Merger Sub to pay the Merger Consideration pursuant to Article II hereof and to consummate the Merger and other transactions contemplated hereby.

(e) No Aviva Vote Required.  No vote or other action of the shareholders of Aviva is required by applicable Law, the organizational documents of Aviva or otherwise in order for Aviva and Merger Sub to consummate the Merger and the transactions contemplated hereby.

(f) Aviva Ownership of AmerUs Securities.  Aviva and its affiliates do not own of record or beneficially any shares of Common Stock, Series A Preferred Stock or any options, warrants or other rights to acquire Common Stock or Series A Preferred Stock.

(g) Merger Sub.

(i) True and complete copies of the organizational documents of Merger Sub, each as in effect as of the date of this Agreement, have previously been made available to AmerUs.

(ii) Aviva or a wholly owned Subsidiary of Aviva owns beneficially owns all outstanding shares of the capital stock of Merger Sub. Merger Sub was formed by Aviva solely for the purpose of effecting the Merger and the other transactions contemplated by this Agreement. Except as contemplated by this Agreement, Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger and the other transactions contemplated by this Agreement.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1.  Covenants of AmerUs.  During the period from the date of this Agreement and continuing until the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms, AmerUs agrees as to itself and its Subsidiaries that, except (i) as expressly contemplated or permitted by this Agreement, (ii) to the extent that Aviva shall otherwise consent in writing, (iii) as may be required under applicable Law or (iv) as set forth in the AmerUs Disclosure Letter:

(a) Ordinary Course.  AmerUs shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. AmerUs shall not, nor shall it permit any of its Subsidiaries to: (i) enter into any new material line of business; (ii) enter into, amend or terminate any material reinsurance, coinsurance, modified coinsurance or any similar contract (including any surplus relief or financial reinsurance contract), whether as reinsurer or reinsured, without the consent of Aviva (such consent not to be unreasonably withheld or delayed); (iii) alter or amend in any material respect their existing underwriting, claim handling, loss control, actuarial, financial reporting or accounting practices, guidelines or policies or any material assumption underlying an actuarial practice or policy, except as may be required by GAAP or SAP; (iv) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice or (v) enter into or terminate any material lease, contract or agreement, or make any change to any existing material lease, contract or agreement, except in the ordinary course of business consistent with past practice.

(b) Dividends; Changes in Stock.  AmerUs shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (whether in cash, stock or property or any combination thereof), except (A) the declaration and payment of regular quarterly cash dividends on the Series A Preferred Stock in accordance with the terms of the Series A Preferred Stock, and (B) for dividends by a direct or indirect wholly owned Subsidiary of AmerUs, (ii) split, combine or reclassify any of its capital stock, or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for (A) the acquisition of separate account shares in the ordinary course of business consistent with past practice and (B) the exercise or settlement of outstanding Awards under the AmerUs Stock Plans in accordance with their terms).

(c) Issuance of Securities.  Except in connection with AmerUs’ obligations under the AmerUs PRIDES, AmerUs shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, or pledge or otherwise encumber any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights, stock unit, performance unit or similar equity award or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than the issuance of Common Stock upon the exercise or settlement of Awards under the AmerUs Stock Plans.

(d) Governing Documents.  AmerUs shall not amend or propose to amend its Amended and Restated Articles of Incorporation or Amended and Restated Bylaws.

(e) No Acquisitions or Dispositions.  AmerUs shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, or dispose of or agree to dispose of, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any corporation, partnership, association or other business organization or division thereof, or any material assets. Other than activities in the ordinary course of business consistent with past practice, AmerUs shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any material assets (including capital stock of its Subsidiaries and indebtedness of others held by AmerUs and its Subsidiaries). Nothing contained in this Section 4.1(e) shall apply to investments made by AmerUs and its Subsidiaries in the ordinary course of business consistent with past practice and their respective investment policies.

(f) Indebtedness.  Other than incurring short-term indebtedness under AmerUs’ credit facilities existing as of the date hereof or replacement of existing indebtedness at a lower cost of capital, AmerUs shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness) or guarantee any such indebtedness, (ii) issue or sell any debt securities or rights to acquire any debt securities of AmerUs or any of its Subsidiaries or guarantee any debt securities of others, or (iii) enter into any “keep-well” or other agreement to maintain the financial condition of any other person (other than AmerUs or one of its Subsidiaries) or any arrangement having the economic effect of the foregoing.

(g) Liabilities.  AmerUs shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claims, litigation, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than payment, discharge, settlement or satisfaction (i) made in the ordinary course of business, (ii) made in accordance with the terms of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of AmerUs included in the AmerUs

SEC Documents and (iv) incurred since the date of such financial statements in the ordinary course of business consistent with past practice.

(h) Material Contracts.  AmerUs shall not, and shall not permit any of its Subsidiaries to, (i) modify or amend any AmerUs Contract other than in the ordinary course of business consistent with past practice or terminate any AmerUs Contract (other than terminations resulting from the expiration of an AmerUs Contract in accordance with its terms) or (ii) enter into, modify, amend or terminate any contract (other than the termination resulting from the expiration of such contract in accordance with its terms) that would meet the definition of an AmerUs Contract set forth in Section 3.1(i) if entered into after the date hereof.

(i) Risk Policy.  AmerUs shall not, and shall not permit any of its Subsidiaries to, modify or amend in any material respect or terminate any (i) insurance coverage maintained by AmerUs or any of its Subsidiaries which is not replaced by a comparable amount of insurance coverage or (ii) investment, risk management or derivatives use policy currently in effect, except as required by applicable Law or changes in SAP or GAAP.

(j) Accounting Methods.  Except as disclosed in any AmerUs SEC Document filed by AmerUs prior to the date of this Agreement, AmerUs shall not change its methods of accounting in effect at March 31, 2006, except as required by changes in SAP or GAAP.

(k) Compensation and Benefit Plans.  Neither AmerUs nor any Subsidiary will (i) enter into, adopt, amend (except for such amendments as may be required by Law or made to comply with Code Section 409A) or terminate any AmerUs Benefit Plan, or any other employee benefit plan or any agreement, arrangement, plan or policy between AmerUs or a Subsidiary of AmerUs and one or more of AmerUs’ or its Subsidiaries’ directors or officers, (ii) except to the extent expressly permitted by Section 4.1(c) or this Section 4.1(k), issue any new or additional awards or grants, or pay or agree to pay any new or additional compensation or benefits, enter into any severance or change-in-control agreements, or increase in any manner the current compensation or benefits, contingent or otherwise, of any AmerUs or its Subsidiaries director, officer, agent, independent contractor or employee, with the exception of (A) amounts required to be contributed, distributed, granted or awarded under the terms and provisions of plans and arrangements listed in Section 3.1(j)(ii) of the AmerUs Disclosure Letter as in effect as of the date hereof or amended in accordance herewith, and (B) normal increases in compensation or additional compensation or benefits both in the ordinary course of business consistent with past practice (excluding for purposes of this clause (B) ordinary course increases in favor of executive officers or directors) or (iii) provide, with respect to any equity-related award, that the vesting of any such award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement.

(l) No Liquidation.  AmerUs shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(m) Taxes.  Except as will not reasonably be likely to materially affect the Taxes or the Tax Assets of AmerUs and its Subsidiaries after the Effective Time, AmerUs shall not, and shall not permit any of its Subsidiaries to:

(i) (A) Make, amend or change any material income tax election; (B) make a request for a Tax Ruling or enter into any agreement with a Taxing Authority; (C) settle or compromise any material tax liability or Tax Claim in excess of amounts specifically reserved therefor on the consolidated financial statements of AmerUs included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, as filed with the SEC prior to the date of this Agreement; (D) except as otherwise mandated by applicable Law, file any amendments to any previously filed Tax Returns; (E) surrender any right to claim a refund of any Taxes; (F) make any distributions or enter into any transactions that are not within the ordinary course of business (determined by the conduct of business by AmerUs or any applicable Subsidiary of AmerUs over the course of the preceding 12 month period) that could materially increase the Taxes of AmerUs or its Subsidiaries or affect the Tax Assets (including the amount of any Subsidiary’s previous tax earnings and profits and the amount of any Subsidiary’s foreign tax paid pool) of AmerUs or any of its Subsidiaries; or (G) file any Tax Return in a manner that could be materially inconsistent with past custom and practice, except as may be required by applicable Law; or

(ii) Change its method of tax accounting, except as required by changes in applicable Law, GAAP or SAP.

(n) Advisory Contract Consents.  To the extent required by, and consistent with all requirements of, the Investment Advisers Act, as soon as reasonably practicable, AmerUs shall, and shall cause each of the applicable AmerUs Advisers to, inform its and their respective advisory clients (other than any AmerUs Fund) of the transactions contemplated by this Agreement and shall, in compliance with the Investment Advisers Act and any other applicable Law, request such clients’ consent as may be necessary to effect the assignment of their investment advisory agreements and any related agreements. Aviva agrees that AmerUs may satisfy this obligation, insofar as it relates to advisory clients (other than the AmerUs Funds and the AmerUs Private Funds, as to which the governing instruments or applicable Law require any different or supplemental procedure, in which case such different or supplemental procedures must be followed), by providing each such client with the notice contemplated by the first sentence of this Section 4.1(n) and obtaining either a new investment advisory contract with such client effective at the Closing Date or such client’s consent in the form of an actual written consent or in the form of an implied consent as permitted by Law and complying with any other legal requirements. AmerUs shall, and shall cause each of the applicable AmerUs Advisers to, seek any consents or shareholder approval required under the applicable agreements or Canadian Law. AmerUs shall, and shall cause the AmerUs Insurers to, consent to the continuation of any investment advisory agreements and any related agreements between AmerUs or the AmerUs Insurers and either (i) AmerUs Capital Management or (ii) AmerUs Asset Management, following completion of the transactions contemplated hereby.

(o) AmerUs SEC Documents.  AmerUs shall, and shall cause its Subsidiaries, including AmerUs Insurers and their respective separate accounts to, file with or publicly furnish to (as applicable) all required reports, schedules, registration statements and other documents with or to the SEC between the date of this Agreement and the Effective Time (“Interim AmerUs SEC Documents”). All Interim AmerUs SEC Documents shall comply in all material respects with the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder and none of the Interim AmerUs SEC Documents shall, when filed with or publicly furnished to the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The financial statements of AmerUs and its Subsidiaries, including the AmerUs Insurers and their respective registered separate accounts, included in any such Interim AmerUs SEC Documents, shall comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, will be prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position of AmerUs and its consolidated Subsidiaries (in the case of Interim AmerUs SEC Documents filed by AmerUs) or the entities purported to be presented therein (in the case of AmerUs SEC Documents filed by Subsidiaries or separate accounts) and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies or entities as of the dates and for the periods shown (subject, in the case of any unaudited interim financial statements, to normal and recurring year-end adjustments that, individually or in the aggregate do not have an AmerUs Material Adverse Effect).

(p) Other Actions.  AmerUs shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by applicable Law) which would adversely affect the ability of the parties to obtain any of the AmerUs Requisite Regulatory Approvals or Aviva Requisite Regulatory Approvals without imposition of a condition or restriction of the types referred to in Sections 6.2(c) or 6.3(c), respectively.

(q) Other Agreements.  AmerUs shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

4.2.  Advice of Changes; Government Filings.

(a) Each party shall promptly advise the other orally and in writing of any change or event having, or which would reasonably be expected to have, an AmerUs Material Adverse Effect or an Aviva Material Adverse Effect, as the case may be, or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VI or give rise to any right of termination under Article VII unless the underlying breach shall independently constitute such a failure or give rise to such a right. AmerUs and its Subsidiaries shall file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall make available to Aviva copies of all such reports promptly after the same are filed.

(b) Each party shall have the right to review in advance, and each will consult with the other in advance, in each case subject to applicable Laws relating to the exchange of information, with respect to all the information relating to the other party, and any of its respective Subsidiaries, which appears in any filing made with, or materials submitted to, any third party or any Governmental Entity, with respect to this Agreement or the Merger.

(c) Each party shall consult with the other party prior to participating in any substantive meeting, conference call, discussion or communication, whether or not through representatives, with any Governmental Entity in respect of any filings, submissions, investigation or inquiry, with respect to this Agreement or the Merger, and provide the other party and its representatives the opportunity to attend and participate thereat.

(d) Without limiting the rights of the parties in this Section 4.2, each party shall furnish in advance to the other party copies of all correspondence, filings, submissions and written communications between them and their respective representatives on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Merger and consult with such other party on and take into account any reasonable comments it may have to such correspondence, filings, submissions and written communications prior to them being made. Each party shall keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby, shall inform the other party of the substance of any material oral communications with any Governmental Entity for which it was impractical to have advance consultation or participation in accordance with subsection (c) hereto and shall respond to inquiries and requests received from any Governmental Entity or third party, in each case with respect to this Agreement or the Merger as promptly as practicable.

(e) Each party agrees not to extend any waiting period under the HSR Act or enter into any agreement, arrangement or understanding with any Governmental Entity not to consummate or delay the transactions contemplated hereby, except with the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1.  Proxy Statement.

(a) As promptly as practicable following the date of this Agreement, but in no event later than 45 days after the date hereof, AmerUs shall prepare and file with the SEC proxy materials which shall constitute the proxy statement relating to the matters to be submitted to the AmerUs shareholders at the AmerUs Shareholders Meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”), and AmerUs shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the AmerUs shareholders as promptly as practicable following the date of this Agreement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, AmerUs shall promptly inform Aviva of such occurrence and shall file with the SEC and/or mail to the shareholders of AmerUs such amendment or supplement.

(b) AmerUs shall promptly take all actions in accordance with applicable Law, its Amended and Restated Articles of Incorporation, its Amended and Restated Bylaws and the rules of the NYSE to call, give notice of, convene and hold a meeting of its shareholders, such meeting to take place as promptly as practicable following the date hereof (the “AmerUs Shareholders Meeting”), for the purpose of obtaining the Required AmerUs Vote with respect to the transactions contemplated by this Agreement. Subject to applicable Law, AmerUs shall promptly send the Notice of AmerUs Shareholders Meeting to all holders of the Series A Preferred Stock as required by Section 490.1104 of the IBCA. Subject to applicable Law, the Board of Directors of AmerUs shall use its reasonable best efforts to solicit the approval of the AmerUs shareholders of the Required AmerUs Vote. In furtherance of and subject to the foregoing, the Board of Directors of AmerUs shall recommend to the AmerUs shareholders that they vote to approve this Agreement and the plan of merger contained herein; provided, however, that AmerUs shall not be obligated to make the foregoing recommendation to the extent that the Board of Directors of AmerUs reasonably determines in good faith (after consultation with outside legal counsel) that such failure to so recommend is required in order to comply with its fiduciary duties under applicable Law; as provided, further, that notwithstanding anything to the contrary in this Agreement, AmerUs shall be obligated to submit this Agreement to its shareholders for a vote on the approval to the extent consistent with Section 490.1104 of the IBCA, and nothing contained herein shall be deemed to relieve AmerUs of such obligation unless this Agreement has been terminated in accordance with its terms prior to the AmerUs Shareholders Meeting.

(c) AmerUs after consultation with Aviva, may adjourn or postpone the AmerUs Shareholders Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to AmerUs’ shareholders, (ii) if as of the time for which the AmerUs Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Common Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the AmerUs Shareholders Meeting or (iii) for the purpose of soliciting additional proxies if proxies granted by the time of the AmerUs Shareholders Meeting are insufficient to provide the Required AmerUs Vote; provided, however, that AmerUs will reconvene or reschedule the AmerUs Shareholders Meeting as soon as practicable after such adjournment or postponement.

(d) Nothing contained herein shall prohibit or impede AmerUs from taking and disclosing to its shareholders a position as required by Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from making any other required disclosure to its shareholders if, in the good faith judgment of the Board of Directors of AmerUs, after consultation with outside legal counsel, failure so to disclose would be inconsistent with applicable Law.

5.2.  Access to Information.

(a) AmerUs shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Aviva, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, records, commitments, officers and employees and, during such period, to the extent permitted by applicable Law, AmerUs shall (and shall cause each of its Subsidiaries to) make available Aviva (i) a copy of each report, schedule, statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws, the HSR Act, state insurance laws or the rules and regulations of self regulatory organizations and (ii) all other information concerning its business, properties and personnel as Aviva may reasonably request. Notwithstanding the foregoing, none of AmerUs or any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law.

(b) Aviva will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement dated November 14, 2005, between AmerUs and Aviva (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in effect as provided under Section 8.5.

(c) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement or any condition to the obligations of the parties hereto to consummate the Merger.

5.3.  Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth herein, each party hereto shall, and shall cause its respective Subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement as promptly as practicable, (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement, and (iii) to cooperate in connection with any financing transaction undertaken by Aviva to fund the Merger Consideration, including cooperation by AmerUs in facilitating customary due diligence and arranging senior officers, mutually agreed by AmerUs and Aviva, to meet with prospective lenders and investors in customary presentations (including “road show” presentations and sessions with rating agencies; provided that such participation shall be subject to AmerUs’ compliance with Regulation FD of the SEC and the indemnification (including the advancement of reasonable defense costs) by Aviva of AmerUs and its participating senior officers with respect to the subject matters of this Section 5.3(a)(iii)), the preparation and filing of any offering document or listing particulars, the issuance of any comfort letter, the receipt of any auditors consents, the preparation of consolidated pro forma financial information and the use of commercially reasonable efforts to cause each independent auditor to so cooperate. Each of AmerUs and Aviva will promptly cooperate with and furnish information to the other in connection with any such efforts by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing.

(b) Neither Aviva nor any of its Subsidiaries shall be required to (i) sell, divest, hold separate, or otherwise dispose of any of their or of AmerUs’ or any of its Subsidiaries’ respective businesses, product lines or assets, (ii) conduct their or AmerUs’ or any of its Subsidiaries respective businesses in a specified manner or (iii) agree to take any of the actions set forth in clause (i) or (ii), or agree to take any other action or agree to any restriction, limitation or condition that, in the case of clause (i), (ii) or (iii), would or would reasonably be likely to have (1) an AmerUs Material Adverse Effect or (2) a material adverse effect on the benefits, taken as a whole, Aviva reasonably expected to derive from the transactions contemplated hereby, including the Merger, other than those customarily imposed by regulatory agencies in transactions of this type (such Material Adverse Effect on either AmerUs or Aviva or such material adverse effect on such benefits, a “Regulatory Material Adverse Effect”). AmerUs shall agree if, but solely if, requested by Aviva in writing to divest, hold separate or otherwise take or commit to take any action with respect to the businesses, services or assets of AmerUs or any of its Subsidiaries in furtherance of this Section 5.3(b); provided, however, that any such action shall be conditioned upon the consummation of the Merger and other transactions contemplated hereby. Each of AmerUs and Aviva undertakes and agrees to file as soon as practicable a Notification and Report Form under the HSR Act with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and to make as soon as practicable, but in no event later than 30 days after the date hereof, such filings for such approvals and consents as are required under the insurance laws of the states where the AmerUs Insurers are domiciled or commercially domiciled or any foreign state where they are licensed to do business.

5.4.  Acquisition Proposals.

(a) AmerUs agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries or any purchase or sale of 10% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the shareholders of such person) beneficially owning securities representing 10% or more of its total voting power (or of the surviving parent entity in such transaction) or the voting power of any of its Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by Aviva or an affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or (iii) approve, adopt or recommend, or propose to approve, adopt or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

(b) Notwithstanding the foregoing or any other provision of this Agreement, the Board of Directors of AmerUs shall be permitted, prior to the Required AmerUs Vote, and subject to compliance with the other terms of this Section 5.4, to engage in discussions and negotiations with, and, subject to first entering into a confidentiality agreement with such initiating person, which confidentiality agreement shall have provisions that are no less favorable to AmerUs than those contained in the Confidentiality Agreement, to provide nonpublic information or data to, any person that has made a bona fide unsolicited written Acquisition Proposal that the Board of Directors of AmerUs has determined in good faith by majority vote, after consultation with its financial advisor and outside legal counsel, is, or is reasonably likely to lead to, a Superior Proposal; provided that the Board of Directors has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action in connection therewith would result in a breach of its fiduciary duties under applicable Law.

(c) AmerUs shall notify Aviva promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such party or any of its Subsidiaries by any person that informs AmerUs or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with AmerUs relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). AmerUs shall also promptly, and in any event within 24 hours, notify Aviva, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 5.4 and keep Aviva informed of the status and terms of any such proposals, offers, discussions or negotiations on a reasonably current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(d) AmerUs agrees that (i) it will and will cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal. AmerUs agrees that it will promptly inform its and its Subsidiaries’ respective directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.4.

(e) For purposes of this Agreement, “Superior Proposal” means a bona fide unsolicited written Acquisition Proposal not attributable to a breach of Section 5.4(a) which the Board of Directors of AmerUs concludes in good faith, after consultation with its financial advisors and outside legal advisor, taking into account, among other things, its obligations under applicable Law, the terms and conditions of the proposal, including price, form of consideration, financing conditions, closing conditions and other aspects of the proposal and the person making the proposal (including any break-up fees and expense reimbursement provisions), (i) is more favorable to the shareholders of AmerUs from a financial point of view, than the Merger and the other transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals and otherwise reasonably capable of being completed on the terms proposed; provided, however, that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “10% or more of its total voting power” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority of its total voting power” and the reference to “10% or more of the consolidated assets” shall be deemed to be a reference to “a majority of the consolidated assets.”

5.5.  Fees and Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as otherwise provided in Section 7.3.

5.6.  Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of AmerUs or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of AmerUs or any Subsidiary of AmerUs, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement with respect to such Indemnified Liabilities by AmerUs pursuant to AmerUs’ Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and indemnification agreements and resolutions, if any, in existence on the date hereof with any directors, officers and employees of AmerUs and its Subsidiaries.

(b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by AmerUs (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by AmerUs for such insurance (“AmerUs’ Current Premium”), and if such premiums for such insurance would at any time exceed 200% of AmerUs’ Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s reasonable determination, provide the maximum coverage available at an annual premium equal to 200% of AmerUs’ Current Premium. In lieu of such coverage, the Surviving Corporation may substitute a prepaid “tail” policy for such coverage, which AmerUs may obtain prior to the Closing.

(c) The provisions of this Section 5.6 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

5.7.  Employee Benefit Matters.

(a) Aviva agrees that those individuals who are employed by AmerUs or any of its Subsidiaries immediately prior to the Closing Date shall continue to be employees of the Surviving Corporation or its Subsidiaries as of the Closing Date (each such employee, an “Affected Employee”); provided, however, that this Section 5.7 shall not be construed to limit the ability of the applicable employer to terminate the employment of any Affected Employee at any time.

(b) For a period of 24 months immediately following the Closing Date, the compensation, benefits and coverage provided to the Affected Employees pursuant to employee benefit or compensation plans or arrangements maintained by Aviva or the Surviving Corporation and its Subsidiaries shall be, in the aggregate, not less favorable (as reasonably determined by Aviva in good faith) than those provided to such Affected Employees immediately prior to the Closing Date.

(c) Aviva shall, or shall cause the Surviving Corporation and its Subsidiaries to, give the Affected Employees full credit for purposes of eligibility and vesting for such Affected Employees’ service with AmerUs or any Subsidiary of AmerUs under employee benefit plans of Aviva, the Surviving Corporation or its Subsidiaries, including plans established after the Closing Date which plans replace existing corresponding plans (“Post Closing Plans”) to the same extent recognized by AmerUs or such Subsidiary immediately prior to the Closing Date except to the extent that recognition of such service for vesting purposes results in an actual duplication of benefits. Additionally full credit shall be given for the Affected Employees’ prior service with AmerUs or any Subsidiary of AmerUs for benefit accrual purposes in any Post Closing Plan which is a vacation or severance plan.

(d) Aviva shall, or shall cause the Surviving Corporation and its Subsidiaries to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plan established by them, in which such Affected Employees may be eligible to participate after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such Affected Employees and that have not been satisfied as of the date of such establishment under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the date of such establishment in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Affected Employees are eligible to participate in after the Closing Date.

(e) Aviva shall cause the Surviving Corporation and its Subsidiaries to honor all employment, severance, consulting, retention and similar agreements or arrangements and all AmerUs Benefit Plans as in effect as of the date hereof, as set forth in Section 3.1(j)(ii) of the AmerUs Disclosure Letter, or that are entered into or amended prior to the Closing Date in accordance with Section 4.1 hereof and employment agreements with AmerUs officers approved by Aviva in connection with this Agreement and executed as of the date hereof; provided, however, that, except as expressly provided in the provisions of this Section 5.7(e), this Section 5.7 is not intended to prevent Aviva or the Surviving Corporation from exercising their rights with respect to such agreements or arrangements and all AmerUs Benefit Plans in accordance with their terms, including, but not limited to, any right provided by such terms to alter, terminate or otherwise amend all such agreements and arrangements and AmerUs Benefit Plans. Aviva shall permit AmerUs to amend the 401(k) plan to provide that, upon an involuntary termination without cause within the 24 month period immediately following the Closing Date, the terminated participant’s account shall immediately be fully vested to the extent permitted by applicable Law. Aviva agrees that AmerUs may amend its Severance and Transition Plans to cover position eliminations made within the twenty-four (24) month period immediately following the Closing Date, and that Aviva shall cause the Surviving Corporation and its Subsidiaries to honor the Severance and Transition Plans, as so amended, during such period, without further amendment or termination. Aviva agrees that AmerUs may amend each annual incentive plan (including, without limitation, the Management Incentive Plan) to provide that, upon an involuntary termination without cause within the 24-month period immediately following the Closing Date, the terminated participant shall receive a pro-rated bonus payment for the plan year in which the termination occurs, calculated by multiplying the participant’s target bonus for the termination year by a fraction, the numerator of which shall be the number of days in such year during which the participant was employed and the denominator of which shall be 365, and the terminated participant shall also receive, with respect to any completed plan year as to which payment has not yet been made, a payment equal to the amount of the participant’s target bonus for such completed plan year. The amendment provisions described in the immediately preceding three sentences shall not be altered or amended during the 24-month period immediately following the Closing Date. Notwithstanding the foregoing, no employer match or payment shall be required to be made in shares of the common stock of any party to this Agreement.

(f) The parties agree that the consummation of the transactions contemplated by this Agreement shall constitute a “Change of Control” for purposes of the AmerUs Benefit Plans listed on Section 3.1(j)(iv) of the AmerUs Disclosure Letter and employment agreements with AmerUs officers approved by Aviva in connection with this Agreement and executed as of the date hereof. The parties further agree that, for purposes of this Section 5.7(f), the term “Change of Control” shall include all equivalent terms as required by context (by way of illustration and not limitation “Change in Control”).

5.8.  Tax Matters.

(a) At the option of Aviva any or all Tax Sharing Agreements between or among AmerUs and any of its Subsidiaries shall be terminated immediately prior to the Effective Time and shall have no continuing force or effect after the Effective Time.

(b) At the option of Aviva, all powers of attorney issued or granted by AmerUs and its Subsidiaries shall be terminated immediately prior to the Effective Time and shall have no continuing force or effect after the Effective Time.

(c) From the date of this Agreement to the Effective Time, AmerUs and its Subsidiaries shall reasonably cooperate with Aviva in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any sales, use, stamp, documentary, filing, recording, transfer, real estate, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees, Taxes or governmental charges and any interest, penalties, additions to tax or additional amount imposed in connection with such fees, Taxes or charges as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) and take all reasonable steps necessary to obtain any exemptions from such Transfer Taxes.

5.9.  Public Announcements.  Aviva and AmerUs shall use reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. AmerUs shall provide Aviva with its shareholder lists to allow Aviva to contact its shareholders and following a Change in AmerUs Recommendation, such contacts may be made without regard to the above limitations of this Section 5.9.

5.10.  Delisting.   Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Common Stock from the New York Stock Exchange and to terminate registration under the Exchange Act; provided, however, that such delisting and termination shall not be effective until after the Effective Time; provided further that nothing in this Section 5.10 shall be deemed to affect the listing or registration of Series A Preferred Stock.

5.11.  Rule 16b-3.  The Board of Directors of AmerUs may adopt a resolution in advance of the Effective Time providing that the disposition by Company Insiders of equity securities of AmerUs (including derivative securities with respect to the equity securities of AmerUs), in each case in connection with the transactions contemplated hereby, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act. For purposes of this Agreement, “Company Insiders “5.11” ” means those officers and directors of AmerUs and its subsidiaries who immediately prior to the Closing are subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to equity securities of AmerUs.

5.12.  Takeover Statute.  AmerUs and the AmerUs Board of Directors shall (i) take all actions reasonably necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement and the transactions contemplated hereby and (ii) if any takeover statute or similar statute or regulation becomes applicable to this Agreement or any transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

5.13.  Principal Executive Offices of the Surviving Corporation.   Aviva acknowledges its intention to maintain the Surviving Corporation’s principal executive offices in Des Moines, Iowa after the Effective Time.

5.14.  Community Commitments.  Aviva acknowledges and agrees that, after the Effective Time, it will cause the Surviving Corporation (or its charitable foundation) to engage in charitable and community giving and other charitable and community activities to the same or greater degree as currently undertaken by AmerUs. Without limiting the foregoing, after the Effective Time, the Surviving Corporation (or its charitable foundation) shall honor and fulfill all charitable and community commitments made by AmerUs prior to the date of this Agreement.

5.15.  Undertakings of Aviva.  Aviva shall cause Merger Sub to perform, when due, all obligations of Merger Sub under this Agreement.

5.16.  Additional Agreements.  Subject to the terms and conditions of this Agreement, in case any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of AmerUs, the proper officers and directors of each party to this Agreement shall take all such necessary action at the requesting party’s expense.

ARTICLE VI

CONDITIONS PRECEDENT

6.1.  Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions, unless waived (subject to applicable Law) by both Aviva and AmerUs:

(a) Shareholder Approval.  AmerUs shall have obtained the Required AmerUs Vote.

(b) HSR Approval.  The applicable waiting periods (and any extension thereof) under the HSR Act shall have expired or been terminated.

(c) No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction which makes the consummation of the Merger illegal; provided, however, that prior to asserting this condition, each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction, other order, other legal restraint or prohibition and to appeal as promptly as possible any such injunction, other order, other legal restraint or prohibition or other order that may be entered.

6.2.  Conditions to Obligations of Aviva and Merger Sub.  The obligations of Aviva and Merger Sub to effect the Merger are further subject to the satisfaction or waiver (subject to applicable Law) of the following conditions:

(a) Representations and Warranties.  The representation and warranty of AmerUs set forth in Section 3.1(m)(ii)(A) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. The representations and warranties of AmerUs set forth in Sections 3.1(a)(i) and (ii), 3.1(b)(ii)-(v) and 3.1(j)(x) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct in all material respects with respect to such specified date). All other representations and warranties of AmerUs set forth in this Agreement, disregarding all qualifications and exceptions therein relating to materiality or any use of the term “material”, “materiality”, “in all material respects”, “AmerUs Material Adverse Effect” or similar terms or phrases, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), subject to such exceptions as do not have and would not reasonably be expected to have, individually or in the aggregate, an AmerUs Material Adverse Effect. Aviva shall have received a certificate signed on behalf of AmerUs by the Chief Executive Officer and Chief Financial Officer of AmerUs to the effect set forth above.

(b) Performance of Obligations of AmerUs.  AmerUs shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Aviva shall have received a certificate signed on behalf of AmerUs by the Chief Executive Officer and Chief Financial Officer of AmerUs to such effect.

(c) Regulatory Matters.  Other than the filing provided for by Section 1.2, all authorizations, consents, orders, approvals of or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity that is required to be obtained by AmerUs or any of its Subsidiaries in connection with the consummation of the Merger and the transactions contemplated hereby, as set forth in Section 3.1(c)(iii) hereof (all of the foregoing, the “AmerUs Requisite Regulatory Approvals”) shall have been filed, have occurred or been obtained, except for those the failure of which to be made or obtained could not reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect. All such AmerUs

Requisite Regulatory Approvals shall be in full force and effect without any conditions, restrictions or requirements which (if implemented) could reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect.

6.3.  Conditions to Obligations of AmerUs.  The obligation of AmerUs to effect the Merger is subject to the satisfaction of the following conditions unless waived by AmerUs:

(a) Representations and Warranties.  The representation and warranty of Aviva set forth in Section 3.2(d) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Aviva and Merger Sub and their Subsidiaries set forth in this Agreement, disregarding all qualifications and exceptions therein relating to materiality or any use of the term “material”, “materiality”, “in all material respects”, “Aviva Material Adverse Effect”, or similar terms or phrases shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, an Aviva Material Adverse Effect. AmerUs shall have received a certificate signed on behalf of Aviva by a senior officer of Aviva to the effect set forth above.

(b) Performance of Obligations of Aviva.  Aviva shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other obligations required to be performed by it under this Agreement at or prior to the Closing Date, and AmerUs shall have received a certificate signed on behalf of Aviva by a senior officer of Aviva to such effect.

(c) Regulatory Matters.  Other than the filing provided for by Section 1.2, all authorizations, consents, orders, approvals of or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity that is required to be obtained by Aviva and Merger Sub in connection with the consummation of the Merger and the transactions contemplated hereby, as set forth in Section 3.2(b)(iii) (all of the foregoing, the “Aviva Requisite Regulatory Approvals”) shall have been filed, have occurred or been obtained, except for those the failure of which to be made or obtained could not reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect. All such Aviva Requisite Regulatory Approvals shall be in full force and effect without any conditions, restrictions or requirements which (if implemented) could reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect.

6.4.  Frustration of Closing Conditions.  None of AmerUs, Aviva or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 5.3.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1.  Termination.  This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of AmerUs):

(a) by mutual consent of Aviva and AmerUs in a written instrument;

(b) by either Aviva or AmerUs, upon written notice to the other party, if a Governmental Entity of competent jurisdiction which must grant an AmerUs Requisite Regulatory Approval or an Aviva Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and non-appealable; provided, however, that the right to terminate this

Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with Section 5.3 or any other provision of this Agreement has been the cause of, or resulted in, such action;

(c) by either Aviva or AmerUs, upon written notice to the other party, if the Merger shall not have been consummated on or before March 31, 2007; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d) by Aviva, upon written notice to AmerUs, if the Board of Directors of AmerUs fails to recommend approval of this Agreement at the AmerUs Shareholders Meeting in accordance with Section 5.1(b) or withdraws, modifies or qualifies such recommendation in any manner materially adverse to Aviva or to the consummation of the Merger prior to the Required AmerUs Vote (any such action a “Change in AmerUs Recommendation”) or resolves to take any such action;

(e) by AmerUs, prior to obtaining the Required AmerUs Vote, in order to enter into an agreement for an Acquisition Proposal that the Board of Directors of AmerUs determines in good faith (after consultation with its outside legal counsel and financial advisors), in the exercise of its fiduciary duties, constitutes a Superior Proposal; provided, however, that AmerUs may not terminate this Agreement pursuant to this clause (e) until after the fifth Business Day following Aviva’s receipt of a written notice (a “Notice of Superior Proposal”) from AmerUs advising Aviva that AmerUs intends to take such action and specifying the reason therefor, including the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal (it being understood and agreed that in determining whether an Acquisition Proposal constitutes a Superior Proposal, the Board of Directors of AmerUs shall take into account any changes to the terms and conditions of this Agreement proposed by Aviva in response to a Notice of Superior Proposal);

(f) by either Aviva or AmerUs, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of any condition set forth in either (i) Section 6.2 (in the case of a breach by AmerUs), or (ii) Section 6.3 (in the case of a breach by Aviva or Merger Sub), as the case may be, and which breach has not been cured within 60 days following written notice thereof to the breaching party or, by its nature, cannot be cured within such time period (which, for avoidance of doubt, includes any material breach by AmerUs of Section 5.4); or

(g) by either Aviva or AmerUs, if the Required AmerUs Vote shall not have been obtained upon a vote taken thereon at the duly convened AmerUs Shareholders Meeting, or any adjournment or postponement thereof.

(h) The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision hereof pursuant to which such termination is effected.

7.2.  Effect of Termination.

(a) In the event of termination of this Agreement by either AmerUs or Aviva as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Aviva, Merger Sub or AmerUs or their respective officers or directors, except with respect to Sections 3.1(r), 5.2(b), and 7.3, this Section 7.2 and Article VIII, which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of this Agreement.

(b) If (i) Aviva shall terminate this Agreement pursuant to Section 7.1(c), (ii) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to AmerUs shall have been publicly announced or otherwise enters into the public domain or shall have been publicly communicated to the senior officers or Board of Directors of AmerUs and not irrevocably withdrawn (an “AmerUs Proposal”), (iii) at the time of termination of this Agreement, Aviva is not in breach of its representations, warranties and covenants herein which breach would result in, if occurring and continuing on the Closing Date, the failure of any condition set forth in Section 6.3 and (iv) within 12 months after the date of such termination of this Agreement, AmerUs or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, then AmerUs shall pay the sum of $90,000,000 (the “Termination Fee”) plus all documented out-of-pocket expenses and fees incurred by Aviva (including fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement) not to exceed $12,500,000 in the aggregate (“Out-of-Pocket Expenses”) on the Business Day following such termination.

(c) If Aviva shall terminate this Agreement pursuant to Section 7.1(d), then AmerUs shall pay the Termination Fee plus Out-of-Pocket Expenses of Aviva on the Business Day following such termination.

(d) If AmerUs shall terminate this Agreement pursuant to Section 7.1(e), then AmerUs shall pay the Termination Fee as a condition to and on the date of such termination and shall pay Out-of-Pocket Expenses of Aviva on the Business Day following such termination.

(e) If (i) either party shall terminate this Agreement pursuant to Section 7.1(g) because the Required AmerUs Vote shall not have been received, (ii) at any time after the date of this Agreement and at or before the date of the AmerUs Shareholders Meeting there shall have been an AmerUs Proposal that has not been irrevocably withdrawn at least 10 days prior to the date of the AmerUs Shareholder Meeting, (iii) at the time of termination of this Agreement, Aviva is not in breach of its representations, warranties and covenants herein which breach would result in, if occurring and continuing on the Closing Date, the failure of any condition set forth in Section 6.3 and (iv) within 12 months after the date of such termination of this Agreement, AmerUs or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, then AmerUs shall pay the Termination Fee plus Out-of-Pocket Expenses of Aviva upon the Business Day following termination.

For purpose of Section 7.2(b)(iv) and Section 7.2(e)(iv), the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “10% or more of its total voting power” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority of its total voting power” and the reference to “10% or more of the consolidated assets” shall be deemed to be a reference to “a majority of the consolidated assets.”

7.3.  Expenses.  The parties agree that the agreements contained in Section 7.2 are an integral part of the transactions contemplated by this Agreement. If one party fails to promptly pay to the other any fees due hereunder, such defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank N.A. in effect on the date such fee was required to be paid. Payment of the fees and expenses described in this Section 7.3 shall not be in lieu of damages incurred in the event of a willful breach of this Agreement described in Section 7.2(a), but otherwise shall constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement

7.4.  Amendment.  This Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the shareholders of AmerUs, but, after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.5.  Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver of any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE VIII

GENERAL PROVISIONS

8.1.  Non-survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

8.2.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) if to Aviva, to

 Aviva plc
 St. Helen’s
 1 Undershaft
 London EC3P 3DQ
 United Kingdom
 Attention: Corporate Secretary
 Facsimile: (011) 44-20-7662-7700

 with a copy to

 LeBoeuf, Lamb, Greene & MacRae LLP
 125 West 55th Street
 New York, New York 10019
 Attention: Robert S. Rachofsky, Esq.
            Sheri E. Bloomberg, Esq.
 Facsimile: (212) 424-8500

 and

(b) if to AmerUs, to

 AmerUs Group Co.
 699 Walnut Street
 Des Moines, Iowa 50309
 Attention: Christopher J. Littlefield, Esq.
 Facsimile: (515) 557-2417

 with a copy to

 Skadden, Arps, Slate Meagher & Flom LLP
 Four Times Square
 New York, New York 10036
 Attention: Jeffrey W. Tindell, Esq.
            Todd E. Freed, Esq.
 Facsimile: (917) 777-2000

8.3.  Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The phrase “day” shall mean calendar day. The phrases “known” or “knowledge” mean the actual knowledge of the executive officers of a party to this Agreement, after reasonable inquiry, with respect to each such individual employed as of the date hereof and as of the Closing Date as of such respective dates. The term “executive officer” shall have the meaning given such term in Rule 3b-7 under the Exchange Act. No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.

8.4.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when one counterpart has been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. Such counterpart executions may be transmitted to the parties by facsimile and such facsimile execution shall have the full force and effect of an original signature.

8.5.  Entire Agreement; No Third Party Beneficiaries.  This Agreement, including the AmerUs Disclosure Letter, Exhibit A and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of Section 5.6 (which shall be for the benefit of the Indemnified Parties), is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that AmerUs shall be entitled to pursue damages on behalf of its shareholders in the event of Aviva’s or Merger Sub’s intentional breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Aviva and Merger Sub.

8.6.  Governing Law.  Except to the extent that the IBCA is mandatorily applicable to the Merger and the rights of holders of Common Stock, this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of law principles thereof (other than Section 5-1401 of the General Obligations Law).

8.7.  Submission to Jurisdiction; Waivers.  Each of Aviva, Merger Sub and AmerUs irrevocably agree that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in the Supreme Court of the State of New York in New York County or in the United States District Court for the Southern District of New York, and each of Aviva, Merger Sub and AmerUs hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 8.2. Each of Aviva, Merger Sub and AmerUs hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (i) the defense of sovereign immunity, (ii) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 8.7, (iii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iv) to the fullest extent permitted by applicable Law that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.8.  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.9.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.10.  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 8.7 above, this being in addition to any other remedy to which they are entitled at law or in equity.

8.11.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, Aviva, Merger Sub and AmerUs have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

AVIVA PLC

By:	/s/ Philip G. Scott
Name:  Philip G. Scott

Title:	Group Executive Director

LIBRA ACQUISITION CORPORATION

By:	/s/ Philip G. Scott
Name:  Philip G. Scott

Title:	President

AMERUS GROUP CO.

By:	/s/ Thomas C. Godlasky
Name:  Thomas C. Godlasky

Title:	Chairman, President & Chief
Executive Officer

EXHIBIT A

BYLAWS
OF
LIBRA ACQUISITION CORPORATION
(an Iowa Corporation)

ARTICLE I.

OFFICES.

Section 1.  Principal Office.  The principal office of the Corporation shall be in the City of Des Moines, Polk County, Iowa. The Corporation may also have an office or offices at such other place or places either within or without the State of Iowa as the Board of Directors from time to time determines or the business of the Corporation may require.

Section 2.  Registered Office.  The registered office of the Corporation required by the Iowa Business Corporation Act to be maintained in the State of Iowa may be, but need not be, the same as the principal office of the Corporation in the State of Iowa, and the address of the registered office may be changed from time to time by the Board of Directors.

ARTICLE II.

SHAREHOLDERS’ MEETINGS.

Section 1.  Place.  All meetings of the shareholders shall be held in such place as may be ordered by the Board of Directors.

Section 2.  Annual Meetings.  The annual meeting of shareholders shall be held on such day in the month of May in each year and at such time as shall be selected by the Chairman of the Board, or, failing such selection, by the Board of Directors, when the shareholders shall elect the Board of Directors as provided in the Articles of Incorporation and these bylaws and transact such other business as may properly be brought before the meeting. The Board of Directors may, in its discretion, change the date or time, or both, of the annual meeting of shareholders.

Section 3.  Special Meetings.  Special meetings of the shareholders for any purpose or purposes may be called by each of the Chairman of the Board of Directors (if there be one), the President, the Board of Directors or the holders of at least ten percent (10%) of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting (under such conditions as are prescribed in these bylaws).

Section 4.  Notice.  Notice, in accordance with the Iowa Business Corporation Act, stating the place, day and hour of the annual meeting and of any special meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given so that it is effective not less than ten (10) nor more than sixty (60) days before the date of the meeting, by or at the direction of the President, or the Secretary, or the officer or persons calling the meeting, to each shareholder of record entitled to vote at such meeting.

Section 5.  Right to Vote.  Except as provided in Sections 8 and 9 of this Article II, only shareholders owning shares of stock of a class entitled to vote as required by the Iowa Business Corporation Act or as provided in the Articles of Incorporation of record on the books of the Corporation on the day fixed by the Board of Directors for the closing of the stock transfer books of the Corporation prior to any meeting of the shareholders, or, if the stock transfer books be not closed, of record on the books of the Corporation at the close of business on the day fixed by the Board of Directors as the record date for the determination of the shareholders entitled to vote at such meeting, shall be entitled to notice of and shall have the right to vote (either in person or by proxy) at such meeting.

Section 6.  Closing of Transfer Books or Fixing of Record Date.  For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors of the Corporation may provide that the stock transfer books shall be closed for a stated

period but not to exceed, in any case, seventy (70) days. If the stock transfer books shall be closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such books shall be closed for at least ten (10) days immediately preceding such meeting. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than seventy (70) days prior to the date on which the particular action requiring such determination of shareholders is to be taken. Except as provided in the Articles of Incorporation establishing one or more classes or series of Preferred Stock, if the stock transfer books are not closed and no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date immediately preceding the date on which notice of the meeting is mailed, or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section 6, such determination shall apply to any adjournment thereof, except that the Board of Directors must fix a new record date if the meeting is adjourned to a date more than one hundred twenty (120) days after the date fixed for the original meeting.

Section 7.  Shareholders’ Lists.  The officer having charge of the stock transfer books for shares of stock of the Corporation shall make a complete list of the shareholders entitled to vote at a meeting of shareholders or any adjournment thereof, arranged in alphabetical order and by voting group and within each voting group by class or series of shares, with the registered address of and the number of shares held by each, which list shall be kept on file at the principal office of the Corporation and shall be subject to inspection by any shareholder at any time during usual business hours beginning two business days after notice of such meeting is given for which such list was prepared. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder at any time during the meeting or any adjournment thereof. The original stock transfer books shall be prima facie evidence as to the identity of the shareholders entitled to examine such list or transfer books or to vote at any meeting of shareholders. Failure to comply with the requirements of this Section 7 shall not affect the validity of any action taken at any such meeting.

Section 8.  Voting of Shares by Certain Holders.  Shares standing in the name of another corporation, domestic or foreign, may be voted by such officer or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine.

Shares held by a person who is an administrator, executor, guardian or conservator may be voted by such person, either in person or by proxy, without the transfer of such shares into the name of such person. Shares standing in the name of a trustee may be voted by such trustee, either in person or by proxy, but no trustee shall be entitled to vote shares held by such trustee without a transfer of such shares into the name of such trustee.

Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into the name of such receiver if authority so to do is contained in an appropriate order of the court by which such receiver was appointed.

A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

On and after the date on which written notice of redemption of redeemable shares has been given to the holders thereof and a sum sufficient to redeem such shares has been deposited with a bank or trust company with irrevocable instruction and authority to pay the redemption price to the holders thereof upon surrender of certificates therefor, such shares shall not be entitled to vote on any matter and shall not be deemed to be outstanding shares.

Shares of the Corporation are not entitled to be voted if they are owned, directly or indirectly, by a second corporation, and the Corporation owns, directly or indirectly, a majority of the shares entitled to vote for the election of directors of such second corporation, nor shall any such shares be counted in determining the total number of outstanding shares at any given time.

At all meetings of shareholders, a shareholder may vote either in person or by proxy appointment form executed in writing by the shareholder or by the duly authorized attorney-in-fact of such shareholder. Such proxy appointment and any revocation thereof shall be filed with the Secretary of the Corporation. No proxy appointment shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

Section 9.  Proxies.  When a valid proxy appointment form is filed with the Secretary of the Corporation, the proxy named therein (or the duly appointed substitute of such proxy, if the proxy appointment permits the appointment of a substitute) shall be entitled to enter and be present at the shareholders’ meeting designated in the proxy appointment, and to exercise the power granted to such proxy under such proxy appointment, notwithstanding that the shareholder who gave the proxy appointment is personally present at the meeting, unless and until such proxy appointment is revoked by a written instrument of revocation, stating the time and date of revocation of the proxy appointment, duly signed by the shareholder who executed the proxy appointment, and filed with the Secretary of the Corporation at or prior to the meeting. Subject to any express limitation or restriction in any such proxy appointment contained, a vote, consent or action taken by a proxy prior to revocation thereof, as hereinbefore provided, shall be valid and binding on the shareholder who gave the proxy appointment. Each proxy appointment, and also each instrument of revocation thereof, shall be retained by the Secretary of the Corporation as required by regulatory authorities.

Section 10.  Quorum.  The holders of a majority of the votes of the shares entitled to vote thereat, represented in person or by proxy, shall constitute a quorum for the transaction of business at all meetings of the shareholders except as otherwise provided by the Iowa Business Corporation Act, the Articles of Incorporation or these bylaws. The holders of a majority of the votes of the shares present in person or by proxy at any meeting and entitled to vote thereat shall have power successively to adjourn the meeting to a specified date whether or not a quorum be present. If there are no shareholders entitled to vote thereat present in person or by proxy, the Chairman of the Board may adjourn the meeting. The time and place to which any such adjournment is taken shall be publicly announced at the meeting, and no further notice thereof shall be necessary. At any such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally called.

Section 11.  Manner of Voting.  If a quorum is present, the affirmative vote of the holders of a majority of the votes of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by the Iowa Business Corporation Act or the Articles of Incorporation.

Section 12.  Officers of the Meeting-Powers.  The Chairman of the Board of Directors (if there be one) or, in the absence of the Chairman of the Board, the President of the Corporation, or in the absence of the Chairman of the Board and the President, a Vice President, shall call meetings of the shareholders to order and shall act as chairman thereof. The Board of Directors may appoint any shareholder to act as chairman of any meeting in the absence of the Chairman of the Board of Directors, the President and any Vice President, and in the case of the failure of the Board to appoint a chairman, the shareholders present at the meeting shall elect a chairman who shall be either a shareholder or a proxy of a shareholder.

The Secretary of the Corporation shall act as secretary at all meetings of shareholders. In the absence of the Secretary at any meeting of shareholders, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 13.  Power of Chairman.  The order of business at all shareholders’ meetings shall be as determined by the chairman of the meeting. The chairman of any shareholders’ meeting shall have power to determine the eligibility of votes, and may reject votes, whether cast in person or by proxy, as irregular, unauthorized, or not cast in accordance with the Articles of Incorporation or these bylaws. The decisions of such chairman as to such matters shall be final unless challenged from the floor, immediately after being announced and overruled by the vote of the holders of a majority of the votes of the shares represented at the meeting. Such chairman may appoint inspectors of election to count ballots, whenever voting is by ballot. Such chairman shall have power to order any unauthorized persons to leave the meeting and to enforce such orders, and shall have and exercise all power and authority, and perform all duties customarily possessed and performed by the presiding officer of such a meeting.

Section 14.  Actions Without A Meeting.  Any action required or permitted to be taken at any annual meeting or special meeting of shareholders may be taken without a meeting, without prior notice, except where such prior notice is required by the Iowa Business Corporation Act; and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than ninety percent (90%) of the votes entitled to vote at the meeting at which all shares entitled to vote on the action were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Iowa, in its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings or meetings of shareholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.

ARTICLE III.

BOARD OF DIRECTORS.

Section 1.  Powers.  The business and affairs of the Corporation shall be managed by the Board of Directors.

Section 2.  Number and Qualification of Directors.  The number of directors shall be fixed by resolution of the Board of Directors within the range established in the Articles of Incorporation, and the number of directors may be increased or decreased and fixed from time to time by resolution of the Board of Directors within such range, provided no decrease shall have the effect of shortening the term of any incumbent director. A director may but need not be a shareholder or a resident of the State of Iowa. Each director shall be elected to serve until the end of his or her term and until the successor of such director shall be elected or appointed as provided in Section 4 of this Article III, and shall have qualified.

Section 3.  Vacancies.  If a vacancy in the Board of Directors shall occur by reason of death, resignation, retirement, disqualification, removal from office, an increase in the number of members, or otherwise, a majority of the remaining directors, though less than a quorum, may appoint a director to fill such vacancy, who shall hold office for the unexpired term of the directorship in respect of which such vacancy occurred or for the full term of any new directorship caused by any increase in the number of members.

Section 4.  Time and Place of Meetings.  A regular meeting of the Board of Directors shall be held, without notice other than this bylaw, immediately after, and at the same place as, the annual meeting of shareholders. The Board of Directors may provide, by resolution, the time and place, either within or without the State of Iowa, for the holding of additional regular meetings without other notice than such resolution.

Section 5.  Special Meetings.  Special meetings of the Board of Directors for any purpose or purposes may be called by the Chairman of the Board of Directors (if there be one), by the President or by a majority of the members of the Board, and shall be held at such place as may be fixed by the person or persons calling such meeting and as shall be specified in the notice of such meeting. The Secretary or an assistant secretary shall give not less than two (2) days’ notice of the date, time and place of each such meeting to each director in the manner provided in Section 6 of this Article III. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice given, or waiver of notice obtained, of such meeting as provided in Section 6 or 7, as the case may be, of Article III.

Section 6.  Manner of Giving Notice of Meetings.  Notice of any special meeting of the Board of Directors may be given to any director by telephone, facsimile or by telegram addressed to such director at such address as last appears in the records of the Secretary of the Corporation or by mail by depositing the same in the post office or letter box in a postpaid, sealed envelope addressed to such director at such address or by placing with a courier or delivery service with instructions for express delivery to such director at such address.

It shall be the duty of every director to furnish the Secretary of the Corporation with the post office address of such director and to notify the Secretary of any change therein.

Section 7.  Waiver of Notice.  Whenever any notice is required to be given to directors under the provisions of the Iowa Business Corporation Act or of the Articles of Incorporation or these bylaws, a waiver thereof in writing signed by the director entitled to such notice, whether before, at or after the time stated therein, shall be deemed equivalent thereto. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

Section 8.  Quorum.  At all meetings of the Board of Directors, one-third of the number of directors fixed by resolution of the Board of Directors in accordance with Article III, Section 2 of these bylaws shall constitute a quorum for the transaction of business. The act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Iowa Business Corporation Act or by the Articles of Incorporation or by these bylaws. If a quorum shall not be present at any meeting of directors, the director or directors present may adjourn the meeting to a specified time, without notice other than announcement at the meeting.

Section 9.  Conduct of Meetings.  The Chairman of the Board of Directors (if there be one) or, in the absence of the Chairman of the Board, the President of the Corporation shall act as the presiding officer at Board of Director meetings, and the Secretary or an assistant secretary of the Corporation shall act as the secretary of the meeting. In the absence of the Chairman of the Board of Directors (if there be one) and the President, the Board of Directors may appoint a director to act as the presiding officer. The presiding officer at Board of Director meetings shall be entitled to vote as a director on all questions.

Minutes of all meetings of the Board of Directors shall be permanently kept by the Secretary, and all minutes shall be signed by the secretary of the meeting.

The Board of Directors shall have power to formulate rules and regulations governing the conduct of Board of Director meetings and the procedure thereat.

Section 10.  Executive and Other Committees.  The Board of Directors may, by resolution adopted by a majority of the number of directors fixed in accordance with Article III, Section 2 of these bylaws, designate from among its members an executive committee, and one or more other committees, each of which, to the extent provided in such resolution and permitted by the Iowa Business Corporation Act, shall have and may exercise all the authority of the Board of Directors.

Section 11.  Compensation of Directors.  The Board of Directors shall have the authority to fix the compensation of directors. Any director may serve the Corporation in any other capacity and receive compensation therefor.

Section 12.  Indemnification of Directors, Officers and Employees.

(a) Right to Indemnification.  Each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative or arbitration and whether formal or informal (“proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity while serving as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the Iowa Business Corporation Act permitted the Corporation to provide prior to such amendment), against all reasonable expenses, liability and loss (including, without limitation, attorneys’ fees, all costs, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, the payment of such expenses incurred by a director, officer or employee in his or her capacity as a director, officer or employee (and not in any other capacity in which service was or is rendered by such person while a director, officer or employee including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the Corporation of (i) a written undertaking, by or on behalf of such director, officer or employee to repay all amounts so advanced if it should be determined ultimately that such director, officer or employee is not entitled to be indemnified under this Section or otherwise, or (ii) a written affirmation by or on behalf of such director, officer or employee that, in such person’s good faith belief, such person has met the standards of conduct set forth in the Iowa Business Corporation Act.

(b) Right of Claimant to Bring Suit.  If a claim under paragraph (a) is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim. It shall be a defense to any such action that the claimant has not met the standards of conduct which make it permissible under the Iowa Business Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. The failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Iowa Business Corporation Act, shall not be a defense to the action or create a presumption that claimant had not met the applicable standard of conduct.

(c) Benefit.  Indemnification provided hereunder shall, in the case of the death of the person entitled to indemnification, inure to the benefit of such person’s heirs, executors or other lawful representatives. The invalidity or unenforceability of any provision of this Section 12 shall not affect the validity or enforceability of any other provision of this Section 12.

(d) Certain Actions; Presumption of Standard of Conduct.  Any action taken or omitted to be taken by any director, officer or employee in good faith and in compliance with or pursuant to any order, determination, approval or permission made or given by a commission, board, official or other agency of the United States or of any state or other governmental authority with respect to the property or affairs of the Corporation or any such business corporation, not-for-profit corporation, joint venture, trade association or other entity over which such commission, board, official or agency has jurisdiction or authority or purports to have jurisdiction or authority shall be presumed to be in compliance with the standard of conduct set forth in Section 490.851 (or any successor provision) of the Iowa Business Corporation Act whether or not it may thereafter be determined that such order, determination, approval or permission was unauthorized, erroneous, unlawful or otherwise improper.

(e) Litigation; Presumption of Standard of Conduct.  Unless finally determined, the termination of any litigation, whether by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the action taken or omitted to be taken by the person seeking indemnification did not comply with the standard of conduct set forth in Section 490.851 (or successor provision) of the Iowa Business Corporation Act.

(f) Non-Exclusivity of Rights.  The rights conferred on any person by this Section 12 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

(g) Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any such director, officer or employee of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Iowa Business Corporation Act.

Section 13.  Action by Directors Without a Meeting.  Any action required to be taken at a meeting of the Board of Directors or a committee of directors and any other action which may be taken at a meeting of the Board of Directors or a committee of directors may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors or all of the members of the committee of directors, as the case may be, entitled to vote with respect to the subject matter thereof.

Section 14.  Telephonic Meetings.  Unless otherwise restricted by the Articles of Incorporation or these bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors, or any committee thereof, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

ARTICLE IV.

OFFICERS.

At the first regular meeting of the Board of Directors following each annual meeting of the shareholders, the Board of Directors shall elect a President, a Secretary and a Treasurer; and the Board of Directors may at any meeting elect or appoint a Chairman of the Board of Directors, vice presidents and other officers or assistants to officers.

The Chairman of the Board of Directors (if there be one) shall be selected from among the members of the Board of Directors. Other officers may be, but are not required to be directors. An officer may be, but need not be, a shareholder of the Corporation.

Subject to the power of the Board of Directors to remove any officer from office at any time when in its judgment the best interests of the Corporation will be served thereby, each officer shall serve until the successor of such officer is elected or appointed, unless his tenure of office is otherwise fixed by the Board of Directors by resolution, contract or agreement for a different period of time.

The Board of Directors shall have power to fix the compensation of each officer, to decrease or increase such compensation, to prescribe the duties of such officer, to change the nature of such duties, or to remove such officer from office and elect or appoint the successor of such officer, in each case subject to the terms of any agreement between such officer and the Corporation.

Section 1.  Chairman of the Board of Directors.  The Chairman of the Board of Directors (if there be one) shall preside at all meetings of the shareholders and of the directors, at which the Chairman is present. The Chairman shall perform all duties incident to the office of Chairman of the Board of Directors and such other duties as, from time to time, may be assigned to the Chairman by the Board of Directors, and, if so designated by an appropriate resolution of the Board of Directors or an agreement between the Chairman and the Corporation, shall be the chief executive officer of the Corporation, subject, however, to the right of Board of Directors to delegate any specific power to any other officer or officers of the Corporation; and the Chairman shall see that all orders and resolutions of the Board of Directors are carried into effect.

Section 2.  President.  The President of the Corporation shall have general and active management of and exercise general supervision of the business and affairs of the Corporation and, if so designated by an appropriate resolution of the Board of Directors, or an agreement between the President and the Corporation, shall be the chief executive officer of the Corporation, subject, however, to the right of the Board of Directors to delegate any specific power to any other officer or officers of the Corporation; and the President shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall have concurrent power with the Chairman of the Board of Directors to sign bonds, mortgages, certificates for shares, and other contracts and documents, except in cases where the signing and execution thereof shall be expressly delegated by law, by the Board of Directors, or by these bylaws to some other officer of the Corporation. In the absence of the Chairman of the Board of Directors or in the event of the disability or refusal of the Chairman to act, the President shall have such other powers as are vested in the Chairman of the Board of Directors. In general, the President shall perform the duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.

Section 3.  Vice Presidents.  The vice presidents shall perform such of the duties and exercise such of the powers of the President as shall be assigned to them from time to time by the Board of Directors or the President, and shall perform such other duties as the Board of Directors or the President shall from time to time prescribe. Any vice president may sign certificates for shares of the Corporation and any deeds, mortgages, bonds, contracts or other instruments which the Board of Directors has authorized to be executed, which authorizations may be either specific or general. In case of the death, disability or absence of the Chairman of the Board of Directors (if there be one) and the President, then a vice president shall perform the duties of the President, including interim duties, and when so acting shall have all the powers of and be subject to all restrictions upon the President.

Section 4.  Secretary.  The Secretary shall attend all meetings of the shareholders and of the Board of Directors and shall keep the minutes of such meetings. The Secretary shall perform like duties for the standing committees of the Board of directors when required. Except as otherwise provided by these bylaws or by the Iowa Business Corporation Act, the Secretary shall give, or cause to be given, notice of all meetings of the shareholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the Chairman of the Board of Directors (if there be one) or the President.

The Secretary shall have custody of the minute books, containing the minutes of shareholders’ and directors’ meetings, of the stock books of the Corporation, and of all corporate records. The Secretary shall have the duty to see that the books, reports, statements, certificates and all other documents and reports of the Corporation required by law are properly prepared, kept and filed. The Secretary shall, in general, perform all duties incident to the office of Secretary.

Section 5.  Assistant Secretaries.  The assistant secretaries shall perform such of the duties and exercise such of the powers of the Secretary as shall be assigned to them from time to time by the Board of Directors or the Chairman of the Board of Directors (if there be one) or the President or the Secretary, and shall perform such other duties as the Board of Directors or the Chairman of the Board of Directors (if there be one) or the President shall from time to time prescribe.

Section 6.  Treasurer.  The Treasurer shall have the custody of all moneys, stocks, bonds and other securities of the Corporation, and of all other papers on which moneys are to be received and of all papers which relate to the receipt or delivery of the stocks, bonds, notes and other securities of the Corporation in the possession of the Treasurer. The Treasurer is authorized to receive and receipt for stocks, bonds, notes and other securities belonging to the Corporation or which are received for its account, and to place and keep the same in safety deposit vaults rented for the purpose, or in safes or vaults belonging to the Corporation. The Treasurer is authorized to collect and receive all moneys due the Corporation and to receipt therefor, and to endorse all checks, drafts, vouchers or other instruments for the payment of money payable to the Corporation when necessary or proper and to deposit the same to the credit of the Corporation in such depositaries as the Treasurer may designate for the purpose, and the Treasurer may endorse all commercial documents for on behalf of the Corporation. The Treasurer is authorized to pay interest on obligations when due and dividends on stock when duly declared and payable. The Treasurer shall, when necessary or proper, disburse the funds of the Corporation, taking proper vouchers for such disbursement. The Treasurer shall cause to be kept in the office of the Treasurer true and full accounts of all receipts and disbursements, and shall render to the Board of Directors and the Chairman of the Board of Directors (if there be one) or the President, whenever they may require it, an account of all the transactions as Treasurer and of the financial condition of the Corporation. The Treasurer shall also perform such other duties as may be prescribed by the Board of Directors or the Chairman of the Board of Directors (if there be one) or the President. The Treasurer shall, in general, perform all duties usually incident to the office of the Treasurer.

Section 7.  Assistant Treasurers.  The assistant treasurers shall perform such of the duties and exercise such of the powers of the Treasurer as shall be assigned to them from time to time by the Board of Directors or the Chairman of the Board of Directors (if there be one) or the President or the Treasurer, and shall perform such other duties as the Board of Directors or the Chairman of the Board of Directors (if there be one) or the President shall from time to time prescribe.

ARTICLE V.

STOCK CERTIFICATES.

Section 1.  Registrars and Transfer Agents.  The Board of Directors shall determine the form of and provide for the issue, registration and transfer of the stock certificates representing stock of the Corporation, and may appoint registrars and transfer agents, who may be natural persons or corporations. The office of any transfer agent or registrar may be maintained within or without the State of Iowa.

Section 2.  Signatures.  Any stock certificates issued by the Corporation shall bear the signatures of the Chairman of the Board of Directors (if there be one), or the President or any Vice President and of the Secretary or any Assistant Secretary and such officers are hereby authorized and empowered to sign such certificates when the issuance thereof has been duly authorized by the Board of Directors; provided, however, that if certificates representing shares of any class or series of stock issued by the Corporation are countersigned by manual signature by a transfer agent, other than the Corporation or its employee, or registered by manual signature by a registrar, other than the Corporation or its employee, any other signature on such certificate may be a facsimile, engraved, stamped or printed. In case any person who is an officer who has signed or whose facsimile signature has been placed upon such certificate representing stock of the Corporation shall cease to be such officer of the Corporation before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person was such officer at the date of its issue.

Section 3.  Transfers.  Transfers of shares shall be made on the books of the Corporation only by the registered owner thereof (or the legal representative of such owner, upon satisfactory proof of authority therefor), or by the attorney of such owner lawfully constituted in writing by documents filed with the Secretary or transfer agent of the Corporation, and only upon surrender of the certificate to be transferred, or delivery of an order of such owner if such shares are not represented by a certificate, and payment of applicable taxes with respect to such transfer, unless otherwise ordered by the Board of Directors.

Section 4.  Lost or Destroyed Certificates.  New certificates may be issued to replace lost, stolen or destroyed certificates, upon such terms and conditions as the Board of Directors may prescribe.

Section 5.  Rights of Registered Owners.  The Corporation shall be entitled to recognize the exclusive right of a person registered or shown on its books as the owner of shares of its stock to receive dividends or any other distribution thereon, or to vote such shares, and to treat such person as the owner of such shares for all purposes and the Corporation shall not be bound to recognize any equitable or other claim to or interest in its shares on the part of any person other than the registered or record owner thereof, whether or not it shall have notice thereof.

ARTICLE VI.

GENERAL PROVISIONS.

Section 1.  Instruments Affecting Real Estate.  Deeds, mortgages and other instruments affecting real estate owned by the Corporation, the execution of which has been duly authorized by the Board of Directors, shall be signed on behalf of the Corporation by the Chairman of the Board of Directors (if there be one) or the President or any vice president and by the Secretary or any assistant secretary. Leases, contracts to purchase, and other instruments whereby the Corporation acquires, in the ordinary course of business, an interest in real estate owned by others may be executed on behalf of the Corporation by the Chairman of the Board of Directors (if there be one), the President or by any officer or employee of the Corporation thereunto authorized by the Chairman of the Board of Directors (if there be one) or the President, without obtaining specific authorization therefor from the Board of Directors.

Section 2.  Other Instruments.  Bonds, notes and other secured or unsecured obligations of the Corporation, when duly authorized by the Board of Directors, may be executed on behalf of the Corporation by the Chairman of the Board of Directors (if there be one) or the President or any vice president, or by any other officer or officers thereunto duly authorized by the Board of Directors and the signature of any such officer may, if the Board of Directors shall so determine, be a facsimile. Contracts and other instruments executed in the ordinary course of business may be signed on behalf of the Corporation by the Chairman of the Board of Directors (if there be one) or the President or by any officer or employee of the Corporation thereunto authorized by the Chairman of the Board of Directors (if there be one) or the President, without obtaining specific authorization therefor from the Board of Directors.

Section 3.  Fiscal Year.  The fiscal year of the Corporation shall be the calendar year.

Section 4.  No Corporate Seal.  The Corporation shall have no corporate seal.

Section 5.  Stock in Other Corporations.  Unless otherwise ordered by the Board of Directors, the Chairman of the Board of Directors (if there be one) or the President or any vice president of the Corporation (i) shall have full power and authority to act and vote, in the name and on behalf of this Corporation, at any meeting of shareholders of any corporation in which this Corporation may hold stock, and at any such meeting shall possess and may exercise any and all of the rights and powers incident to the ownership of such stock, and (ii) shall have full power and authority to execute, in the name and on behalf of this Corporation, proxies authorizing any suitable person or persons to act and to vote at any meeting of shareholders of any corporation in which this Corporation may hold stock, and at any such meeting the person or persons so designated shall possess and may exercise any and all of the rights and powers incident to the ownership of such stock.

ARTICLE VII.

AMENDMENTS.

These bylaws may be altered, amended or repealed and new bylaws may be adopted by vote of a majority of the Board of Directors at any regular or special meeting of the Board of Directors.

ANNEX B

Goldman, Sachs & Co. 85 Broad Street New York, New York 10004
Tel: 212-902-1000

PERSONAL AND CONFIDENTIAL

July 12, 2006

Board of Directors
AmerUs Group Co.
699 Walnut Street
Des Moines, IA 50309

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, no par value (the “Shares”), of AmerUs Group Co., an Iowa corporation (the “Company”), of the $69.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of July 12, 2006 (the “Agreement”), by and among Aviva plc (“Aviva”), Libra Acquisition Corporation and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive a fee for our services in connection with the Transaction, all of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as a book-running underwriter for the issuance of the Company’s 5.95% Senior Notes Due 2015 (aggregate principal amount $300,000,000) in August 2005, a book-running underwriter for the issuance of the Company’s Series A Non-Cumulative Perpetual Preferred Stock (aggregate principal amount $150,000,000) in September 2005 and a book-running underwriter in connection with the remarketing of the Company’s 6.583% Senior Notes due May 16, 2011 (aggregate principal amount $143,750,000) in May 2006. We are also a lender in the Company’s $300 million revolving credit facility. We also have

Board of Directors
AmerUS Group Co.
July 12, 2006
Page Two

provided certain investment banking services to Aviva from time to time, including having acted as financial advisor to Aviva in the sale of its general insurance businesses in Australia and New Zealand in January 2003, financial advisor to Aviva in the sale of Global Aerospace Underwriting Managers Ltd., a subsidiary of Aviva, in March 2003, a book-running underwriter for the issuance of Aviva’s 5.25% Step-up Bonds due 2023 (aggregate principal amount €650,000,000) in September 2003, a book-running underwriter for the issuance of Aviva’s 4.729% Perpetual Fixed/Straight Bonds due 2014 (aggregate principal amount €700,000,000) in November 2004, a book-running underwriter for the issuance of Aviva’s 5.902% Perpetual Fixed/Straight Bonds due 2020 (aggregate principal amount £500,000,000) in November 2004, financial advisor to Aviva in the sale of its Asian general insurance business in March 2005, financial advisor to Aviva in connection with its acquisition of RAC plc in June 2005 and financial advisor to Aviva in connection with its acquisition of Ark Life Assurance Company Limited in December 2005. We also may provide investment banking services to the Company and Aviva in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to the Company, Aviva and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Aviva for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2005; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; statutory statements filed by certain insurance subsidiaries of the Company with the insurance departments of the states under the laws of which they are organized for the three years ended December 31, 2005 and the quarterly period ended March 31, 2006; certain other communications from the Company to its stockholders; an actuarial appraisal of the insurance operations of AmerUs Group as of September 30, 2005 prepared by Milliman, Inc. (the “Milliman Report”); and a memo from Milliman, Inc. dated June 1, 2006 which rolls forward the actuarial appraisal value of the insurance operations of AmerUs Group from September 30, 2005 to March 31, 2006 (the “Milliman Memo”). We also have reviewed an internal memo and analysis dated June 1, 2006 prepared by AmerUs that estimates the actuarial appraisal valuation for the insurance operations of AmerUs Group as of June 30, 2006 and September 30, 2006 in aggregate and on a per share basis net of holding company assets and liabilities (the “AmerUs Memo”). In addition, we have reviewed certain internal financial analyses and forecasts for the Company prepared by its management (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities

Board of Directors
AmerUS Group Co.
July 12, 2006
Page Three

of which are publicly traded, reviewed the financial terms of certain recent acquisitions in the life insurance industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. We have discussed the Milliman Report, the Milliman Memo and the AmerUs Memo with the management of the Company and they have consented to our reliance on the Milliman Report, Milliman Memo and the AmerUs Memo in performing our analysis. We are not actuaries and our services did not include any actuarial determination or evaluation by us or any attempt to evaluate actuarial assumptions and we have relied on the actuaries of the Company with respect to the adequacy of reserves for the Company’s insurance and investment contract liabilities. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of reserves for the insurance and investment contract liabilities of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and, except for the Milliman Report, the Milliman Memo and the AmerUs Memo, we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $69.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/  Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)

THE BOARD OF DIRECTORS OF AMERUS GROUP CO.	Please	☐
RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO	Mark Here
APPROVE THE AGREEMENT AND PLAN OF MERGER	for Address
Change or
Comments
SEE REVERSE SIDE

	FOR	AGAINST	ABSTAIN

To approve the Agreement and Plan of Merger, dated as of	☐	☐	☐
July 12, 2006, by and among Aviva plc, Libra Acquisition
Corporation and AmerUs Group Co.

Signature	Signature	Date

NOTE: Please sign as your name is printed on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please sign with full title.

^ FOLD AND DETACH HERE ^
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through
11:59 PM Eastern Time the day prior to the special meeting day.
Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail.

Internet		Telephone
http://www.proxyvoting.com/amh		1-866-540-5760		Mail
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
If you vote your proxy by internet or by telephone,
you do NOT need to mail back your proxy card.

PROXY FOR SPECIAL MEETING
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
AMERUS GROUP CO.
     The undersigned hereby appoints Thomas C. Godlasky and James A. Smallenberger proxies, each with power to act without the other and with full power of substitution and resubstitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of AmerUs Group Co. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Special Meeting of Shareholders to be held [    •    ], 2006 or any adjournments thereof.
PROXIES WILL BE VOTED AS DIRECTED OR SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL AND IN THE DISCRETION OF THE NAMED PROXIES ON ALL OTHER MATTERS.
IF YOU DO NOT VOTE VIA THE INTERNET OR BY TELEPHONE,
SIGN AND DATE THIS PROXY ON THE REVERSE SIDE
AND RETURN IT IN THE ENCLOSED ENVELOPE.
Address Change/Comments (Mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^
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